                                                                EXHIBIT (10)(a)

                              ASSET SALE AGREEMENT

                                  BY AND AMONG

                            CONSUMERS ENERGY COMPANY,
                                    AS SELLER

                                       AND

                         ENTERGY NUCLEAR PALISADES, LLC
                                    AS BUYER

                            DATED AS OF JULY 11, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................      1
   1.1.   Definitions....................................................      1
   1.2.   Certain Interpretive Matters...................................     21

ARTICLE 2 PURCHASE AND SALE..............................................     22
   2.1.   Included Assets................................................     22
   2.2.   Excluded Assets................................................     25
   2.3.   Assumed Liabilities and Obligations............................     27
   2.4.   Excluded Liabilities...........................................     29
   2.5.   Control of Litigation..........................................     31

ARTICLE 3 THE CLOSING....................................................     32
   3.1.   Closing........................................................     32
   3.2.   Payment of Purchase Price......................................     32
   3.3.   Adjustments to the Purchase Price..............................     32
   3.4.   Allocation of Purchase Price...................................     35
   3.5.   Prorations.....................................................     35
   3.6.   Deliveries by Seller...........................................     37
   3.7.   Deliveries by Buyer............................................     38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER.......................     39
   4.1.   Organization...................................................     39
   4.2.   Authority Relative to this Agreement...........................     39
   4.3.   Consents and Approvals; No Violation...........................     40
   4.4.   Reports........................................................     40
   4.5.   Title and Related Matters......................................     41
   4.6.   Insurance......................................................     41
   4.7.   Environmental Matters..........................................     41
   4.8.   Labor Matters..................................................     43
   4.9.   ERISA; Benefit Plans...........................................     44
   4.10.  Sufficiency of Assets..........................................     46
   4.11.  Certain Contracts and Arrangements.............................     46
   4.12.  Legal Proceedings, etc.........................................     47
   4.13.  Permits........................................................     47
   4.14.  NRC Licenses...................................................     47
   4.15.  Regulation as a Utility........................................     48
   4.16.  Tax Matters....................................................     48
   4.17.  Qualified Decommissioning Fund.................................     48
   4.18.  Intellectual Property..........................................     50
   4.19.  Zoning Classification..........................................     50
   4.20.  Emergency Warning Sirens.......................................     50
   4.21.  Disclaimer.....................................................     50

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER........................     51
   5.1.   Organization; Qualification....................................     51
   5.2.   Authority Relative to this Agreement...........................     51
   5.3.   Consents and Approvals; No Violation...........................     52
   5.4.   Availability of Funds..........................................     52
   5.5.   Legal Proceedings..............................................     52
   5.6.   WARN Act.......................................................     53
   5.7.   Transfer of Assets of Qualified Decommissioning Fund...........     53
   5.8.   Foreign Ownership or Control...................................     53
   5.9.   Permit and License Qualifications..............................     53

ARTICLE 6 COVENANTS OF THE PARTIES.......................................     54
   6.1.   Conduct of Business Relating to the Included Assets............     54
   6.2.   Access to Information..........................................     58
   6.3.   Expenses.......................................................     61
   6.4.   Further Assurances; Cooperation................................     61
   6.5.   Public Statements..............................................     63
   6.6.   Consents and Approvals.........................................     64
   6.7.   Brokerage Fees and Commissions.................................     66
   6.8.   Tax Matters....................................................     66
   6.9.   Advice of Changes; Supplements to Schedules....................     68
   6.10.  Employees......................................................     68
   6.11.  Risk of Loss...................................................     77
   6.12.  Qualified Decommissioning Fund.................................     78
   6.13.  Spent Nuclear Fuel Fees........................................     79
   6.14.  Standard Spent Fuel Disposal Contract; Spent Nuclear Fuel
          Litigation.....................................................     79
   6.15.  Department of Energy Decontamination and Decommissioning Fees..     81
   6.16.  Cooperation Relating to Insurance and Price-Anderson Act.......     81
   6.17.  Release of Seller..............................................     82
   6.18.  Private Letter Ruling..........................................     82
   6.19.  NRC Commitments................................................     83
   6.20.  Decommissioning; Return of Excess Qualified Decommissioning
          Fund Assets....................................................     83
   6.21.  Buyer's Parent Guaranty........................................     86
   6.22.  Nuclear Insurance Policies.....................................     86
   6.23.  No Transport or Storage of Waste...............................     87
   6.24.  Title and Survey...............................................     87
   6.25.  Big Rock Amount................................................     87
   6.26.  Removal of Trade Names, Trademarks, etc........................     88
   6.27.  Financial Assurances to the NRC................................     88

ARTICLE 7 CONDITIONS.....................................................     88
   7.1.   Conditions to Obligations of Buyer.............................     88
   7.2.   Conditions to Obligations of Seller............................     92

ARTICLE 8 INDEMNIFICATION................................................     93
   8.1.   Indemnification................................................     93

   8.2.   Limitations on Indemnification.................................     94
   8.3.   Defense of Claims..............................................     95

ARTICLE 9 TERMINATION AND REMEDIES.......................................     97
   9.1.   Termination....................................................     97
   9.2.   Procedure and Effect of No Default Termination.................     98
   9.3.   Remedies.......................................................     98

ARTICLE 10 MISCELLANEOUS PROVISIONS......................................     99
   10.1.  Limitation of Liability; Waiver of Certain Damages.............     99
   10.2.  Amendment and Modification.....................................     99
   10.3.  Waiver of Compliance; Consents.................................     99
   10.4.  Survival of Representations, Warranties, Covenants and
          Obligations....................................................     99
   10.5.  Notices........................................................    100
   10.6.  Assignment.....................................................    101
   10.7.  No Third Party Beneficiaries...................................    102
   10.8.  Governing Law..................................................    102
   10.9.  Counterparts...................................................    103
   10.10. Schedules and Exhibits.........................................    103
   10.11. Entire Agreement...............................................    103
   10.12. Acknowledgment; Independent Due Diligence......................    103
   10.13. Bulk Sales Laws................................................    104
   10.14. No Joint Venture...............................................    104
   10.15. Change in Law..................................................    104
   10.16. Severability...................................................    104

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A   Form of Assignment and Assumption Agreement
Exhibit B   Form of Bill of Sale
Exhibit C   Form of Interconnection Agreement
Exhibit D-1 Form of Palisades Deed
Exhibit D-2 Form of Big Rock ISFSI Deed
Exhibit E   Form of Firing Range Lease
Exhibit F   Form of Power Purchase Agreement
Exhibit G   Form of Emergency Operations Facilities Lease
Exhibit H   Form of Buyer's Parent Guaranty
Exhibit I   Form of Seller's FIRPTA Certificate
Exhibit J   Form of Title Commitments
Exhibit K   Form of Consumers Guaranty

SCHEDULES
1.1(26)     Book Value
2.1(a)      Description of Real Property
2.1(b)      Description of Personal Property
2.1(i)      Intellectual Property
2.1(l)      ANI Insurance Policies Included in the Included Assets
2.1(m)      Radio Licenses
2.1(n)      Pending Causes of Action
2.1(q)      Emergency Equipment Easements and List of Emergency Sirens
2.2(o)      Excluded Contracts
3.3(a)(4)   Capital Budget
3.3(a)(5)   Decrease in Purchase Price
4.3(a)      Seller's Third Party Consents
4.3(b)      Seller's Required Regulatory Approvals
4.5(c)4.6   Insurance Exceptions
4.7         Environmental Matters
4.8         Labor Matters
4.9(a)      Benefit Plans
4.9(d)      Benefit Plan Exceptions
4.11(a)(i)  Seller's Agreements (other than Fuel Contracts)
4.11(a)(ii) Fuel Contracts
4.11(b)     Material Breaches
4.12        Legal Proceedings
4.13(b)     Permits
4.14(b)     NRC Licenses
4.16        Tax Matters
4.17        Tax and Financial Matters Relating to Qualified Decommissioning Fund
4.18        Exceptions to Ownership of Intellectual Property
4.19        Zoning Classification
5.3(a)      Buyer's Third Party Consents
5.3(b)      Buyer's Required Regulatory Approvals
6.10(a)     Transferred Employees
6.10(g)     Actuarial Assumptions

                              ASSET SALE AGREEMENT

          ASSET SALE AGREEMENT, dated as of July 11, 2006, (the "Agreement") by and among Consumers Energy Company, a Michigan corporation ("Seller" or "Consumers"), and Entergy Nuclear Palisades, LLC, a Delaware limited liability company ("Buyer"). Seller and Buyer are referred to individually as a "Party," and collectively as the "Parties."

                                   WITNESSETH:

          WHEREAS, Seller owns the Palisades Nuclear Power Plant ("Palisades"), located near South Haven, Michigan, and certain facilities and other assets associated therewith and ancillary thereto, in accordance with NRC Operating License No. DPR- 20;

          WHEREAS, as agent for Consumers, Nuclear Management Company, LLC, a Wisconsin limited liability company ("NMC"), has operational responsibility with respect to Palisades pursuant to (i) a Nuclear Power Plant Operating Services Agreement, dated as of November 7, 2000, by and between NMC and Consumers (the "NPPOSA") and (ii) NRC Operating License No. DPR- 20;

          WHEREAS, Seller owns and operates the Big Rock Independent Spent Fuel Storage Installation (the "Big Rock ISFSI"), located in Charlevoix County, Michigan, in accordance with NRC Operating License No. DPR-6;

          WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, all of the Included Assets (as defined below) and the Assumed Liabilities and Obligations, upon the terms and conditions hereinafter set forth in this Agreement;

          WHEREAS, the Parties desire that Buyer's Parent support certain of the obligations of Buyer hereunder.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1. Definitions.

          As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

          (1) "Actual Amount" has the meaning set forth in Section 6.10(g)(6).

          (2) "Actual Retiree Medical and Life Insurance Amount" has the meaning set forth in Section 6.10(l)(3).

          (3) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and, with respect to Seller, shall also include any ERISA Affiliate.

          (4) "Agreement" has the meaning set forth in the preamble.

          (5) "Allocation" has the meaning set forth in Section 3.4(b).

          (6) "Ancillary Agreements" means the Bill of Sale, Assignment and Assumption Agreement, the Deeds, the Interconnection Agreement, the Emergency Operations Facility Lease, the Firing Range Lease and the Power Purchase Agreement, as the same may be amended from time to time.

          (7) "ANI" means American Nuclear Insurers, or any successors thereto.

          (8) "APBO" has the meaning set forth in Section 6.10(l)(2).

          (9) "Approved Marked Up Title Commitments" has the meaning set forth in Section 7.1(s).

          (10) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer in the form of Exhibit A hereto, by which Seller, subject to the terms and conditions hereof, shall assign Seller's interest in and rights under the Seller's Agreements, the Fuel Contracts, the Non-material Contracts, the Transferable Permits, licenses for emergency warning sirens, dosimeters and environmental sampling stations that are not located on the Sites, certain intangible assets and other Included Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities and Obligations.

          (11) "Assumed Liabilities and Obligations" has the meaning set forth in Section 2.3.

          (12) "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

          (13) "Bargaining Unit Transferred Employees" means those Transferred Employees whose employment is covered by the Collective Bargaining Agreement.

          (14) "Benefit Plans" has the meaning set forth in Section 4.9(a).

          (15) "Big Rock Amount" has the meaning set forth in Section 6.25.

          (16) "Big Rock ISFSI" has the meaning set forth in the recitals hereto.

          (17) "Big Rock ISFSI Assets" means that part of the Included Assets related to the Big Rock ISFSI.

          (18) "Big Rock ISFSI Deed" means a deed conveying the Real Property comprising the Big Rock ISFSI Site to Buyer, in the form of Exhibit D-2 hereto.

          (19) "Big Rock ISFSI Employees" means those employees of Consumers identified on Schedule 6.10(a) as employees principally performing services at the Big Rock ISFSI.

          (20) "Big Rock ISFSI Facilities" means the Facilities associated with the Big Rock ISFSI.

          (21) "Big Rock ISFSI Site" means the parcels of land included in the Real Property conveyed to Buyer pursuant to the Big Rock ISFSI Deed.

          (22) "Big Rock ISFSI Survey" has the meaning set forth in Section
6.24.

          (23) "Big Rock ISFSI Title Commitment" means the title commitment issued by Chicago Title Insurance Company, Revision No. 6, effective date May 10, 2006 at 8:00 a.m., File No. 150430683CML that is included in Exhibit J attached hereto.

          (24) "Big Rock Point Plant Operating Facility" means the nuclear power plant located in Charlevoix County, Michigan, owned by Seller pursuant to NRC License No. DPR-6 and currently undergoing Decommissioning.

          (25) "Bill of Sale" means the Bill of Sale, in the form of Exhibit B hereto, to be delivered at the Closing, with respect to the tangible personal property included in the Included Assets to be transferred to Buyer at the Closing.

          (26) "Book Value" means, as of the date a calculation is to be made of a specified asset (i) with respect to Seller's Facility Inventories, the value on the books of Seller, determined in accordance with GAAP consistent with Seller's past practices, and (ii) with respect to Seller's Nuclear Fuel Inventories, the value on the books of Seller, determined in accordance with GAAP consistent with Seller's past practices (with such adjustments and as more fully described in Schedule 1.1(26), which schedule also provides an illustration of the calculation of the Book Value of Seller's Nuclear Fuel Inventories as of May 31, 2006). With respect to Facility Inventories, Book Value shall not reflect inventory items which were not included in Book Value on January 1, 2006 unless such items were purchased by Seller or NMC from unrelated third parties after such date.

          (27) "Business Books and Records" has the meaning set forth in Section 2.1(f).

          (28) "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of Michigan are authorized by law or other governmental action to close.

          (29) "Buyer" has the meaning set forth in the preamble.

          (30) "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).

          (31) "Buyer Material Adverse Effect" has the meaning set forth in
Section 5.3(a).

          (32) "Buyer's Parent" means Entergy Corporation, a Delaware corporation.

          (33) "Buyer's Parent Guaranty" shall mean a guaranty executed on the Effective Date by Buyer's Parent in the form of Exhibit H hereto.

          (34) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

          (35) "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (36) "Capital Budget" means the budget established for capital projects as set forth in Schedule 3.3(a)(4), as such budget may be amended by agreement of the Parties.

          (37) "Capital Expenditures Shortfall" means the aggregate amount equal to (1) the sum of the monthly amounts set forth for each capital project in the Capital Budget for the period from January 1, 2006 through the Closing Date, less (2) the sum of the amounts actually spent on such projects during such period (not to exceed the applicable line item therefor by greater than ten percent (10%)), provided that the monthly amount with respect to the month during which the Closing occurs shall be prorated.

          (38) "CBA Termination Date" has the meaning set forth in Section 6.10(c).

          (39) "Closing" has the meaning set forth in Section 3.1.

          (40) "Closing Date" has the meaning set forth in Section 3.1.

          (41) "Closing Payment" has the meaning set forth in Section 3.3(b).

          (42) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

          (43) "Code" means the Internal Revenue Code of 1986, as amended.

          (44) "Collective Bargaining Agreement" means that certain Working Agreement between Consumers and the UWUA and its Michigan State Utility Workers Council, dated as of June 1, 2005, as amended from time to time.

          (45) "Commercially Reasonable Efforts" mean efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

          (46) "Confidentiality Agreement" means the letter agreement, dated January 3, 2006, executed by Entergy Nuclear, Inc.

          (47) "Consumers" has the meaning set forth in the preamble.

          (48) "Consumers Guaranty" has the meaning set forth in Section
6.14(g).

          (49) "Credited Service" has the meaning set forth in Section 6.10(e).

          (50) "Decommission" means, with respect to each Site, to completely retire and remove the Facilities on that Site from service and to restore the Site, as well as any planning and administrative activities incidental thereto, including: (i) the dismantlement and removal of the Facilities on such Site and any reduction or removal of radioactivity at such Site to a level that permits termination of the applicable NRC License and unrestricted use of the Site; (ii) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities at such Site to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder; and (iii) once the applicable Site is no longer utilized (A) in the case of Palisades, either for power generation of any kind or for any storage of Spent Nuclear Fuel or other Nuclear Material, and (B) in the case of the Big Rock ISFSI, for storage of Spent Nuclear Fuel or other Greater Than Class C Waste, the removal of structures, buried piping, rebar, below grade foundations, paved areas and rubble, and restoration of such Site to an appropriately graded, stabilized and vegetated condition. The Parties understand and agree that SAFSTOR is a permissible interim status for Palisades, provided that Decommissioning is completed in accordance with the applicable NRC regulations.

          (51) "Decommissioning Target" means an amount equal to Two Hundred Fifty Million Dollars ($250,000,000), which amount shall be increased by five and one-half percent (5.5%) per annum, compounded daily, from and after March 1, 2007 through and including the Closing Date.

          (52) "Deeds" means the Palisades Deed and the Big Rock ISFSI Deed, collectively.

          (53) "Department of Energy" means the United States Department of Energy and any successor agency thereto.

          (54) "Department of Energy Claim" means the action commenced by Seller on December 16, 2002, as amended from time to time, or any other action commenced by Seller for (i) pre-Closing damages resulting from the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel from Palisades and from the Big Rock Point Plant Operating Facility (now located at the Big Rock ISFSI) for disposal pursuant to the Standard Spent Fuel Disposal Contract and (ii) the recovery of any damages of the kind described in clause (i) and arising post-Closing in respect of the Big Rock ISFSI, up to an amount equal to the Big Rock Amount. The Department of Energy Claim shall not include, and Buyer shall have the right to pursue, damages against the Department of Energy arising after the Closing in respect of Palisades and, to the extent Buyer has not been compensated for such damages pursuant to Section 6.25, the Big Rock ISFSI.

          (55) "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the

Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy's implementing regulations at 10 C.F.R. Part 766, applicable to separative work units consumed and/or purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

          (56) "Department of Justice" means the United States Department of Justice and any successor agency thereto.

          (57) "Direct Claim" has the meaning set forth in Section 8.3(c).

          (58) "Downgrade Event" means, with respect to Buyer's Parent, any period of time when such party's unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) are rated below Baa3 by Moody's Investment Services, Inc. (or its successor), and rated below BBB- by Standard & Poor's Rating Group (or its successor).

          (59) "Effective Date" means the date of this Agreement.

          (60) "Emergency Equipment Easements" means the easements listed on
Schedule 2.1(q) with respect to thirteen (13) of the emergency warning sirens constituting part of the Palisades Assets and located off-Site.

          (61) "Emergency Operations Facilities" means (i) the facility owned by Consumers located in South Haven, Michigan and utilized as the emergency operations facility, (ii) the joint news center for Palisades located at the Lake Michigan College Mendel Center and (iii) the Allegan Service Center utilized as an alternative off-Site relocation and mustering or assembly facility.

          (62) "Emergency Operations Facilities Lease" means the lease in the form of Exhibit G to be entered into between Buyer and Consumers as of the Closing Date with respect to the facility located in South Haven, Michigan that is part of the Emergency Operations Facilities.

          (63) "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          (64) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          (65) "Encumbrances" means any mortgages, pledges, liens, security interests, activity and use limitations, conservation easements, deed restrictions, rights of way, covenants, reservations, zoning limitations, easements, purchase rights, rights of first refusal and other encumbrances of any kind.

          (66) "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

          (67) "Environment" means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

          (68) "Environmental Claim" means any and all written communications alleging potential Liability, administrative or judicial actions, suits, orders, liens, written notices alleging Liability, noncompliance or a violation, investigations which have been disclosed in writing to Seller or NMC, requests by Governmental Authorities for information relating to Releases or threatened Releases, complaints, proceedings, or other written communications, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under, any Environmental Law, (b) violation of, or Liability under, any Environmental Permit, or (c) Liability for investigatory costs, monitoring costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, loss of life, injury or illness to persons, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Materials related to the Included Assets, including at any Off-Site Location to which Hazardous Materials, or materials containing Hazardous Materials, were sent.

          (69) "Environmental Cleanup Site" means any location that is listed or formally proposed for listing on the National Priorities List or on any similar state list of sites requiring investigation that has been disclosed in writing to Seller or NMC or cleanup, or that is the subject of any action, suit, proceeding or investigation for any alleged violation of any Environmental Law, or at which, to the Knowledge of Seller, there has been a Release of Hazardous Materials.

          (70) "Environmental Laws" means all Laws regarding pollution or protection of the Environment, including Laws regarding Releases or threatened Releases of Hazardous Materials (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. "Environmental Laws" include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.). Notwithstanding the foregoing, Environmental Laws do not include any of the foregoing to the extent that such Laws regulate Nuclear Fuel, Spent Nuclear Fuel or other Nuclear Materials, nor do Environmental Laws include any Nuclear Laws.

          (71) "Environmental Permit" means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

          (72) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

          (73) "ERISA Affiliate" has the meaning set forth in Section 2.4(f).

          (74) "Estimated Adjustments" has the meaning set forth in Section 3.3(b).

          (75) "Estimated Allocation" has the meaning set forth in Section
3.4(a).

          (76) "Estimated Closing Statement" has the meaning set forth in
Section 3.3(b).

          (77) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (78) "Excess PLR Decommissioning Amount" has the meaning set forth in
Section 6.12(a).

          (79) "Excess Qualified Decommissioning Fund Assets" has the meaning set forth in Section 6.20(c).

          (80) "Excluded Assets" has the meaning set forth in Section 2.2.

          (81) "Excluded Contracts" has the meaning set forth in Section 2.2(o).

          (82) "Excluded Liabilities" has the meaning set forth in Section 2.4.

          (83) "Exempt Wholesale Generator" means an exempt wholesale generator as defined in the regulations of the FERC at 18 C.F.R. Section 366.

          (84) "Existing Savings Plans" has the meaning set forth in Section 6.10(f).

          (85) "Facilities" means the plant, facilities, equipment, supplies and improvements in which Seller has an ownership interest and which are included in the Included Assets.

          (86) "Facility Inventories" means materials, spare parts, consumable supplies, diesel and other fuel supplies (other than Nuclear Fuel) and chemical and gas inventories relating to the operation of the Facilities located at, or in transit to, the Facilities.

          (87) "Federal Power Act" means the Federal Power Act, as amended.

          (88) "Federal Trade Commission" means the United States Federal Trade Commission or any successor agency thereto.

          (89) "FERC" means the United States Federal Energy Regulatory Commission or any successor agency thereto.

          (90) "Fiduciary" has the meaning set forth in ERISA Section 3(21).

          (91) "Final Determination" has the meaning set forth in section 1313(a) of the Code (or any similar provision of state or local Law).

          (92) "Firing Range" means that certain firearms facility that is the subject of the Firing Range Lease.

          (93) "Firing Range Lease" means the lease in the form of Exhibit E to be entered into between Buyer and Consumers as of the Closing Date with respect to the Firing Range.

          (94) "FIRPTA Certificate" means the certificate in the form of Exhibit I hereto satisfying the requirements of the Foreign Investment and Real Property Tax Act of 1980.

          (95) "Fuel Contracts" has the meaning set forth in Section 4.11(a).

          (96) "GAAP" means United States generally accepted accounting principles.

          (97) "Good Utility Practices" means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America during the relevant period as good practices applicable to nuclear generating facilities similar to the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made (other than the fact that such operator is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition, the requirements of any Governmental Authority having jurisdiction and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States of America. For purposes of this Agreement, the determination of Good Utility Practices includes the assumption that the expected initial re-licensing of Palisades will occur.

          (98) "Governmental Authority" means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

          (99) "Governmental Order" means any judgment, decision, consent decree, injunction, ruling, writ or order of any Governmental Authority.

          (100) "Greater Than Class C Waste" means radioactive waste that contains a radionuclide whose concentration exceeds the value in Table 1 or Table 2 of 10 C.F.R. 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities.

          (101) "GUST" means: (a) the Uruguay Round Agreements Act, Pub. L. 103-465; (b) the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353; (c) the Small Business Job Protection Act of 1996, Pub.
L. 104-188; (d) the Taxpayer Relief Act of 1997, Pub. L. 105-34; (e) the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206; and (f) the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

          (102) "Hazardous Materials" means (a) any petroleum, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead-based paint and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of, or regulated as, "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," "hazardous air pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

          (103) "Head" has the meaning set forth in Section 7.1(z).

          (104) "Head Contract" has the meaning set forth in Section 7.1(z).

          (105) "High Level Waste Repository" means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel in accordance with the requirements set forth in the Nuclear Waste Policy Act or subsequent legislation.

          (106) "HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and accompanying regulations.

          (107) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (108) "Included Assets" has the meaning set forth in Section 2.1.

          (109) "Income Tax" means any Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including the Michigan Single Business Tax and any corporate franchise Tax) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

          (110) "Indemnifiable Loss" has the meaning set forth in Section
8.1(a).

          (111) "Indemnifying Party" means the Party required to provide indemnification under this Agreement.

          (112) "Indemnitee" means either a Seller Indemnitee or a Buyer Indemnitee.

          (113) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by Seller and Buyer.

          (114) "Independent Appraiser" means such independent engineering firm or appraiser of national reputation as is mutually appointed by Seller and Buyer.

          (115) "Indus Software" has the meaning set forth in Section 6.4(f).

          (116) "Initial Retiree Medical and Life Insurance Transfer" has the meaning set forth in Section 6.10(l)(2).

          (117) "Initial Transfer" has the meaning set forth in Section 6.10(g)(4).

          (118) "Intellectual Property" has the meaning set forth in Section 2.1(i).

          (119) "Interconnection Agreement" means the Interconnection Agreement, substantially in the form of Exhibit C hereto, among Buyer, transmission owner(s) and MISO, under which Palisades will be provided after the Closing with interconnection services consistent with FERC regulations and precedent and NRC requirements relating to offsite power availability and grid reliability.

          (120) "Interest Rate" means, for any date, the lesser of (i) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding day on which published) and (ii) the maximum rate permitted by applicable Law.

          (121) "IRS" means the United States Internal Revenue Service or any successor agency thereto.

          (122) "Knowledge" means (i) with respect to Buyer the actual knowledge (based upon reasonable inquiry of appropriate executive officers and managers of Buyer and Buyer's Parent) of the corporate officers of Buyer who are charged with responsibility for the particular function relating to the specific matter of the inquiry and (ii) with respect to Seller, the actual knowledge (based upon reasonable inquiry of appropriate executive officers and managers of Seller and
NMC) of the corporate officers of Seller who are charged with responsibility for the particular function relating to the specific matter of inquiry.

          (123) "Law" or "Laws" means all laws, rules, regulations, codes, statutes, ordinances, treaties, and/or Governmental Orders, including the common law.

          (124) "Liability" or "Liabilities" means any liability, indebtedness, fine, penalty or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes. Without limiting the generality of the foregoing, in the case of the NRC Licenses, "Liabilities" shall include the NRC Commitments.

          (125) "Loss" or "Losses" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

          (126) "Low Level Waste" means radioactive material that: (a) is neither Spent Nuclear Fuel, Greater Than Class C Waste nor Byproduct Material; and (b) the NRC, consistent with existing Law and in accordance with clause (a), classifies as low-level radioactive waste.

          (127) "Material Adverse Effect" means the occurrence after the date hereof and prior to the Closing of: (i) any change to or effect on the Included Assets, including the operations or condition (financial or otherwise) thereof, taken as a whole, the result of which is Losses related to the Included Assets that are likely to require the expenditure by Buyer, within one (1) year following the Closing Date, of in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) a permanent shutdown of the Palisades Facilities; or (iii) a permanent diminution of the full licensed thermal power of the Palisades Facilities of in excess of twenty-five (25) Megawatts thermal (MWth). Notwithstanding the foregoing, a "Material Adverse Effect" shall not include:
(i) any changes or effects (taken together) generally affecting (A) a substantial portion of the international, national or regional electric or nuclear power industries, (B) international, national or regional wholesale or retail markets for electric power or Nuclear Fuel or (C) international, national, regional or electric transmission systems or operations thereof; (ii) any change in any Law generally applicable to similarly situated Persons; (iii) any change in the application or enforcement of any Law by any Governmental Authority with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement; or (iv) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism. Notwithstanding the foregoing, no changes or effects that are cured to the reasonable satisfaction of Buyer prior to the Closing at Seller's expense shall be considered a Material Adverse Effect.

          (128) "Michigan Land Division Act" has the meaning set forth in
Section 4.5(f).

          (129) "MISO" means Midwest Independent Transmission System Operator, Inc.

          (130) "Mortgage Indenture" means the trust indenture dated as of September 1, 1945 between Consumers Power Company (now Consumers Energy Company) and City Bank Farmers Trust Company (now held by JPMorgan Chase Bank, N.A., successor trustee) and all supplemental indentures thereto, as may be further amended and/or supplemented from time to time.

          (131) "MPSC" means the Michigan Public Service Commission or any successor agency thereto.

          (132) "NEIL" means Nuclear Electric Insurance Limited, or any successor thereto.

          (133) "NMC" has the meaning set forth in the recitals.

          (134) "Non-Bargaining Unit Transferred Employee" means any Transferred Employee whose employment is not covered by the Collective Bargaining Agreement.

          (135) "Non-material Contracts" means those contracts, agreements, personal property leases, software or other licenses, or other commitments, understandings or instruments relating to or associated with the operation, maintenance, repair, replacement, inspection, modification and/or procurement of the Included Assets, that have been entered into by Seller or NMC in the ordinary course of business prior to the Closing and which either (i) are terminable without penalty, termination payments, or other financial obligations associated with termination (except for wind-down costs) upon notice of ninety
(90) days or less by Seller or, following the Closing, by Buyer or (ii) require the payment or delivery of goods or services with a value of less than (a) One Hundred Thousand Dollars ($100,000) per annum in the case of any individual contract or commitment or (b) Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate with respect to any single landlord, vendor or supplier.

          (136) "Notional Investment Amount" has the meaning set forth in
Section 6.20(c).

          (137) "NPPOSA" has the meaning set forth in the recitals.

          (138) "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

          (139) "NRC Commitments" means all written regulatory commitments identified as such by Seller to the NRC.

          (140) "NRC Licenses" means those licenses listed on Schedule 4.14(b).

          (141) "Nuclear Fuel Book Value Baseline Amount" means (i) if the Closing shall occur prior to the commencement of the next refueling outage for Palisades, Fifty Five Million Seven Hundred Sixty Eight Thousand Nine Hundred Eighty Four Dollars ($55,768,984) and (ii) if the Closing shall occur after the completion of the next refueling outage for Palisades, Sixty Seven Million Five Hundred Thousand Dollars ($67,500,000).

          (142) "Nuclear Fuel" means: (i) all nuclear fuel assemblies in the Palisades reactor on the Closing Date; (ii) any previously irradiated fuel assemblies that have been temporarily removed from the Palisades reactor as of the Closing Date but which are capable of and intended for reinsertion into the Facilities reactor as of the Closing Date without modification or additional cost (for example, assemblies that are temporarily removed from the reactor during a refueling outage for the purpose of rearranging the locations of assemblies within the reactor core, or for purposes of repair prior to reinsertion), (iii) any unirradiated fuel assemblies located at Palisades awaiting their initial insertion into the Palisades reactor as of the Closing Date; and (iv) all nuclear fuel constituents (including uranium in any form and separative work units) in any stage of the fuel cycle that are in process of production, conversion, enrichment or fabrication for use in the Palisades reactor and which are owned by Seller, or in which Seller has any right, title or interest, on the Closing Date.

          (143) "Nuclear Fuel Inventories" means Nuclear Fuel inventories relating to the operation of the Facilities located at, or in transit to, the Facilities.

          (144) "Nuclear Insurance Policies" means all nuclear insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term "Nuclear Insurance Policies" includes all policies issued or administered by ANI or NEIL.

          (145) "Nuclear Laws" means all Laws relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; Decommissioning; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws. "Nuclear Laws" include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.), the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the prohibition against nuclear enrichment transfers found in the Foreign Assistance Act of 1961 (22 U.S.C. Section 2151, 2799 aa et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021b, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21. For sake of clarity, "Nuclear Laws" shall include the requirements of any Law to the extent excluded from the definition of "Environmental Laws" pursuant to the application of the last sentence thereof.

          (146) "Nuclear Material or Materials" means Source Material, Special Nuclear Material, Greater Than Class C Waste, Low Level Waste, Byproduct Material and Spent Nuclear Fuel.

          (147) "Nuclear Waste Fund" means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel is deposited.

          (148) "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

          (149) "Observers" has the meaning set forth in Section 6.1(c).

          (150) "Off-Site Location" means any real property or other location, other than the real property comprising the Sites.

          (151) "Palisades" has the meaning set forth in the recitals.

          (152) "Palisades Assets" means that part of the Included Assets related to Palisades.

          (153) "Palisades Deed" means a deed conveying the Real Property comprising the Palisades Site and the Emergency Equipment Easements to Buyer, in the form of Exhibit D-1 hereto.

          (154) "Palisades Defined Benefit Plan" has the meaning set forth in
Section 6.10(g).

          (155) "Palisades Defined Contribution Plan" has the meaning set forth in Section 6.10(f).

          (156) "Palisades Employee" means an hourly-paid or salaried employee of (i) NMC or an Affiliate of NMC, or (ii) Consumers, who is subject to the Collective Bargaining Agreement with the UWUA, and in either case who receives an IRS Form W-2 from NMC or an Affiliate of NMC, or from Consumers and who is principally employed as of the Closing Date at Palisades (including employees absent from service due to illness, leave of absence or military service, or whose work responsibilities involve principally the operation of any of the Palisades Assets, which employees shall be set forth in Schedule 6.10(a) (which shall be updated as of the Closing Date as provided for herein). "Palisades Employee" does not mean or include any worker, working at or on the Facilities or the Palisades Assets, who is compensated directly by an entity other than NMC or an Affiliate of NMC or Consumers and/or for whom NMC or an Affiliate of NMC or Consumers issues an IRS Form 1099.

          (157) "Palisades Facilities" means the Facilities associated with Palisades.

          (158) "Palisades Retiree Coverages" has the meaning set forth in
Section 6.10(k).

          (159) "Palisades Site" means the parcels of land included in the Real Property conveyed to Buyer pursuant to the Palisades Deed.

          (160) "Palisades Survey" has the meaning set forth in Section 6.24.

          (161) "Palisades Title Commitment" means the title commitment issued by Chicago Title Insurance Company, Revision No. 6, effective date April 10, 2006 at 8:00 a.m., File No. 800414496CML that is included in Exhibit J attached hereto.

          (162) "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

          (163) "PBGC" means the Pension Benefit Guaranty Corporation established by ERISA.

          (164) "Permits" has the meaning set forth in Section 4.13(a).

          (165) "Permitted Encumbrances" means: (i) without limiting Buyer's rights in regard to any applicable conditions to consummate the Closing, (A) with respect to the Palisades Site, (x) the exceptions to title listed in Items 6 through 28 of Schedule B, Part II, of the Palisades Title Commitment, (y) all matters shown on the Palisades Survey and (z) any rights of the public under the "public trust" doctrine in areas adjoining the Lake Michigan shore, and (B) with respect to the Big Rock ISFSI Site, the exceptions to title listed in Items 6 and 8 of Schedule B, Part II, of the Big Rock Point ISFSI Title Commitment and all matters shown on the Big Rock ISFSI Survey; (ii) Encumbrances created by the Mortgage Indenture that will be released prior to or at the Closing; (iii) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and which do not individually or in the aggregate exceed $500,000 (iv) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed Five Hundred Thousand Dollars ($500,000); (v) subject to Section 6.6(f), Seller's representations and warranties in this Agreement and without limiting any of Buyer's rights in regard to any applicable conditions to Buyer's obligations to consummate the Closing or under the terms of the Deeds, zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which do not, individually or in the aggregate, interfere with the present use or operation of the Included Assets;
(vi) the rights and easements to be reserved by Seller following the Closing pursuant to the Deeds and associated terms and conditions set forth in the Deeds; and (vii) such other imperfections in or failures of title, easements, leases, licenses, restrictions, building or use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, materially detract from the value of the Included Assets as such assets are currently used by an amount in excess of One Hundred Thousand Dollars ($100,000) or materially interfere with the present use or operation of the Included Assets.

          (166) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association or Governmental Authority.

          (167) "Plans" has the meaning set forth in Section 2.4(f).

          (168) "PLR Decommissioning Amount" has the meaning set forth in
Section 6.12(a).

          (169) "Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

          (170) "Post-Closing Decommissioning Trust Agreement" means the decommissioning trust agreement between Buyer and the Trustee pursuant to which any assets of the Qualified Decommissioning Fund to be transferred by Seller at Closing pursuant to Section 6.12 hereof will be held in trust.

          (171) "Post-Closing SNF Claim" has the meaning set forth in Section 6.14(a).

          (172) "Post-Closing Statement" has the meaning set forth in Section 3.3(c).

          (173) "Power Purchase Agreement" means the Power Purchase Agreement between Seller and Buyer, dated as of the Effective Date and in the form of Exhibit F hereto.

          (174) "Pre-1983 Fee" means the one-time fee, including any interest, late fees and/or penalties accruing thereon from time to time, payable by Seller pursuant to Article VIII (B)(2) of the Standard Spent Fuel Disposal Contract.

          (175) "Price-Anderson Act" means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

          (176) "Proposed Post-Closing Adjustment" has the meaning set forth in
Section 3.3(c).

          (177) "Proprietary Information" (i) with respect to information provided by Seller to Buyer, has the meaning as set forth in the Confidentiality Agreement, and (ii) with respect to information provided by Buyer to Seller, shall mean information relating to the financing or operation and maintenance, actual or proposed, of the Included Assets and any financial, operational or other information concerning Buyer or its Affiliates or their respective assets and properties furnished by Buyer or its Representatives to Seller or its Representatives, whether furnished before, on or after the Effective Date, whether oral or written, and regardless of the manner in which it is furnished; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (b) was available to Seller or its Representatives on a non-confidential basis prior to its disclosure by Buyer or its Representatives or (c) becomes available on a non-confidential basis from a person other than Buyer or its Representatives who is not otherwise bound by a confidentiality agreement with Buyer or its Representatives, or is otherwise not under any obligation to Buyer or its Representatives not to transmit the information to Seller or its Representatives.

          (178) "Purchase Price" has the meaning set forth in Section 3.2.

          (179) "Qualified Decommissioning Fund" means, with respect to Seller, Seller's external trust fund for purposes of Decommissioning Palisades that meets the requirements of Code Section 468A and Treas. Reg. Section 1.468A-5, maintained by Seller with respect to the Facilities prior to Closing pursuant to Seller's Decommissioning Trust Agreement and, with respect to Buyer, Buyer's external trust fund for purposes of Decommissioning Palisades that meets the requirements of Code Section 468A and Treas. Reg. Section 1.468A-6(b)(2), maintained by Buyer after the Closing pursuant to the Post-Closing Decommissioning Trust Agreement to the extent assets are transferred to such fund by Seller pursuant to Section 6.12.

          (180) "Real Property" has the meaning set forth in Section 2.1(a).

          (181) "Release" shall have the meaning set forth in Environmental Laws, but shall include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the Environment; provided, however, that "Release" shall not include any release that is permissible under applicable Environmental Laws or Environmental Permits.

          (182) "Remediation" means action of any kind required by any applicable Environmental Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Materials at a Site, the Included Assets or an Off-Site Location including any or all of the following activities to the extent they relate to or arise from the Release or presence of Hazardous Materials at that Site, the Included Assets or an Off-Site
Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written communication from a Governmental Authority with jurisdiction over the Site, the Included Assets or an Off-Site Location under Environmental Law that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of remedial action at the Site, the Included Assets or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities reasonably determined to be required under Environmental Laws to address the presence or Release of Hazardous Materials at the Site, the Included Assets or an Off-Site Location.

          (183) "Replacement Benefit Plans" has the meaning set forth in Section 6.10(e).

          (184) "Replacement Defined Benefit Plans" has the meaning set forth in
Section 6.10(g)(1).

          (185) "Replacement Retiree Coverages" has the meaning set forth in
Section 6.10(k).

          (186) "Replacement Welfare Plans" has the meaning set forth in Section 6.10(d).

          (187) "Reportable Event" has the meaning set forth in ERISA Section 4043.

          (188) "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

          (189) "Requested Rulings" has the meaning set forth in Section 6.18.

          (190) "Safeguards Information" means information that is required to be protected under the terms of 10 C.F.R. Section 73.21.

          (191) "SAFSTOR" means a method of Decommissioning in which a nuclear facility is placed and maintained in such condition that such facility can be safely stored and subsequently decontaminated to levels that permit release for unrestricted use.

          (192) "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

          (193) "Securities Act" means the Securities Act of 1933, as amended.

          (194) "Seller" has the meaning set forth in the preamble.

          (195) "Seller Indemnitee" has the meaning set forth in Section 8.1(a).

          (196) "Seller's Agent(s)" has the meaning set forth in Section 6.1(c).

          (197) "Seller's Agreements" means those contracts, agreements, licenses, leases and other legally binding commitments and arrangements primarily relating to the ownership, operation and maintenance of the Included Assets, including licenses and leases for computer hardware and software, described on Schedule 4.11(a)(i).

          (198) "Seller's Decommissioning Trust Agreement" means the Amended and Restated Trust Agreement, dated January 1, 2004, by and between Consumers and State Street Bank and Trust Company, regarding the Qualified Decommissioning Fund of Seller.

          (199) "Seller's Parent" means CMS Energy Corporation, a Michigan corporation.

          (200) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

          (201) "SFAS 106" has the meaning set forth in Section 6.10(l)(2).

          (202) "Sites" means, collectively, the Big Rock ISFSI Site and the Palisades Site. Any reference to the Sites or to any particular Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the relevant Site or Sites and any references to items "at the Site" or "at the Sites" shall include all items "at, in, on, upon, over, across, under, and within" the relevant Site(s).

          (203) "Source Material" means: (1) uranium or thorium; or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

          (204) "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material," but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

          (205) "Spent Nuclear Fuel" means fuel that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, Source Material, Greater Than Class C Waste, and other radioactive materials associated with Nuclear Fuel assemblies.

          (206) "Spent Nuclear Fuel Fees" means those fees assessed pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as the same may be amended from time to time, on electricity generated at Palisades and the Big Rock Point Plant Operating Facility.

          (207) "Standard Spent Fuel Disposal Contract" means the Contract for Disposal of Spent Nuclear Fuel and/or High Level Radioactive Waste, No. DE-CR01-83NE44374, dated June 3, 1983 and entered into between Consumers and the United States of America, represented by the Department of Energy, as amended, which shall be deemed a Seller's Agreement under this Agreement.

          (208) "Survey(s)" has the meaning set forth in Section 6.24(b).

          (209) "Tangible Personal Property" has the meaning set forth in
Section 2.1(b).

          (210) "Tax" or "Taxes" means, all taxes, charges, fees, levies, penalties or other assessments, including Income Taxes, imposed by any federal, state, local, provincial or foreign taxing authority, including gross receipts, single business, excise, ad valorem, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

          (211) "Tax Rate" has the meaning set forth in Section 6.20(c).

          (212) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto.

          (213) "Termination Date" has the meaning set forth in Section 9.1(b).

          (214) "Third Party Claim" has the meaning set forth in Section 8.3(a).

          (215) "Threshold Amount" has the meaning set forth in Section 8.2(a).

          (216) "Total Compensation" has the meaning set forth in Section
6.10(c).

          (217) "Transferable Permits" means those Permits and Environmental Permits which are transferable to Buyer without consent or approval of any Governmental Authority.

          (218) "Transferred Employee Records" means all reasonably available records related to Transferred Employees (including those employed by NMC) for the entire term of their employment with Seller, NMC or any of their Affiliates, including the following information: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports, (v) medical records and active medical restriction forms, (vi) fitness for duty, (vii) disciplinary actions, (viii) job performance appraisals and/or evaluations, (ix) employment applications, (x) bonuses, (xi) job history, (xii) access authorization records, (xiii) radiation exposure records,
(xiv) direct deposit financial institution data, (xv) wages paid, recurring payroll deductions, Taxes withheld and/or paid and liens, (xvi) payroll advance data, (xvii) accrued and unused sick or vacation leave and (xviii) service credited for purposes of vesting and eligibility to participate under any Benefit Plan, in each case for the year in which the Closing occurs.

          (219) "Transferred Employees" has the meaning set forth in Section 6.10(b).

          (220) "Transfer Taxes" means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

          (221) "Transition Committee" has the meaning set forth in Section 6.1(b).

          (222) "Trustee" means with respect to Seller prior to the Closing the trustee of the Qualified Decommissioning Fund appointed by Seller pursuant to Seller's Decommissioning Trust Agreement and after the Closing to the extent any assets of the Qualified Decommissioning Fund are transferred by Seller pursuant to Section 6.12 hereof, the trustees appointed pursuant to the Post-Closing Decommissioning Trust Agreement.

          (223) "USERRA" means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and the accompanying regulations.

          (224) "UWUA" means the Utility Workers Union of America, an affiliate of the AFL-CIO.

          (225) "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

          (226) "WARN Certificate" has the meaning set forth in Section 6.10(h).

     1.2. Certain Interpretive Matters.

          (a) Unless otherwise required by the context in which any term appears:

               (1) Capitalized terms used in this Agreement shall have the meanings specified in this Article.

               (2) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

               (3) References to "Articles," "Sections," "Schedules" or "Exhibits" shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to "paragraphs" or "clauses" shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

               (4) The words "herein," "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words "include," "includes" or "including" shall mean "including, but not limited to."

               (5) The term "day" shall mean a calendar day, commencing at 12:00 a.m. (local time). The term "week" shall mean any seven consecutive day period commencing on a Sunday, and the term "month" shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

               (6) All references to a particular entity shall include such entity's permitted successors and permitted assigns unless otherwise specifically provided herein.

               (7) All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

          (b) The titles of the articles, sections and schedules herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

          (c) This Agreement was negotiated and prepared by both Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

          (d) The Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Exhibit and the terms of the remainder of this Agreement, the terms of the remainder of this Agreement shall take precedence.

                                    ARTICLE 2
                                PURCHASE AND SALE

     2.1. Included Assets.

          Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver, or cause to be sold, assigned, conveyed, transferred and delivered, to Buyer, and Buyer will purchase, assume and acquire from Seller free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller's right, title and interest in and to the properties and assets constituting, or primarily used in the ownership, maintenance or operation of, Palisades and the Big Rock ISFSI at or prior to the Closing (other than the Excluded Assets) (collectively, the "Included Assets"), including the following:

          (a) The land described on Schedule 2.1(a) (which land comprises the Sites) together with all buildings, facilities, fixtures and other improvements thereon including the Facilities (but excluding any personal property of Seller thereon) and all rights arising out of the ownership thereof or appurtenances thereto, including all related easements, all related rights of ingress and egress, the water intake and discharge structures to the extent such may be deemed real property (collectively, the "Real Property");

          (b) All machinery, mobile or otherwise, equipment (including computer hardware and communications equipment), vehicles, tools, spare parts, materials, works in progress, furniture and furnishings and other items of personal property used primarily in connection with the ownership, maintenance or operation of Palisades and the Big Rock ISFSI, including that listed on Schedule 2.1(b) (collectively, "Tangible Personal Property");

          (c) All Nuclear Fuel Inventories and Facility Inventories wherever located, and all Nuclear Materials located at the Sites at Closing which Nuclear Materials were used at or in connection with Palisades or Big Rock Point Plant Operating Facility and resulted from the operation or maintenance of Palisades or Big Rock Point Plant Operating Facility;

          (d) Subject to the provisions of Section 6.4(d), all rights of Seller under the Fuel Contracts, the Non-material Contracts and the Seller's Agreements;

          (e) All Transferable Permits;

          (f) To the extent permitted by Law, except for the books and records that are Excluded Assets, all books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance, safety or service records, operating, safety and maintenance manuals, inspection reports, environmental assessments, environmental reports made to Governmental Authorities and records maintained in accordance with Environmental Laws, engineering design plans, documents, blueprints and as built plans, specifications, procedures, studies or reports and other similar items of Seller primarily relating to the design, construction, licensing, regulation, operation or Decommissioning of Palisades, the Big Rock ISFSI and the Included Assets (including all of Seller's rights to use such documents owned by other Persons and licensed to or held for use by or for Seller or its agents) wherever located and whether existing in hard copy or magnetic or electronic form (subject to the right of Seller to retain copies of same for its use and subject to the obligation of Buyer to preserve such records and make such records available to Seller as reasonably necessary for Seller's reasonable and lawful purposes following the Closing Date as provided in Section 6.2(c)) (collectively, the "Business Books and Records"), provided, that Buyer agrees that Seller, at its option, may transfer to Buyer either originals or copies of the Business Books and Records, and, with respect to the Business Books and Records related to the Big Rock ISFSI, Seller may transfer to Buyer originals or copies of Seller's books and records relating to the Big Rock Point Plant Operating Facility, which books and records include the Business Books and Records related to the Big Rock ISFSI;

          (g) All unexpired, transferable warranties and guarantees from third parties with respect to any item constituting part of the Included Assets;

          (h) The name "Palisades Nuclear Plant," "Palisades" and "Big Rock ISFSI" as used as a designation attached to or associated with the Facilities and any derivative tradenames, trademarks, servicemarks or logos;

          (i) All patents and patent rights, trademarks and trademark rights, service marks and service mark rights, inventions, proprietary processes, trade names, copyrights and copyright rights, trade secrets, computer programs and other software, know-how, domain names, websites, source and object codes and all other intellectual property and intellectual property rights primarily used in, the operation or maintenance of, the Included Assets, and all pending applications for registrations of patents, trademarks, service marks and copyrights, including those items described on Schedule 2.1(i) (the "Intellectual Property"), provided, however, that Seller hereby reserves, and Buyer hereby grants to Seller and its Affiliates, to the extent transferable or subject to reservation, as applicable, an irrevocable, fully-paid, royalty-free, license to use such Intellectual Property (except that such license or reservation, as applicable, shall not apply with respect to any trademarks and trademark rights, service marks and service mark rights, trade names, domain names and websites included within the Intellectual Property);

          (j) All equipment located within the boundaries of the Palisades Site substation owned by Seller, other than the meters referred to in Section 2.2(a);

          (k) Subject to Section 6.20(c), those assets comprising the Qualified Decommissioning Fund relating to the Palisades Facilities being transferred to Buyer pursuant to Section 6.12(a), including all profits, dividends, income, interest and earnings accrued thereon, together with all related Tax, accounting and other records for such assets, including all Decommissioning studies, analyses and cost estimates and all records related to the determination of the Tax basis of such assets;

          (l) Subject to Section 2.2(e), those Nuclear Insurance Policies with ANI and, to the extent transferable, those certain Indemnity Agreements of the Atomic Energy Commission, in either case to the extent relating to the Facilities and listed on Schedule 2.2(l);

          (m) The radio licenses set forth on Schedule 2.1(m);

          (n) Except for the Department of Energy Claim, the rights of Seller in and to any causes of action asserted and unasserted (other than any causes of action filed and pending as of the Closing Date, as set forth on Schedule 2.1(n) (as updated on or prior to the Closing Date) to the extent relating to the period prior to the Closing Date) claims (including rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Closing Date with respect to the Assumed Liabilities and Obligations or with respect to pre-Closing damages to the Included Assets that have not been remedied by Seller) and defenses against third parties

(including indemnification and contribution) to the extent relating to any Assumed Liabilities and Obligations, including (subject to Section 6.14) the right to prosecute any and all claims for damages arising post-Closing under the Standard Spent Fuel Disposal Contract (except to the extent included within the Department of Energy Claim);

          (o) The Transferred Employee Records, subject to the right of Seller to retain copies of such records for its use and subject to the obligation of Buyer to preserve such records and make such records available to Seller as necessary for Seller's purposes following the Closing Date as provided in
Section 6.2(c);

          (p) All assignable right, title and interest to the NRC Licenses; and

          (q) All rights of Seller in property, assets, leases and agreements primarily used in providing emergency warning or primarily associated with emergency preparedness, including (i) the Emergency Equipment Easements set forth on Schedule 2.1(q) and (ii) except as set forth in Schedule 4.13(b), the emergency warning sirens and environmental sampling and dosimeter stations listed on Schedule 2.1(q).

     2.2. Excluded Assets.

          Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Included Assets, but which are hereby specifically excluded from the sale and the definition of Included Assets herein (the "Excluded Assets"):

          (a) Any meters owned or to be owned by Seller located within the boundaries of the Palisades Site substation and to be used in connection with providing station power service to Palisades;

          (b) The radio communications system antenna and related equipment located on the "Meteorological Tower Site" as further described in the Palisades Deed;

          (c) Except to the extent contemplated by the Firing Range Lease and the Emergency Operations Facilities Lease, Seller's interest in (i) the Firing Range and (ii) the facility in South Haven, Michigan included in the Emergency Operations Facilities;

          (d) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities relating to the Facilities or the Sites, except such assets comprising the Qualified Decommissioning Fund or assets transferred pursuant to Section 6.10;

          (e) All rights to premium refunds and distributions made on or after the Closing Date with respect to periods prior to the Closing Date under Nuclear Insurance Policies of Seller with ANI, including any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing Date pursuant to the ANI nuclear industry credit rating plan;

          (f) Seller's policyholder interest under its NEIL policies, including rights to any premium refunds or other distributions made on or after the Closing Date;

          (g) Seller's interest in all cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other receivables relating to Taxes, in each case relating to the Included Assets, except to the extent such assets are included in the Qualified Decommissioning Fund or are assets transferred pursuant to Section 6.10;

          (h) The rights of Seller and its Affiliates to the names "Consumers Energy" or "Consumers" or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof (for the avoidance of doubt, Buyer shall not acquire any right to or interest in the name "CMS Energy" or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof);

          (i) All tariffs, agreements and arrangements to which Seller is a party or has an interest for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services;

          (j) Other than those contemplated by Section 2.1(n), the rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (i) any Real Property or personal property, Permits, Taxes, Emergency Equipment Easements, the Seller's Agreements, Fuel Contracts or the Non-material Contracts, if any, including any claims for refunds (including refunds of previously paid Department of Energy Decommissioning and Decontamination Fees), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Included Assets (including the Facilities and the Sites), to the extent relating to any period prior to the Closing Date, (ii) the Excluded Assets or (iii) the Excluded Liabilities;

          (k) The Department of Energy Claim;

          (l) All personnel records of Seller, NMC and their Affiliates relating to the Facilities or the Sites, except the Transferred Employee Records;

          (m) Unless included as a Seller Agreement, any and all of Seller's rights in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

          (n) To the extent not otherwise provided for in this Section 2.2 and unless prorated as provided in Section 3.5, any refund or credit (i) related to Taxes paid by Seller with respect to periods (or portions thereof) that end on or prior to the Closing Date in respect of the Included Assets, whether such refund is received as a payment or as a credit against future Taxes, or (ii) arising under any agreement which is part of the Included Assets and relating to a period (or portion thereof) ending on or prior to the Closing Date;

          (o) All rights of Seller under those contracts, agreements, purchase orders and personal property leases set forth in Schedule 2.2(o) (the "Excluded Contracts");

          (p) All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the design, construction, licensing or operation of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating to the Excluded Assets or the Excluded Liabilities, whether existing in hard copy or magnetic or electronic form;

          (q) All of the assets of Seller comprising any fund relating to Decommissioning, other than the Seller's Qualified Decommissioning Fund;

          (r) The right to the Excess PLR Decommissioning Amount, if any, upon the occurrence of any event specified in Section 6.20(c) or the receipt of the Requested Rulings prior to the Closing; and

          (s) All other assets of Seller and its Affiliates not constituting an interest in the Included Assets (it being acknowledged and agreed that no spare transformer for the Facilities has been included in the Included Assets).

     2.3. Assumed Liabilities and Obligations.

          At the Closing, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge when due, the following specific Liabilities and certain liabilities for Taxes of Seller that relate to the Included Assets or are otherwise specified below (collectively, "Assumed Liabilities and Obligations"):

          (a) All Liabilities arising after the Closing with respect to the ownership, operation, use or maintenance after the Closing of the Included Assets, and all Liabilities arising after the Closing under the Seller's Agreements (including the Standard Spent Fuel Disposal Contract), Fuel Contracts, the Emergency Equipment Easements, the Non-material Contracts and the Transferable Permits in accordance with the terms thereof, including all Liabilities arising after the Closing relating to the contracts, licenses, agreements and personal property leases entered into with respect to the Included Assets after the Effective Date consistent with Section 6.9, except in each case to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged at or prior to the Closing or to the extent the same arise out of any such breach or default or related waiver or out of any event which after the giving of notice or the passage of time would constitute a default by Seller;

          (b) All Liabilities with respect to the Transferred Employees relating to loss of life, injury, illness, discrimination, wrongful discharge, unfair labor practice, or constructive termination of any individual, or similar claim or cause of action that are attributable to any actions or inactions of Buyer or its Affiliates at or after the Closing;

          (c) All Liabilities with respect to Transferred Employees for which Buyer is responsible pursuant to Section 6.10;

          (d) Except as contemplated by Section 2.4(d), 2.4(i) and 2.4(j), all Liabilities of Seller under or related to Environmental Laws with respect to the ownership, use, operation or maintenance of the Included Assets (i) arising pre- or post-Closing, with respect to any such Liabilities caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under or migrating from the Palisades Site (but excluding any such Liability arising pre-Closing with respect to an Off-site Location, except to the extent that the Hazardous Materials giving rise to such Liability are present on the Palisades Site and such Off-Site Location as a result of the same Release occurring prior to the Closing) and (ii) arising after the Closing with respect to all other such Liabilities, including any such Liabilities caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under or migrating from the Big Rock ISFSI Site;

          (e) Liabilities for any claims by third parties resulting from or in connection with loss of life, injury or illness to persons or damages to property or the Environment and caused (or allegedly caused) by the presence or Release after the Closing of Hazardous Materials at, on, in, under or migrating from the Palisades Site or the Big Rock ISFSI Site;

          (f) All Liabilities associated with or arising from the Included Assets in respect of Taxes for which Buyer is liable pursuant to Section 3.5 or 6.8;

          (g) With respect to the Included Assets, all Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, maintenance, operation or use of the Included Assets or that relate to or arise from the Included Assets, in either case with respect to taxable periods (or portions thereof) beginning at or after the Closing (except for any Taxes imposed upon Seller arising from the sale of the Included Assets pursuant to this Agreement, any Income Taxes attributed to income actually received and retained by Seller, any Taxes imposed upon Seller under Section 6.8);

          (h) All Liabilities to Decommission the Facilities and the Sites;

          (i) Without limiting the Liabilities retained by Seller pursuant to Sections 6.13, 6.14 or 6.15, all Liabilities (other than Liabilities relating to claims by third parties, which are addressed in Section 2.3(j)), (A) whether arising pre- or post-Closing with respect to the Palisades Assets (but not, with respect to any such pre-Closing Liabilities, at any Off-Site Location) and (B) arising after the Closing with respect to the Big Rock ISFSI Assets, (x) under or relating to Nuclear Laws and arising out of the ownership, use, operation or maintenance at the applicable Site of the Included Assets or (y) associated with, or related to any claim in respect of, Nuclear Fuel, Spent Nuclear Fuel or other Nuclear Materials located at the applicable Site, including any and all such Liabilities arising out of or resulting from an "extraordinary nuclear occurrence," a "nuclear incident" or a "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Sites or any other licensed nuclear reactor site in the United States, or such an extraordinary nuclear occurrence, nuclear incident or precautionary evacuation in the course of the transportation of radioactive materials to or from the Sites or any other site, including Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140, and 10 C.F.R. Section 50.54(w); provided, however, that Buyer does not assume, and Seller shall retain as Excluded Liabilities hereunder, all Liabilities of Seller arising pre-Closing and associated with the off-Site processing, disposal, fabrication, storage, handling or transportation of Nuclear Fuel, Spent Nuclear Fuel or other Nuclear Materials (including, for purposes of this Section 2.3(i), Hazardous Materials mixed with Nuclear Materials) owned by Seller or NMC or otherwise associated in any manner with the Included Assets; and provided further, that, for sake of clarity, Buyer does not assume any such Liabilities associated with the construction, operation or Decommissioning of the Big Rock Point Plant Operating Facility, except all Liabilities attributable to periods following the Closing related to the Big Rock ISFSI;

          (j) Liabilities for any claims by third parties (including employees, whether such Liability is work-related or not) for loss of life, injury or illness to persons, damages to property or tort or similar causes of action based on acts or omissions arising or occurring after the Closing (i) under or relating to Nuclear Laws and arising out of the ownership, use, operation or maintenance of the Included Assets or (ii) associated with, or related to any claim in respect of, Nuclear Fuel, Spent Nuclear Fuel or other Nuclear Materials located at the Palisades Site or the Big Rock ISFSI Site; and

          (k) All other Liabilities expressly allocated to or assumed by Buyer in this Agreement.

     2.4. Excluded Liabilities.

          Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Buyer, and Buyer shall not assume or be obligated to pay, perform or otherwise discharge, any Liabilities not expressly identified as Assumed Liabilities and Obligations in Section 2.3 above (collectively, the "Excluded Liabilities"), including the following Liabilities and liabilities for Taxes, with all of such Excluded Liabilities remaining as obligations of Seller:

          (a) Any Liabilities in respect of (i) any Excluded Assets or other assets of Seller which are not Included Assets and (ii) any Excluded Contracts;

          (b) Any Liabilities for Taxes attributable to the ownership, sale, operation, maintenance or use of the Included Assets (including any withholding Taxes imposed on Seller with respect to the Transferred Employees) for taxable periods, or portions thereof, ending at or prior to the Closing, except for Taxes for which Buyer is liable pursuant to Section 3.5 or 6.8 hereof;

          (c) Any Liabilities arising under the NPPOSA prior to, at or after the Closing or any of the Seller's Agreements, Fuel Contracts, the Emergency Equipment Easements, Transferable Permits or Non-material Contracts at or prior to the Closing;

          (d) Any Liabilities for any monetary fines or penalties imposed by a Governmental Authority with respect to the Included Assets or the employment of the Palisades Employees or Big Rock ISFSI Employees, in either case to the extent attributable to acts or omissions of Seller prior to the Closing, together with the reasonable out-of-pocket expenses of Buyer incurred in the course of responding to any investigation relating thereto commenced by a Governmental Authority;

          (e) Subject to Section 3.5, any payment obligations of Seller for goods delivered, and services rendered, at or prior to the Closing, including rental or lease payments due and owing at or prior to the Closing pursuant to any leases relating to Tangible Personal Property;

          (f) Subject to Section 6.10, any Liabilities relating to any Benefit Plan, any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Seller or NMC or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller or NMC under Section 414(b), (c), (m), (o) or (t) of the Code ("ERISA Affiliate") or to which Seller, NMC or any ERISA Affiliate contributes or contributed, including any multiemployer plan, multiple employer plan or multiple employer welfare arrangement contributed to by Seller, NMC or any ERISA Affiliate or to which Seller, NMC or any ERISA Affiliate is or was obligated to contribute (the "Plans"), including any such Liability (i) for the termination or discontinuance of, or the Seller's, NMC's or an ERISA Affiliate's withdrawal from, any such Plan, (ii) relating to benefits payable under any such Plan or the denial of benefits alleged to be payable under any such Plan, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multiemployer plan, multiple employer plan or multiple employer welfare arrangement, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is asserted against Seller, NMC or any of their respective Affiliates, or against any Plan or any fiduciary or former fiduciary of, any of the Plans;

          (g) Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury (of any kind), discrimination, harassment, retaliation, constructive termination, wrongful discharge, unfair labor practices, or constructive termination by Seller or NMC of any individual, or any similar or related claim or cause of action attributable to any actions or inactions by such Person at or prior to the Closing with respect to the Included Assets, the Palisades Employees, the Big Rock ISFSI Employees, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of Seller, NMC or any of their respective Affiliates, provided that neither Seller nor NMC will have any Liability for similar actions or inactions by Buyer or any successor thereto on or after the Closing Date. Notwithstanding the foregoing, Buyer shall not assume any Liabilities for any employees of Seller, NMC or their Affiliates who are terminated or retire prior to the Closing and are not considered a Transferred Employee hereunder;

          (h) All Spent Nuclear Fuel Fees, the Pre-1983 Fee and any other fees associated with electricity generated at Palisades and the Big Rock Point Plant Operating Facility and sold on or prior to the Closing Date;

          (i) Any Liability arising out of or related to Releases from the former sulfuric acid above-ground storage tanks described in the amendment dated May 19, 2006 to the Phase I Environmental Site Assessment relating to the Palisades Site;

          (j) Any Liability arising out of or related to the presence or Release of Hazardous Materials at the Big Rock ISFSI Site as a result of the Release of Hazardous Materials at, on, in, under or migrating from the Big Rock Point Plant Operating Facility site;

          (k) Any Liability arising out of or related to the release, prior to the Closing, of tritium, strontium 90 or cesium 137 at the Sites that requires Buyer to undertake remediation at any Site or any Off-Site Location prior to the commencement of Decommissioning of the applicable Site.

          (l) Except as provided in Section 6.8(c), any Taxes incurred by Seller's Qualified Decommissioning Fund for taxable periods, or portions thereof, ending on or prior to the Closing Date (including any Tax incurred as a result of the ownership or disposition of an interest in a common trust fund subject to Code Section 584);

          (m) Except as otherwise expressly provided herein, Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

          (n) Any other Liabilities expressly allocated to or retained by Seller in this Agreement;

     2.5. Control of Litigation.

          (a) The Parties agree and acknowledge that, following the Closing and subject to the provisions of Article 8, Seller shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other activities arising out of or related to any Excluded Assets or Excluded Liabilities and Buyer agrees to reasonably cooperate, at Seller's expense, with Seller in connection therewith. Subject to the foregoing, Buyer shall have the right, at its option and expense, but not the obligation, to retain counsel to represent its interests in connection with any such litigation, investigation, proceedings or activities.

          (b) The Parties agree and acknowledge that, subject to the provisions of Article 8, Buyer shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other activities for which Buyer has responsibility under this Agreement, and Seller agrees to reasonably cooperate, at Buyer's expense, with Buyer in connection therewith.

                                    ARTICLE 3
                                   THE CLOSING

     3.1. Closing.

          (a) Upon the terms and subject to the satisfaction of the conditions contained in Article 7 of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Included Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Consumers at One Energy Plaza, Jackson, Michigan at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is twenty (20) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article 7 of this Agreement has been either satisfied or waived by the Party for whose benefit such condition precedent exists (except with respect to those conditions which by their terms are to be satisfied at or immediately prior to Closing), but in any event not after the Termination Date, unless the Parties mutually agree on another date. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 00:00:01 Eastern Standard Time on the Closing Date.

          (b) The Parties agree that, notwithstanding anything to contrary contained herein, the Parties shall not be required to effect the Closing during the period commencing on July 15, 2007 and ending upon the completion of the next refueling outage for Palisades, which is currently scheduled to begin during the third quarter of 2007. In the event that the Closing shall occur after such refueling outage has been completed, the Purchase Price shall be reset as described in Schedule 3.3(a)(5).

     3.2. Payment of Purchase Price.

          Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Included Assets, Buyer will pay or cause to be paid to Seller at the Closing in consideration of the Included Assets the sum of Three Hundred Eighty Million Dollars ($380,000,000) (the "Purchase Price") plus or minus any adjustments to such Purchase Price pursuant to the provisions of Section 3.3 below, by wire transfer of immediately available funds denominated in U.S. dollars in accordance with written instructions of Seller given to Buyer at least two (2) Business Days prior to the Closing Date or by such other means as are agreed upon by Seller and Buyer.

     3.3. Adjustments to the Purchase Price.

          (a) Subject to Sections 3.3(b) and 3.3(c), as of the Closing the Purchase Price shall be adjusted, on a dollar-for-dollar basis and without duplication, to account for the items set forth in this Section 3.3(a):

               (1) The Purchase Price shall be adjusted to account for the items prorated as of the Closing pursuant to Section 3.5.

               (2) The Purchase Price shall be (A) increased if and to the extent that the Book Value of the Nuclear Fuel owned by Seller as of the Closing is greater than the applicable Nuclear Fuel Book Value Baseline Amount, and (B) decreased if and to the extent that Book Value of the Nuclear Fuel owned by Seller as of the Closing is less than the applicable Nuclear Fuel Book Value Baseline Amount.

               (3) The Purchase Price shall be (A) increased if and to the extent that the Book Value of the Facility Inventories as of the Closing is greater than Twenty Five Million Two Hundred Thousand Dollars ($25,200,000), and (B) decreased if and to the extent that the Book Value of the Facility Inventories as of the Closing is less than Twenty Five Million Two Hundred Thousand Dollars ($25,200,000).

               (4) The Purchase Price shall be (i) decreased by the Capital Expenditures Shortfall and (ii) increased by the amount of any and all expenditures (including an allocation for corporate overhead, warehousing and general and administrative expenses) for capital additions to or replacements of property, plant and equipment and other expenditures or repairs on property, plant and equipment relating to the Facilities or the Sites that are capitalized by Seller in accordance with its normal accounting policies ("Capital Expenditures") that are made in respect of work performed after the date hereof and have been specifically requested or approved by Buyer in writing. For purposes of this Section 3.3(a)(4), any work described on the Capital Budget or set forth in Schedule 3.3(a)(5) shall not be deemed to have been requested or approved by Buyer unless otherwise set forth in writing and specifically requesting or authorizing the same. Nothing in this paragraph should be construed to limit Seller's rights and obligations to make all Capital Expenditures necessary to comply with the NRC License, the NRC Commitments and other Permits.

               (5) The Purchase Price shall be adjusted each day that the Closing Date occurs after March 1, 2007 by the cumulative applicable dollar amount for all such days as set forth in Schedule 3.3(a)(5).

               (6) If the projected cost to dispose of the Low Level Waste at the Palisades Facilities as of the Closing Date is greater than Five Hundred Thousand Dollars ($500,000), the Purchase Price shall be adjusted downward to the extent that the cost of such Low Level Waste disposal is greater than Five Hundred Thousand Dollars ($500,000). Conversely, if the projected cost to dispose of the Low Level Waste at the Palisades Facilities as of the Closing Date is less than Five Hundred Thousand Dollars ($500,000), the Purchase Price shall be adjusted upward to the extent that the cost of such Low Level Waste disposal is less than Five Hundred Thousand Dollars ($500,000). The calculation of the projected cost to dispose of the Low Level Waste at the Palisades Facilities as of the Closing Date shall be made in accordance with the methodology set forth on
     Schedule 3.3(a)(5).

               (7) The Purchase Price shall be adjusted as provided in Section 6.10(g).

               (8) The Purchase Price shall be adjusted as provided in Section 6.10(l).

               (9) The Purchase Price shall be adjusted for the Big Rock Amount as provided in Section 6.25.

          (b) No less than ten (10) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth Seller's best estimate of all adjustments to the Purchase Price required by Section 3.3(a) (the "Estimated Adjustments"). Seller shall cooperate with Buyer and provide Buyer and its representatives access to all information used to calculate the Estimated Adjustments. Within five (5) Business Days after the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to any Estimated Adjustment in writing. If Buyer objects to an Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If and to the extent the Parties are able to do so prior to the Closing Date (or if Buyer does not object to any of the Estimated Adjustments), the Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustments not in dispute. The Purchase Price, as so adjusted at Closing by the undisputed Estimated Adjustments, is referred to herein as the "Closing Payment." The Closing Payment shall be paid by Buyer to Seller at the Closing. The disputed Estimated Adjustments shall be resolved in accordance with the provisions of Section 3.3(c) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(c).

          (c) Within sixty (60) Business Days after the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Purchase Price required by Section 3.3(a) and any disputed Estimated Adjustments pursuant to Section 3.3(b) (the "Proposed Post-Closing Adjustment") and all work papers detailing such adjustments. Within thirty (30) Business Days after the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the Proposed Post-Closing Adjustment in writing. Seller and Buyer agree to cooperate with one another to provide one another with the information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller's and Buyer's joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the "Post-Closing Adjustment") by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party (together with interest accrued thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment) no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

     3.4. Allocation of Purchase Price.

          (a) Buyer and Seller shall use their reasonable good faith efforts to jointly agree at least forty-five (45) days prior to the Closing Date to an estimated allocation among the Included Assets of the sum of the Purchase Price and the Assumed Liabilities and Obligations that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder and the private letter rulings issued by the IRS under Code Section 468A relating to the transfer of Qualified Decommissioning Fund assets (the "Estimated Allocation"). The Estimated Allocation, to the extent agreed to, will be used for transfer and sales tax filings and for all other Closing document purposes.

          (b) Buyer and Seller shall use their reasonable good faith efforts to jointly agree, within ninety (90) days after the Closing Date, to an allocation among the Included Assets of the sum of the Purchase Price (including any subsequent adjustments thereto) and the Assumed Liabilities and Obligations (together with any other relevant items) that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder (the "Allocation").

          (c) Except to the extent required to comply with a Final Determination, Buyer and Seller (to the extent Seller is required to make any such reports) shall report the transactions contemplated by this Agreement for all Tax purposes in a manner consistent with the Allocation. Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with the Allocation without the consent of the other Party. To the extent such filings are required, Buyer and Seller agree to file Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and all federal, state, local and foreign Tax Returns, in accordance with the Allocation. Subsequent to the preparation of the Estimated Allocation and the Allocation as provided in Sections 3.4(a) and 3.4(b), Buyer and Seller agree to provide the other with any information required to complete Form 8594 within ten
(10) days of the request for such information. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding relating to Taxes regarding the allocation of the Purchase Price pursuant to this Section 3.4. Notwithstanding the foregoing, in the event Buyer and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax Return, Tax proceeding or audit, provided that Seller and Buyer shall take all actions required to comply with a Final Determination. Buyer and Seller shall treat the transaction contemplated by this Agreement as the acquisition by Buyer of a trade or business for United States federal income Tax purposes and agree that no portion of the consideration shall be treated in whole or in part as the payment for services or future services.

     3.5. Prorations.

          (a) Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the business and operation of the Included Assets shall be prorated as of the Closing, with Seller liable to the extent such items relate to any time period ending at or prior to the Closing, and Buyer liable to the extent such items relate to periods commencing after the Closing (measured in the same units used to compute the item in question, otherwise measured by calendar days or fraction thereof):

               (1) Taxes, assessments and other charges, if any, relating to the ownership, operation, maintenance, use or business of the Included Assets (subject to Sections 3.5(b) and 3.5(c) below);

               (2) Any prepaid expenses (including security deposits) relating to the Included Assets;

               (3) Rent, Taxes and all other items (including goods not included in Facility Inventory) under any of Seller's Agreements or the Non-material Contracts;

               (4) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

               (5) Sewer rents and charges for water, telephone, electricity and other utilities;

               (6) Spent Nuclear Fuel Fees for the quarter in which the Closing occurs, provided that Seller agrees to pay all Spent Nuclear Fuel Fees for the quarter which ended prior to the quarter in which Closing occurs;

               (7) Fees or charges (other than Taxes) imposed by any Governmental Authority; and

               (8) Insurance premiums with respect to the Nuclear Insurance Policies with ANI transferred to Buyer pursuant to Section 2.1(l).

          (b) Ad valorem real estate Taxes on the Real Property that first become due and payable prior to the Closing will be paid in full by Seller and ad valorem real estate Taxes on the Real Property that first become due and payable after the Closing will be paid in full by Buyer without proration. Seller shall fully pay and be responsible for all special assessments which have become a lien on the Real Property prior to or as of the Closing. Buyer shall be responsible for all special assessments which first become a lien on the Real Property after the Closing.

          (c) All personal property Taxes on the property included in the Included Assets that, under applicable Law, is taxed as personal property that first become due and payable prior to the Closing will be paid in full by Seller and all personal property Taxes on the property included in the Included Assets that, under applicable Law, is taxed as personal property, that first become due and payable after the Closing will be paid in full by Buyer without proration.

          (d) Notwithstanding any other provision of this Agreement, a Tax in the form of interest or penalties shall be allocated (i) to Seller (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by the Seller to pay a Tax or failure by the Seller to file a Tax Return, in each case, that was due on or before the Closing Date and (ii) to Buyer (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Buyer to pay a Tax or failure by Buyer to file a Tax Return, in each case that was due after the Closing Date.

          (e) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing, the proration shall be based upon the actual accrued through the Closing or paid for the most recent year (or other appropriate period) for which actual amounts paid are available. Such prorated amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. Prorations measured by calendar days shall be based on the number of days (and fractions thereof) in a year or other appropriate period
(i) before the Closing and (ii) after the Closing. Seller and Buyer agree to promptly furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

          (f) To the extent that the proration of a Tax under this Section 3.5 allocates such Tax to a period (or portion thereof) ending at or prior to the Closing, such Tax shall constitute an Excluded Liability. To the extent that the proration of a Tax under this Section 3.5 allocates such Tax to a period (or portion thereof) ending after the Closing, such Tax shall constitute an Assumed Liability and Obligation.

     3.6. Deliveries by Seller.

          At the Closing (or, in the case of those items contemplated by paragraph (f) below, at the Facilities on or before the Closing Date), Seller will deliver, or cause to be delivered, the following to Buyer:

          (a) All Ancillary Agreements, duly executed by Seller, as applicable, except for the Power Purchase Agreement which shall be executed prior thereto;

          (b) Copies of Seller's Required Regulatory Approvals and any and all consents, waivers or approvals set forth on Schedule 4.3(a) and obtained by Seller with respect to the transfer of the Included Assets, or the consummation of the transactions contemplated by this Agreement together with notice to, and if required by the terms thereof, consents by other Persons that are parties to (or have issued, in the case of the Transferable Permits) the Seller's Agreements, the Fuel Contracts and, to the extent reasonably necessary to operate the Facilities, the Transferable Permits;

          (c) Copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and all of the other agreements and instruments to be executed and delivered by Seller in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby;

          (d) A certificate of the Secretary or any Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby;

          (e) A certificate of good standing with respect to Seller, issued by the Secretary of State of the State of Michigan;

          (f) To the extent reasonably available, originals or otherwise true and correct copies as certified by an officer of Seller of the Seller's Agreements, Fuel Contracts, Non-material Contracts, Emergency Equipment Easements, Transferred Employee Records and Transferable Permits and, if not reasonably available, true and correct copies thereof;

          (g) The assets of the Qualified Decommissioning Fund to be transferred pursuant to Section 6.12, provided that such assets shall be delivered to the Trustee of the Post-Closing Decommissioning Trust Agreement;

          (h) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to transfer to Buyer the Included Assets, in accordance with this Agreement and where necessary or desirable in recordable form;

          (i) Such other agreements, consents, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith or therewith;

          (j) Seller's FIRPTA Certificate;

          (k) The WARN Certificate;

          (l) The Palisades Title Commitment and the Big Rock Title Commitment, down-dated/marked up to the Closing Date, each together with any owner's affidavits or similar documents required thereby.

          (m) Evidence of the release of the Included Assets from the lien of the Mortgage Indenture; and

          (n) The security required to be furnished by Seller pursuant to
Section 7.3 of the Power Purchase Agreement.

     3.7. Deliveries by Buyer.

          At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

          (a) The Closing Payment, payable pursuant to Section 3.2, as adjusted pursuant to Section 3.3;

          (b) All Ancillary Agreements, duly executed by Buyer, as applicable, except for the Power Purchase Agreement and Interconnection Agreement, which shall be executed prior thereto;

          (c) Copies of Buyer's Required Regulatory Approvals and any and all consents, waivers or approvals set forth on Schedule 5.3(a) and obtained by Buyer with respect to the transfer of the Included Assets, or the consummation of the transactions contemplated by this Agreement;

          (d) Copies, certified by the Secretary or any Assistant Secretary of Buyer of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and all of the other agreements and instruments to be executed and delivered by Buyer and Buyer's Parent in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby;

          (e) A certificate of the Secretary or any Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer and Buyer's Parent authorized to execute and deliver this Agreement and the Ancillary Agreements and the other agreements contemplated hereby and thereby;

          (f) A certificate of good standing with respect to Buyer, issued by the Secretary of State of the State of Delaware;

          (g) A certificate of authority of Buyer (or its assignee of this Agreement) to do business in Michigan, issued by the Secretary of State of the State of Michigan;

          (h) All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement;

          (i) A copy of the Post-Closing Decommissioning Trust Agreement;

          (j) Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, or otherwise reasonably required in connection herewith;

          (k) The security required to be furnished by Buyer pursuant to Section
7.2 of the Power Purchase Agreement.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

     4.1. Organization.

          Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Complete and correct copies of the Articles of Incorporation and By-laws of Seller, each as amended to date, have heretofore been made available to Buyer.

     4.2. Authority Relative to this Agreement.

          Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary

Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Seller, or, if applicable, will be duly and validly executed and delivered by Seller at the Closing, and assuming that this Agreement and the applicable Ancillary Agreements constitute valid and binding agreements of Buyer, and subject to the receipt of Seller's Required Regulatory Approvals and Buyer's Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

     4.3. Consents and Approvals; No Violation.

          (a) Subject to the receipt of the third-party consents set forth in
Schedule 4.3(a), the Seller's Required Regulatory Approvals and the Buyer's Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Articles of Incorporation or By-laws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Included Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which do not, individually or in the aggregate, create a Material Adverse Effect; (iii) constitute violations of any Law applicable to Seller, NMC, any of the Included Assets or any of the Palisades Employees or the Big Rock ISFSI Employees, except for such violations as do not, individually or in the aggregate, create a Material Adverse Effect; or (iv) result in the creation, continuation or imposition of an Encumbrance on any of the Included Assets other than a Permitted Encumbrance.

          (b) Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the "Seller's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or permit of, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or any Ancillary Agreement or the consummation by Seller of the transactions contemplated hereby or thereby.

     4.4. Reports.

          Since January 1, 2003, each of Seller and its Affiliates and, to Seller's Knowledge, NMC, has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, the NRC, the Department of Energy, the FERC, the Federal Communications Commission and the Federal Aviation Administration, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the Included Assets or the ownership or operation thereof under each of the Securities Act, the Exchange Act, the applicable state public utility laws, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Public Utility Holding Company Act of 2005, the Atomic Energy Act, the Energy Reorganization Act, the Price Anderson Act, the Communications Act of 1934 and the Federal Aviation Act and the respective rules and regulations under each of the foregoing. All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

     4.5. Title and Related Matters.

          (a) Seller has marketable title, insurable by a nationally recognized title insurance company, to all of the Real Property, free and clear of all Encumbrances other than the Permitted Encumbrances.

          (b) Seller has good and valid title to the Included Assets not constituting Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

          (c) All improvements constituting part of the Real Property are in compliance in all material respects with all applicable Laws and Permits.

          (d) Neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and to Seller's Knowledge, no such condemnation or other taking has been threatened.

     4.6. Insurance.

          Except as set forth in Schedule 4.6, all policies of property damage, fire, liability, Nuclear Insurance Policies, workers' compensation and forms of insurance relating to the Included Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to NEIL policies), and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.6, as of the date of this Agreement, to the Knowledge of Seller, no insurance with respect to the Included Assets has been refused nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the past three (3) years, and all required notices have been sent to insurers to preserve all material claims under the aforementioned insurance policies.

     4.7. Environmental Matters.

          With respect to the Included Assets and the ownership or operation thereof, except as disclosed in Schedule 4.7 and Schedule 4.12:

          (a) Seller alone or together with NMC has obtained and holds all Environmental Permits used in or necessary for the ownership and the current use of the Included Assets, all of which Environmental Permits are in full force and effect, and Seller and NMC are and have been in compliance in all material respects with all such Environmental Permits, and Seller has no Knowledge of any conditions, or circumstances that represent any material impediment to the prompt renewal or extension of any such Environmental Permits with an associated cost not in excess of standard renewal or extension fees. Seller has no planned changes to the Included Assets that requires modification of any Environmental Permit which has not yet been obtained. Schedule 4.13(b) sets forth all material Environmental Permits applicable to the Included Assets, as well as the status of any pending applications for renewal, modification or extension of any such Environmental Permits.

          (b) The Included Assets are presently and at all times in the last two
(2) years have been in compliance in all material respects with all Environmental Laws. In connection with the ownership or operation of the Included Assets, none of Seller, its Affiliates, nor, to Seller's Knowledge, NMC, has received within the past two (2) years any written notice from any Governmental Authority that it is not or has not been in material compliance with all Environmental Laws and all Environmental Permits. There are no facts, circumstances or conditions that are reasonably likely to be expected to materially restrict, encumber or result in the imposition of any material lien, restriction or limitation, or to result in the imposition of material special conditions, under any Environmental Law with respect to the ownership, occupancy, or use of the Included Assets.

          (c) There are no material Environmental Claims pending or, to Seller's Knowledge, threatened with respect to the Included Assets and to Seller's Knowledge there are no facts or circumstances that are reasonably likely to form the basis for any material Environmental Claim with respect to the Included Assets.

          (d) In connection with the operation of the Included Assets by or on behalf of Seller, to Seller's Knowledge, no Releases of Hazardous Materials have occurred, and no Hazardous Materials are present on or migrating from the Sites, that are reasonably likely to give rise to a material Environmental Claim or require any material Remediation, it being understood that Hazardous Materials properly used, stored or maintained at the Sites in compliance with applicable Environmental Law shall not be considered to present a reasonable likelihood of a material Environmental Claim or of a material Remediation requirement.

          (e) Neither the Sites nor any portion of the Sites is an Environmental Cleanup Site, and, to Seller's Knowledge, neither Seller nor NMC has transported or arranged for treatment, storage, handling, disposal or transportation of any Hazardous Materials from the Sites to any location which is an Environmental Cleanup Site.

          (f) Except for tanks and equipment that are in conformance with all applicable Environmental Law, there are no above ground or underground storage tanks, active or abandoned, at the Sites nor, to Seller's Knowledge any polychlorinated biphenyl-containing equipment located at the Sites.

          (g) In the three (3) years prior to the date hereof (i) none of Seller or its Affiliates, nor, to Seller's Knowledge, NMC, has previously sought or obtained, nor has there been or is there currently, to Seller's Knowledge, environmental liability insurance coverage for the Included Assets, and (ii) there have been no claims by Seller or NMC against primary general liability or excess liability insurance policies for any Loss resulting from, relating to or arising from Environmental Claims with respect to the Included Assets.

          The representations and warranties made by Seller in this Section 4.7 are the exclusive representations and warranties made to Buyer relating to environmental matters.

     4.8. Labor Matters.

          (a) Schedule 4.8 sets forth all collective bargaining agreements and all written and to Seller's Knowledge oral employment agreements, including without limitation severance and change-in-control agreements, that relate to the Palisades Employees and Big Rock ISFSI Employees currently in effect. Complete and correct copies of all collective bargaining agreements and other written employment agreements in respect of the Palisades Employees and Big Rock ISFSI Employees, including all amendments thereto, have been made available to Buyer. To the Knowledge of Seller, each Palisades Employee and Big Rock ISFSI Employee and each other individual that provides services at the Facilities or otherwise in support of the Included Assets is performing, and is qualified, licensed, certified or trained, in accordance with applicable requirements or standards of Governmental Authorities to perform the duties and responsibilities of their current job assignment, and each has the appropriate nuclear power plant access authorizations, where required.

          (b) With respect to the Palisades Employees and the Big Rock ISFSI Employees, (i) each employer of such employees is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including all recordkeeping requirements thereunder; (ii) there is no material suit, action, investigation, charge, claim or proceeding pending, or to Seller's Knowledge, threatened (whether internal to Seller, its Affiliates or NMC or before any Governmental Authority), or any order binding upon or applicable to Seller, its Affiliates or NMC, in any case relating to employment, employment and hiring practices, terms and conditions of employment, wages and hours, employment discrimination and equal employment opportunity, employee benefits, occupational safety or health, collective bargaining, immigration, workers' compensation, the payment of Social Security Taxes and other Taxes or plant closings; (iii) there has been no notice of any unfair labor practice charge or complaint pending, or, to Seller's Knowledge, threatened, before the National Labor Relations Board; (iv) there is no strike, slowdown or work stoppage actually pending or, to Seller's Knowledge, threatened; (v) no representation petition has been filed with the National Labor Relations Board, and to Seller's Knowledge, no union organizing campaign is underway; and (vi) no arbitration proceeding arising out of or under the Collective Bargaining Agreement is pending, or to Seller's Knowledge, threatened with respect to any material grievance thereunder.

     4.9. ERISA; Benefit Plans.

          (a) Schedule 4.9(a) lists each employee benefit plan, including each employee benefit plan as defined in Section 3(3) of ERISA, each multiemployer plan as defined in Section 3(37) of ERISA, each multiple employer plan within the meaning of Code Section 413(c), each multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and each other plan, contract, agreement, arrangement or policy, whether written or oral, qualified or non-qualified, providing for (i) compensation, severance benefits, bonuses, profit-sharing or other forms of incentive compensation; (ii) vacation, holiday, sickness or other time-off; (iii) health, medical, dental, disability, life, accidental death and dismemberment, employee assistance, educational assistance, relocation or fringe benefits or perquisites, including post-employment benefits; and (iv) deferred compensation, defined benefit or defined contribution, retirement or pension benefits, or equity grants that covers any Palisades Employee, or that is maintained, administered or with respect to which contributions are made by any of NMC, Seller or ERISA Affiliates in respect of Palisades Employees or their beneficiaries ("Benefit Plans"). True, correct, and complete copies of (i) all such Benefit Plans, including all amendments thereto and other information regarding benefit changes that have been previously communicated, (ii) all related trust agreements, insurance contracts and funding arrangements that implement each such Benefit Plan, (iii) all related summary plan descriptions and summaries of material modifications of such Benefit Plans, (iv) all determination letters received from the IRS pertaining to any such Benefit Plan,
(v) all annual reports (IRS Forms 5500) for the three (3) most recent plan years for each such Benefit Plan, (vi) all compliance testing data and results for the three (3) most recent plan years for each such Benefit Plan and (vii) all communications with any Governmental Authority with respect to each Benefit Plan have been made available to Buyer. Except as set forth on Schedule 4.9(a), no such information with respect to the Big Rock ISFSI Employee(s) has been provided.

          (b) Each Benefit Plan and related trust which is intended to be qualified within the meaning of Code Section 401(a) or tax-exempt under Code
Section 501(c)(9) is so qualified or exempt from taxation and has received a favorable determination letter as to its qualification or tax-exempt status under all applicable Laws (or if no favorable determination letter has yet been issued, a request for such determination letter with respect to such Benefit Plan was timely submitted) and has never lost its qualified or tax-exempt status and, to Seller's Knowledge, there are no facts or circumstances that would adversely affect IRS qualification or tax-exempt status. The most recent IRS determination letters and any outstanding request for a determination letter have been furnished by Seller to Buyer.

          (c) With respect to each Benefit Plan: (i) such Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Benefit Plan and the terms of the Collective Bargaining Agreement, if applicable, and complies in all material respects with all applicable Laws, including ERISA, COBRA, HIPAA, USERRA and the Code, the Securities Act and the Exchange Act; (ii) all required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, summary plan descriptions and summaries of material modifications) have been filed on a timely basis and/or distributed in accordance with the applicable requirements of ERISA and the Code; (iii) no such Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated, and no proceeding by the PBGC to terminate any such

Employee Pension Benefit Plan has been instituted or to Seller's Knowledge threatened; (iv) to Seller's Knowledge no Fiduciary has incurred any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan, (v) subject to the Collective Bargaining Agreement, such Benefit Plan may be amended, terminated, or otherwise modified by the sponsoring employer (including elimination of future accruals under any such Benefit Plan), and no communication concerning such Benefit Plan or provision in any document governing such Benefit Plan (whether express or implied or written has failed to reserve effectively the right of the sponsoring employer (including, after any assumption of such Benefit Plan, Buyer) to terminate, or make any amendment or modification to such Benefit Plan in whole or in part; (vi) subject to the Collective Bargaining Agreement or as otherwise permitted by Section 6.1(a)(10), neither NMC nor Seller has made any commitment to establish any new Benefit Plan, to modify any Benefit Plan (except as required under applicable Laws), nor has any intention to do so been communicated in writing to any Palisades Employees or Big Rock ISFSI Employees; (vii) no actions, suits, proceedings, hearings, investigations or claims with respect to the administration or the investment of the assets of such Benefit Plan (other than routine claims for benefits in the ordinary course) are pending or threatened, and Seller has no Knowledge of any basis for any such action, suit, proceeding, hearing, investigation or claim; (viii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authority is pending, in progress or threatened; and (ix) as of the date hereof, none of Seller, NMC or any ERISA Affiliate has an application pending to the IRS under the Employee Plans Compliance Resolution System or has had such an application pursuant to the Employee Plans Compliance Resolution System or its predecessor denied, and if NMC or Seller has previously made such application and a compliance statement has been issued, Seller, NMC or such ERISA Affiliate, as applicable, has signed such statement and made the applicable correction or will make the applicable correction within the requisite time period.

          (d) All contributions, premiums or other payments (including all employer contributions and employee salary reduction and other contributions) that are due have been made within the time periods prescribed by ERISA, the Code or the applicable plan document to each Employee Pension Benefit Plan. All contributions for any period ending at or before the Closing which are not yet due have been made to each Employee Pension Benefit Plan or have been properly accrued in accordance with the past custom and practice of Seller.

          (e) Neither NMC, Seller nor any ERISA Affiliate has incurred any material Liability, nor, to Seller's Knowledge, are there any facts or circumstances that, would reasonably be expected to subject Seller, NMC or any ERISA Affiliate to any Liability (i) to the PBGC in connection with any Benefit Plan or otherwise under Title IV of ERISA, (ii) under the Code with respect to any such Benefit Plan, or (iii) under COBRA, HIPAA, USERRA or the Code with respect to any such Benefit Plan. Except as set forth in Schedule 4.9(e), no Benefit Plan is or has been the subject of a Reportable Event, and no non-exempt "prohibited transaction" (as described in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan. None of Seller, NMC or their ERISA Affiliates contributes to, has any obligation to contribute to, or has any Liability (including any withdrawal liability under Section 4201 et. seq. of ERISA) under or with respect to any "multiemployer plan" within the meaning of Section 3(37) of ERISA or with respect to any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

          (f) To the Knowledge of Seller, neither NMC nor Seller nor any ERISA Affiliate or successor corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction that may be disregarded under Section 4069 or Section 4212(c) of ERISA.

     4.10. Sufficiency of Assets.

     The Included Assets, in the aggregate, constitute all of the assets, tangible and intangible, of any nature whatsoever (including, without limitation, all of the contracts, agreements, licenses, leases, commitments and other legally binding arrangements, whether for services, goods or otherwise), and the Palisades Employees and the Big Rock ISFSI Employees constitute all of the personnel, reasonably necessary for the ownership, operation and maintenance of Palisades and the Big Rock ISFSI in the manner presently operated and maintained or used in the operation and maintenance thereof during the twelve
(12) months prior to the Effective Date and the Closing Date. Palisades is currently operable at a level sufficient to meet the accredited capacity obligations in the Power Purchase Agreement and Seller has no Knowledge of any condition that would prevent the operation of Palisades at this level consistent with past performance.

     4.11. Certain Contracts and Arrangements.

          (a) Except for Seller's interests in and rights under (i) those purchase orders, contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Included Assets, which are listed in
Schedule 4.9(a) and Schedule 4.11(a)(i), (ii) those contracts, agreements, commitments and understandings relating to the procurement or fabrication of Nuclear Fuel, a list of which is included on Schedule 4.11(a)(ii) ("Fuel Contracts"), (iii) contracts, agreements, personal property leases, licenses, commitments, understandings or instruments which will expire or terminate, or in which the obligations of Seller will be fully performed, prior to the Closing Date, (iv) Non-material Contracts, (v) the Ancillary Agreements and (vi) the Excluded Contracts, Seller is not, as of the date of this Agreement, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which relates to the ownership or operation of the Included Assets or provides for the sale of capacity, energy or ancillary services from Palisades.

          (b) Except as set forth on Schedule 4.11(b), there is not, under any Seller's Agreement, Fuel Contract or Non-material Contract, any breach on the part of Seller, or to the Knowledge of Seller, on the part of any of the parties thereto, except such material breaches as to which requisite waivers or consents have been obtained or which do not, individually or in the aggregate, create a Material Adverse Effect.

          (c) Each Seller's Agreement, Fuel Contract and Non-material Contract
(i) is legal, valid and enforceable as to Seller in accordance with its terms and is in full force and effect, and (ii) except as disclosed in Schedule 4.3(a), may be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto and

          (d) True and complete copies of each Seller's Agreement and Fuel Contract, including any amendments, supplements and modifications thereto, have been provided or made available to Buyer.

     4.12. Legal Proceedings, etc.

          Except as described in Schedule 4.12, there are no claims, actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller or NMC before any court, arbitrator or Governmental Authority (i) with respect to the Included Assets, the Palisades Employees or the Big Rock ISFSI Employees, or
(ii) which prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements. None of Seller or its Affiliates, nor, to Seller's Knowledge, NMC, is subject to any outstanding Governmental Order specifically relating to the Included Assets, the Palisades Employees or the Big Rock ISFSI Employees.

     4.13. Permits.

          (a) Seller (together with NMC) has all permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 4.7 hereof or licenses issued by the NRC referred to in Section 4.14 hereof (collectively, "Permits"), used in, or necessary for the ownership and operation of, the Included Assets as presently conducted or as required by Law. All Permits are in full force and effect, and neither Seller nor NMC has received any written notification which remains unresolved that it is in violation of any of such Permits, or any Law or Governmental Order applicable to the Included Assets except for notifications of violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has no Knowledge of any conditions, circumstances or issues that represent any material impediment to prompt issuance, renewal, continuation or extension of the Permits without substantial increased cost or that represent any material impediment to the current use of Palisades, the Included Assets or the Sites under its existing emergency plan. Palisades and the Big Rock ISFSI are in compliance with all Permits, Laws and Governmental Orders applicable to the Included Assets except for violations which, individually or in the aggregate, do not create a Material Adverse Effect.

          (b) Schedule 4.13(b) sets forth all material Permits, including all material Environmental Permits and Transferable Permits.

     4.14. NRC Licenses.

          (a) Seller (together with NMC) has all licenses, permits, and other material consents and approvals applicable to the Included Assets that are issued by the NRC and are necessary to the ownership and operation of the Included Assets as presently operated, pursuant to the requirements of all Nuclear Laws, and all NRC Licenses are in full force and effect. Neither Seller nor, to Seller's Knowledge, NMC has received any written notification which remains unresolved that it is in material violation of any of such NRC License, or any order, rule, regulation, or decision of the NRC with respect to the Included Assets. Each of Seller and its Affiliates, and to Seller's Knowledge, NMC is in material compliance with all Nuclear Laws and all orders, rules, regulations, or decisions of NRC applicable to it with respect to the Included Assets.

          (b) Schedule 4.14(b) sets forth all NRC Licenses issued by the NRC applicable to the Included Assets and currently in effect.

          (c) The Included Assets conform in all material respects to the technical specifications included in the NRC Licenses in accordance with the requirements of 10 C.F.R. Section 50.36 and the final safety analysis reports (as updated) that are required under 10 C.F.R. Section 50.71(e).

     4.15. Regulation as a Utility.

          Seller is a subsidiary of a "public utility holding company" as defined in the Public Utility Holding Company Act of 2005, a public utility within the meaning of the Federal Power Act and a public utility within the meaning of MCL 460.1 et seq. Except with respect to local tax and zoning laws, Seller is not, as a result of its ownership or operation of the Included Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States (other than Michigan), any foreign country or any municipality or any political subdivision of the foregoing.

     4.16. Tax Matters.

          Except as set forth on Schedule 4.16 and except with respect to the portion of the Included Assets that are part of the Qualified Decommissioning Fund, with respect to the Included Assets, (i) all material Tax Returns of Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership or operation of the Included Assets have been filed, and
(ii) all material Taxes shown to be due on such Tax Returns have been paid in full, except where such Taxes are being contested in good faith through appropriate proceedings. No written notice of deficiency or assessment has been received from any taxing authority with respect to any material amount of Liabilities for Taxes of Seller, in respect of the Included Assets or, to the Knowledge of Seller, with respect to the Palisades Employees or the Big Rock ISFSI Employees, as applicable, that has not been fully paid or finally settled, except for matters that are being contested in good faith through appropriate proceedings. There are no Encumbrances for Taxes upon any of the Included Assets, except for Encumbrances for Taxes not yet due and payable and Encumbrances for Taxes that are listed on Schedule 4.16, which are being contested in good faith through appropriate proceedings.

     4.17. Qualified Decommissioning Fund.

          (a) Except as described on Schedule 4.17, with respect to all periods prior to the Closing: (i) Seller's Qualified Decommissioning Fund has been a trust, validly existing under the Laws of the Commonwealth of Massachusetts or the State of Michigan, as applicable, with all requisite authority to conduct its affairs as it now does; (ii) Seller's Qualified Decommissioning Fund satisfied the requirements necessary for such fund to be treated as "Nuclear Decommissioning Reserve Fund" and a "Qualified Nuclear Decommissioning Fund" within the meaning of Treas. Reg. Section 1.468A-1(b)(3); (iii) Seller's Qualified Decommissioning Fund has been in compliance with all applicable Laws of the NRC, FERC, the IRS, MPSC and any other Governmental Authority; (iv) Seller's Qualified Decommissioning Fund has not engaged in any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2); (v) no "excess contribution," as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Seller's Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg.
Section 1.468A-5(c)(2)(i); and (vi) Seller has timely made valid elections to make annual contributions to the Qualified Decommissioning Fund and Seller has made available copies of such elections requested by the Buyer for the Tax years ended December 31, 2000 through 2004.

          (b) Seller has heretofore delivered to Buyer a copy of Seller's Decommissioning Trust Agreement as in effect on the Effective Date.

          (c) Subject only to Seller's Required Regulatory Approvals, Seller and the Trustee have, or as of Closing will have, all requisite authority to cause the assets of the Qualified Decommissioning Fund to be transferred on behalf of Buyer to the Trustee of the Post-Closing Decommissioning Trust Agreement.

          (d) With respect to all periods prior to the Closing, (i) Seller and/or the Trustee of Seller's Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, FERC, MPSC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities and
(ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that may be contributed to the Qualified Decommissioning Fund. Seller has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for the Seller's Qualified Decommissioning Fund and a complete copy of the currently pending request for revised ruling amounts, together with all exhibits, amendments and supplements thereto. Any amounts contributed to Seller's Qualified Decommissioning Fund while such ruling request is pending before the IRS and which are finally determined to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Seller's Qualified Decommissioning Fund within the period provided in Treasury Reg. 1.468A-5(c)(2)(i).

          (e) Seller has made available to Buyer a statement of assets and liabilities verified by the Trustee for the Seller's Qualified Decommissioning Fund as of December 31, 2005 and will make such an unaudited statement as of the last Business Day before Closing available prior to Closing, and they present fairly in all material respects as of such dates the financial position of the Qualified Decommissioning Fund.

          (f) Seller's Qualified Decommissioning Fund has filed or as of the Closing Date will have filed all material Tax Returns required to be filed prior to the Closing Date with respect to all taxable periods ending on or prior to the Closing Date, including returns for estimated Income Taxes; such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.17, no notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of Seller's Qualified Decommissioning Fund which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.17 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.17, there are no outstanding agreements or waivers extending the applicable statutory


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

periods of limitations for any Taxes associated with Seller's Qualified Decommissioning Fund for any period.

     4.18. Intellectual Property.

          Except as set forth on Schedule 4.18, Seller or NMC has ownership of or a fully paid-up, valid license to use all of the Intellectual Property reasonably necessary for the operation of the Facilities. Neither Seller nor NMC has received written notice of any claims or demands of any other Person pertaining to any of the Intellectual Property and no proceedings have been instituted, or are pending or, to Seller's Knowledge, threatened, which challenge the rights of Seller in respect thereof. To the Knowledge of Seller, none of the Intellectual Property materially infringes upon any intellectual property of any other Person and neither Seller nor NMC is making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present employee of Seller or NMC in connection with the operation of the Included Assets.

     4.19. Zoning Classification.

          The Palisades Site is zoned as set forth in Schedule 4.19. Palisades, as currently operated, is not a nonconforming use (legal or otherwise). The Big Rock ISFSI, as currently operated, is a legal nonconforming use. Except as set forth on Schedule 4.19, Seller has not requested, applied for, or given its consent to, and Seller has no Knowledge of, any pending change in the zoning of the Real Property.

     4.20. Emergency Warning Sirens.

          All emergency warning sirens located at or within public property or public right of way areas are located and operating pursuant to duly issued and currently effective and valid resolutions or other authorizations from the applicable Governmental Authority(ies), and such resolutions or other authorizations are assignable to Buyer.

     4.21. Disclaimer.

          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS yARTICLE 4, THE INCLUDED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND ACCORDINGLY SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE INCLUDED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE INCLUDED ASSETS, OR ANY PART THEREOF, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS yARTICLE 4, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS MATERIALS OR LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE


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

GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE INCLUDED ASSETS OR THE SUITABILITY OF THE FACILITIES FOR OPERATION AND NO OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY OFFICER, EMPLOYEE, CONSULTANT OR AGENT THEREOF, OR ANY BROKER OR INVESTMENT BANKER WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE INCLUDED ASSETS OR ANY PART THEREOF.

          THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES HERETO AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 4 AND 5 OF THIS AGREEMENT.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

     5.1. Organization; Qualification.

          Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of its Certificate of Formation and limited liability company operating agreement as currently in effect. Buyer is, or on the Closing Date will be, qualified to conduct business in the State of Michigan.

     5.2. Authority Relative to this Agreement.

          Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Buyer and no other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Buyer, or, if applicable, will be duly and validly executed and delivered by Buyer at or prior to the Closing and assuming that this Agreement and each such Ancillary Agreement constitute or will constitute at Closing valid and binding agreements of Seller, and subject to the receipt of Buyer's Required Regulatory Approvals and Seller's Required Regulatory Approvals, constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

     5.3. Consents and Approvals; No Violation.

          (a) Subject to the receipt of the third-party consents set forth in
Schedule 5.3(a), the Seller's Required Regulatory Approvals and the Buyer's Required Regulatory Approvals, neither the execution and delivery of this Agreement or any Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation or limited liability company operating agreement (or other similar governing documents) of Buyer,
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which do not, individually or in the aggregate, create a material adverse effect on the ability of Buyer to perform its obligations hereunder (a "Buyer Material Adverse Effect"), or (iv) constitute violations of any Law applicable to Buyer, except for such violations as do not, individually or in the aggregate, create a Buyer Material Adverse Effect.

          (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such schedule are collectively referred to as the "Buyer's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or any Ancillary Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

     5.4. Availability of Funds.

          Buyer and/or Buyer's Parent currently have sufficient funds available to it through corporate funds, credit facilities and access to capital markets to provide sufficient funds to pay the Purchase Price on the Closing Date and to enable Buyer to timely perform all of its obligations under this Agreement.

     5.5. Legal Proceedings.

          There are no claims, actions or proceedings pending or, to the Knowledge of Buyer and Buyer's Parent, threatened against Buyer or Buyer's Parent before any court, arbitrator or Governmental Authority which, individually or in the aggregate, (i) would reasonably be expected to result in a Buyer Material Adverse Effect or (ii) prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements.

     5.6. WARN Act.

          Neither Buyer nor Buyer's Parent intends with respect to the Included Assets to engage in a "plant closing" or "mass layoff," as such terms are defined in the WARN Act, within sixty (60) days after the Closing Date.

     5.7. Transfer of Assets of Qualified Decommissioning Fund.

          With respect to Seller's transfer of the assets of the Qualified Decommissioning Fund to the Trustee under the Post-Closing Decommissioning Trust Agreement, except for the fact that Palisades in the hands of Buyer may not be treated as a "nuclear power plant" within the meaning of Treasury Regulations
Section 1.468A-1(b)(4) because Buyer's rates for the sale or furnishing of electricity are not established or approved by a public utility commission or under the jurisdiction of the Rural Electric Administration, Buyer will otherwise acquire and own a "qualifying interest" in Palisades within the meaning of Treasury Regulations Section 1.468A-l and will, as the transferee, satisfy each of the requirements applicable to the transferee set forth in Treasury Regulations Section 1.468A-6(b)(2). At the Closing, the Post-Closing Decommissioning Trust Agreement will satisfy the requirements of Section 468A of the Code and the regulations promulgated thereunder. At the Closing, the Post-Closing Decommissioning Trust Agreement for Buyer's Qualified Decommissioning Fund will satisfy the NRC's requirements for decommissioning trust provisions in 10 C.F.R. 50.75(h)(i). The Post-Closing Decommissioning Trust Agreement will provide that upon the occurrence of any event specified in
Section 6.20(c), to the extent then permitted by applicable Law, the Trustee of the Buyer's Post-Closing Trust Agreement shall distribute the Excess Qualified Decommissioning Fund Assets (or such smaller portion of such assets as specified in Section 6.20(d)) directly to the Seller.

     5.8. Foreign Ownership or Control.

          Buyer or, if applicable, Buyer's Parent, will conform to the restrictions on foreign ownership, control or domination contained in Section 104(d) of the Atomic Energy Act of 1954, as amended, 42 U.S.C. Sections 2133(d) and 2134(d), as applicable, and the NRC's regulations in 10 C.F.R. Section
50.38. Neither Buyer's Parent nor Buyer is currently owned, controlled or dominated by a foreign entity and neither will become owned, controlled, or dominated by a foreign entity before the Closing Date of this transaction.

     5.9. Permit and License Qualifications.

          To the Knowledge of Buyer, as of the Closing, Buyer (or its successor or assigns) will, as the owner of the Included Assets, be qualified to hold any Permits, Environmental Permits and NRC Licenses necessary to operate the Included Assets.

                                    ARTICLE 6
                            COVENANTS OF THE PARTIES

     6.1. Conduct of Business Relating to the Included Assets.

          (a) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that Seller and NMC, as the licensed operators of the Facilities, retain the exclusive responsibility for safe operation of the Facilities, and nothing in this Agreement shall in any way alter the licensed operator's duties or obligations under any Law, regulation or its operating license. Except as described in the Capital Budget, during the period from the Effective Date to the Closing Date, Seller shall operate and maintain, or cause to be operated and maintained, the Included Assets in the ordinary course consistent with Good Utility Practices and past practices; it being understood that any actions deemed reasonably necessary in the operation of the Included Assets in accordance with Good Utility Practices shall be deemed to be in the ordinary course unless such actions would reasonably be expected to create a Material Adverse Effect. Without limiting the generality of the foregoing, during the period from the Effective Date to the Closing Date; Seller (1) shall use and cause to be used Commercially Reasonable Efforts to preserve intact the Included Assets and preserve the goodwill and relationships with the Palisades Employees and Big Rock ISFSI Employees, independent contractors, customers, suppliers and others having business dealings with Seller with respect thereto, (2) shall comply in all material respects with all applicable Laws relating to the Included Assets and the Palisades Employees and Big Rock ISFSI Employees and (3) shall provide Buyer with the actual monthly calculation of the amount and Book Value of Nuclear Fuel. Notwithstanding the foregoing, during the period from the Effective Date to the Closing Date, without the prior written consent of Buyer (unless such consent would be prohibited by Law), which consent shall not be unreasonably withheld. Seller shall not directly do any of the following with respect to the Included Assets, and shall not issue any consent or approval, or otherwise take any action (or refrain from taking any action), that permits NMC to do any of the following on the Seller's behalf or otherwise with respect to the Included Assets (Buyer acknowledges, however, that NMC may be permitted to do one or more of the following without the Seller's or Buyer's consent or approval under the terms and conditions of the NPPOSA and the NRC Licenses, and if NMC proceeds to do so accordingly, Seller shall not be in violation of this
Section 6.1; provided, however, that Buyer and Seller shall negotiate in good faith a fair and equitable adjustment to the Purchase Price, as a result of such NMC actions):

               (1) make any material change in the levels of Facility Inventories customarily maintained by Palisades with respect to the Included Assets, except for such changes as are consistent with Good Utility Practices or make any change in the levels of Nuclear Fuel Inventories other than with respect to deliveries to Seller or NMC pursuant to the Fuel Contracts;

               (2) except for Permitted Encumbrances (including amendments and/or replacements to the Permitted Encumbrances), sell, lease (as lessor), pledge, mortgage, encumber, restrict, transfer or otherwise dispose of, or grant any right, or suffer to be imposed any Encumbrance with respect to, any of the Included Assets, other than assets used, consumed, disposed of or replaced in the ordinary course of business consistent with Good Utility Practices;

               (3) materially amend, extend or voluntarily terminate prior to the expiration date thereof any of Seller's Agreements or any agreement listed on Schedule 4.8 (or any other agreement to the extent that any such extension or amendment thereof would require the agreement to be disclosed on Schedule 4.8 or Schedule 4.11(a)(i)), or any Permit, Environmental Permit or NRC License, or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (a) if the terms and conditions of such modified agreement, Permit, Environmental Permit or NRC License are not materially less favorable to Buyer than the original agreement, Permit, Environmental Permit or NRC License, or (b) immaterial amendments to such agreement, Permit, Environmental Permit or NRC License to conform such agreement, Permit, Environmental Permit or NRC License for Buyer's purchase hereunder;

               (4) (i) reallocate or change the delivery quantities or times for any Nuclear Fuel or services contemplated under any Fuel Contract, or (ii) enter into any new commitment or agreement for the purchase or sale of Nuclear Fuel, or modify, amend, extend or terminate any existing Fuel Contract; provided, however, that Seller or NMC, as applicable, may execute the Fuel Contracts identified on Schedule 4.11(a)(ii) delivered on the Effective Date as "DRAFT, YET TO BE SIGNED" as long as such Fuel Contracts, when executed, contain substantially the same terms and conditions as the drafts provided to Buyer prior to the Effective Date;

               (5) enter into any power sales agreement relating to Palisades, other than an agreement to resell power purchased under the Power Purchase Agreement, having a term that extends beyond the Closing Date, except if such agreement will be terminated by Seller prior to the Closing;

               (6) amend in any material respect or cancel any property, liability or casualty insurance policies related thereto, or fail to use Commercially Reasonable Efforts to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses;

               (7) enter into any contracts, agreements, personal property leases, software or other licenses or other commitments for goods or services (other than employment-related services), in any case not addressed in Sections 6.1(a)(1) through 6.1(a)(6) above, that (i) are not terminable without further Liability upon notice of 90 days or less by Seller (prior to the Closing) or Buyer (following the Closing) or (ii) require payment, or delivery of goods and services with a value of, in excess of $100,000 per annum individually (and each such commitment or contract shall either become a Seller's Agreement and added to Schedule 4.11(a)(i) in accordance with Section 6.9, or, if appropriate, shall become a Non-material Contract, and a copy of each such commitment or contract shall be delivered to Buyer pursuant to Section 3.6);

               (8) except as required by any Law or GAAP, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) to the extent such change or settlement would be binding on Buyer;

               (9) except as required by any Law or GAAP, change, in any material respect, its accounting practices or policies to the extent such change would be result in a revaluation of inventory items which increases the Book Value thereof;

               (10) (A) hire or permit NMC to hire any new Palisades Employees or Big Rock ISFSI Employees (other than to replace any such employees existing as of the Effective Date who have resigned or been terminated and employees hired to perform the duties of such employees who are on leave),
     (B) enter into any written employment agreements, including any retention agreements, severance agreements or change-in control-agreements, with any current or new Palisades Employees or Big Rock ISFSI Employees, (C) establish or permit NMC to establish any Benefit Plan for the benefit of Palisades Employees or Big Rock ISFSI Employees, or materially change any Benefit Plan existing as of the Effective Date, (D) except to the extent consistent with past practices or as required under the Collective Bargaining Agreement, increase or permit NMC to increase the compensation or benefits payable to any Palisades Employee or Big Rock ISFSI Employee,
     (E) communicate or permit NMC to communicate to Palisades Employees, Big Rock ISFSI Employees or any third party the terms and conditions of employment or potential employment with Buyer or its Affiliate, other than those established in this Agreement (F) exchange or transfer, or permit NMC to exchange or transfer, any Palisades Employees or Big Rock ISFSI Employees existing as of the Effective Date for any employees of Seller or NMC, except pursuant to contractual obligations in effect as of the Effective Date or as otherwise permitted by the NPPOSA or (G) terminate any Palisades Employee or Big Rock ISFSI Employee, other than for cause or through voluntary termination or retirement;

               (11) fail to make Commercially Reasonable Efforts to pursue currently pending regulatory approvals and Permit or Environmental Permit applications, approvals and renewals relating to the Included Assets that are reasonably necessary to operate the Facilities;

               (12) knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction through the Closing Date that will result or would reasonably be anticipated to result in any breach of a material representation or warranty of Seller hereunder as of the Closing;

               (13) resolve, settle or compromise any Environmental Claim except to the extent that such resolution, settlement or compromise does not impose any post-Closing Liabilities on Buyer, limit Buyer's post-Closing rights and remedies relating to the Included Assets or require any post-Closing Remediation;

               (14) settle any claim or litigation that results in any material obligation imposed on the Included Assets that could reasonably be likely to continue past the Closing Date, provided, that Buyer hereby acknowledges and agrees that Seller shall be permitted to settle the Department of Energy Claim and any settlement by Seller of the

     Department of Energy Claim may include a damages calculation based upon an express or implicit allocation of queue/scheduling rights in respect of the pick-up by the Department of Energy of Spent Nuclear Fuel under the Standard Spent Fuel Disposal Contract from Palisades to the Big Rock Point Plant Operating Facility and agreement as to a pre-Closing acceptance rate; provided further, however, that any such settlement shall not commit the Buyer to any valuation methodology in respect of post-Closing damages under the Standard Spent Fuel Disposal Contract (except to the extent resulting from Seller's use of an acceptance rate or an allocation of queue/scheduling rights as part of its damages calculation, as described above) or to any actual allocation of queue/scheduling rights in respect of the pick-up by the Department of Energy of Spent Nuclear Fuel or any actual acceptance rate for Spent Nuclear Fuel by the Department of Energy that would affect Buyer's calculation of its post-Closing damages under the Standard Spent Fuel Disposal Contract;

               (15) store any Spent Nuclear Fuel or other Nuclear Material at the Big Rock ISFSI other than the Spent Nuclear Fuel and other Nuclear Material stored at the Big Rock ISFSI as of the Effective Date; or

               (16) agree to enter into any of the transactions set forth in the foregoing paragraphs (1) through (15);

provided, however, that nothing contained in this Agreement shall restrict the ability of Seller at any time to (i) perform or enforce any existing contract to which it is a party and which is listed on the schedules to this Agreement or
(ii) take any and all actions necessary to effect the termination by Seller of the NPPOSA. In addition, notwithstanding the foregoing, Seller shall be entitled to amend, substitute or otherwise modify any Seller's Agreement if the terms and conditions of such modified Seller's Agreement constituting the Assumed Liabilities and Obligations are on terms and conditions not less favorable to Buyer than the original Seller's Agreement.

          (b) The Parties shall establish, as soon as practicable after the execution of this Agreement, a committee (the "Transition Committee") comprised of at least four (4) persons, including two (2) persons designated by Seller and two (2) persons designated by Buyer. The Transition Committee shall remain in existence until the Closing Date and shall oversee and manage the transition process through the Closing Date. Subject to applicable Laws, the Transition Committee will be kept fully apprised by Seller of all the Facilities' management and operating developments, including with respect to any pre-closing outage, any repairs to the Facilities and the Capital Expenditures. The Transition Committee shall have no authority to bind or make agreements on behalf of Seller or Buyer or to issue instructions to or direct or exercise authority over Seller or Buyer or any of their respective officers, employees, advisors or agents or to waive or modify any provision of this Agreement. Seller shall use Commercially Reasonable Efforts to arrange for Buyer's representatives on the Transition Committee to have access to the management of NMC.

          (c) Between the Effective Date and the Closing Date, in the interest of cooperation between Seller and Buyer and to plan for and facilitate an orderly transition of ownership and operation of the Included Assets from Seller to Buyer and to permit informed action by Buyer regarding its rights pursuant to Section 6.1(a), the Parties agree that at the sole responsibility and expense of Buyer, and subject to compliance with all applicable NRC rules and regulations and other applicable Laws, Seller shall permit Persons reasonably designated by Buyer ("Observers") to observe all operations of Palisades and the Big Rock ISFSI that relate to the Included Assets, and such observation will be permitted on a cooperative basis in the presence of one or more individuals designated by Seller together with NMC (the "Seller's Agent(s)"); provided, however, that such Observers and their actions shall not interfere with the operation of Palisades or the Big Rock ISFSI; and provided, further, that the number of Observers observing at any particular time and the scheduling and duration of their observation shall be subject at all times to the approval of the Seller's Agent(s) (it being acknowledged and agreed that in no event shall more than five (5) such Observers be permitted on Site at any one time). Seller shall use Commercially Reasonable Efforts to provide to the Observers interim furnished office space, utilities and HVAC at the Facilities reasonably necessary to allow Buyer to conduct its transition efforts through the Closing Date at no cost to Buyer; provided that Buyer shall be responsible for all other costs relating thereto, including telecommunications expenses and the cost of workers' compensation and employer's liability coverage, which coverage shall be maintained by Buyer on such terms as may be customarily required by Seller for its contractors.

          (d) Buyer's members of the Transition Committee and/or the Observers may recommend or suggest to Seller that actions be taken or not be taken to improve or enhance the operation and maintenance of the Included Assets from the Effective Date through the Closing Date; provided, however, that Seller will not be under any obligation to follow any such recommendations or suggestions and Seller shall be entitled, subject to this Agreement, to conduct its business in accordance with its own judgment and discretion. Buyer's Observers shall have no authority to bind or make agreements on behalf of Seller; to conduct discussions with or make representations to third parties on behalf of Seller; or to issue instructions to or direct or exercise authority over Seller or any of Seller's officers, employees, advisors or agents. Notwithstanding anything in this
Section 6.1(d) to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on or underneath the Included Assets. Buyer shall have no Liability for any suggestions or recommendations made by an Observer.

     6.2. Access to Information.

          (a) In addition to the rights granted by Sections 6.1(b), (c) and (d), between the Effective Date and the Closing Date, Seller will, and will use Commercially Reasonable Efforts to cause NMC to, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable NRC rules and regulations and other applicable Laws and subject to approval in advance by the Seller's Agent(s) which approval shall not be unreasonably withheld or delayed (i) give Buyer and Buyer's Representatives reasonable access to all management personnel engaged in the operation of the Included Assets and all books, documents, records, plants, offices and other facilities and properties constituting the Included Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Included Assets and the Palisades Employees and the Big Rock ISFSI Employees as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each report,


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

schedule or other document filed or received by it since the date hereof with respect to the Included Assets with the NRC, FERC or any other Governmental Authority having jurisdiction over the Included Assets; provided, however, that
(A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Included Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information that Seller is legally prohibited from supplying. Seller will use its Commercially Reasonable Efforts to cause NMC to provide Buyer or Buyer's Representatives with access to the Transferred Employee Records that it has, but Seller shall not be required to provide or cause to be provided access to other employee records or medical information unless required by Law or specifically authorized by the affected employee. Notwithstanding anything in this Section
6.2 to the contrary, Seller shall only provide or cause to be provided such access to Transferred Employee Records and personnel and medical records as is permitted by Law or required by legal process or subpoena. In addition, Seller will use Commercially Reasonable Efforts to cause NMC to provide Buyer or Buyer's Representatives with access to NMC personnel engaged in the supervision, operation, maintenance or otherwise supporting the Included Assets. To the extent not prohibited by applicable Law, Seller shall cause NMC to deliver in a timely manner to Buyer all documents, electronic files and records in a format sufficient (as reasonably determined by Buyer) to facilitate the anticipated Closing. Without limiting the generality of the foregoing, four (4) weeks prior to the anticipated Closing Date, (A) Seller shall provide, or cause NMC to provide, to Buyer a list of the Palisades Employees and Big Rock ISFSI Employees anticipated to become Transferred Employees, and (B) Seller shall cooperate, and shall cause NMC to cooperate, with Buyer to enable Buyer to document the transfer of the Transferred Employees according to Buyer's or Buyer's Affiliate's standard practices and employment prerequisites.

          (b) Buyer and Seller acknowledge that all information furnished to or obtained by Buyer or Buyer's Representatives pursuant to either Section 6.1 or this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Proprietary Information.

          (c) For a period of five (5) years following the Closing Date (or such other date as the Parties may agree in writing), and in the case of books and records relating to the Decommissioning Funds, until the completion of Decommissioning, and subject to all applicable NRC rules and regulations, each Party and its respective Representatives shall have reasonable access to all of the Business Books and Records, including all Transferred Employee Records or other personnel and medical records required to be made available by Law, legal process or subpoena, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Included Assets. Such access shall be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any such books and records prior to the expiration of the applicable time period specified in this Section 6.2(c), such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party's expense, to segregate and remove such books and records as


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

such other Party may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable Laws.

          (d) Seller agrees (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Included Assets, or waive or amend any provision thereof, and (ii) to assign at the Closing any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer. Notwithstanding the foregoing, Seller agrees and shall use Commercially Reasonable Efforts to cause NMC to agree that following the Closing, no Transferred Employee shall be subject to any confidentiality, non-solicitation or non-competition obligation for the benefit of Seller or its Affiliates or NMC.

          (e) Notwithstanding the terms of the Confidentiality Agreement and
Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to other Persons to the extent reasonably necessary in connection with Buyer's financing and risk management of the Included Assets, and, to the extent that Seller consents, which consent shall not be unreasonably withheld or delayed, to such Persons with whom Buyer expects it may have business dealings regarding the Included Assets from and after the Closing Date; provided, however, that all such Persons agree in writing to maintain the confidentiality of the Proprietary Information on substantially the same terms and conditions as those contained in the Confidentiality Agreement; and provided, further, that Buyer shall be responsible for any breach by any such Persons of such confidentiality obligations.

          (f) Except as may be permitted under the Confidentiality Agreement, Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of NMC, Seller or Seller's Affiliates with respect to any aspect of the Included Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not (subject to the notice requirement set forth in the next sentence) be required during the period beginning sixty (60) days prior to the anticipated Closing Date through the Closing Date. Notwithstanding the foregoing, prior to the Closing, (i) Buyer may conduct general employee meetings addressing the following topics: payroll, transition, compensation, health and wellness benefits, pension plans, 401(k) plan transitions, post-Closing policies and procedures and other matters of general employee concern, provided that Buyer shall provide NMC with notice of any such meeting a reasonable period of time in advance thereof and shall reasonably coordinate with NMC as to the conduct thereof and (ii) Buyer may make any contacts with Persons as expressly contemplated by this Agreement, including without limitation contacts with vendors, suppliers and customers in connection with obtaining assignments of contracts and discussing the post-Closing relationship with such Persons, provided that Buyer shall keep Seller reasonably informed as to the existence of any such contacts.

          (g) Upon Buyer's or Seller's (as the case may be) prior written approval (which approval shall not be unreasonably withheld or delayed), Seller or Buyer (as the case may be) may provide Proprietary Information of the other Party to the NRC, FERC or any other Governmental Authority having jurisdiction over the Included Assets or any stock exchange, as may be necessary to obtain Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, respectively. The disclosing Party shall seek confidential treatment for


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

the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Proprietary Information.

          (h) Seller or Buyer (as the case may be) may, without the prior consent of the other Party, disclose Proprietary Information of the other Party as may be necessary to comply generally with any applicable Laws, requests from Governmental Authorities or with the rules of any applicable stock exchange. The disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any third party any such Proprietary Information.

          (i) The Parties agree that the Confidentiality Agreement shall remain in effect until the Closing. Thereafter, the Parties agree that any restrictions contained in the Confidentiality Agreement with respect to Buyer's disclosure of Proprietary Information shall terminate, other than with respect to the Proprietary Information of Seller that does not relate to the Included Assets. The Parties further agree that after the Closing Date, Seller shall keep confidential all Proprietary Information provided by Buyer or which Seller possesses with respect to the Included Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to Buyer's obligations with respect to Seller's Proprietary Information as contained in the Confidentiality Agreement between the Parties, but for a period of time equal to six (6) years from the Closing.

     6.3. Expenses.

          (a) Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer's and Seller's Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses.

          (b) Buyer shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Included Assets at the written request of Buyer after the date hereof.

          (c) Seller shall be responsible for the payment of any exit or termination fee as a result of the termination of the NPPOSA in connection with the transactions contemplated by this Agreement.

     6.4. Further Assurances; Cooperation.

          (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer, conveyance and assignment of the Included Assets and the assignment of the Assumed Liabilities and Obligations or the exclusion of the Excluded Liabilities pursuant to this Agreement, including using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder.


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

Notwithstanding anything in the previous sentence to the contrary, Seller and Buyer shall use Commercially Reasonable Efforts to obtain all Permits, Environmental Permits and NRC Licenses necessary for Buyer to acquire and operate the Included Assets. Seller shall be responsible at its cost for providing all notices required under, and obtaining all assignments, consents to transfer and similar documents for, each of the Seller's Agreements, Non-material Contracts, Fuel Contracts, Emergency Equipment Easements, Transferable Permits, and other items to be delivered by Seller at Closing. Buyer shall use its Commercially Reasonable Efforts to assist Seller in obtaining such consents and assignments, but shall not be required to assume additional out-of-pocket costs, expenses or Liabilities in connection therewith. Neither Buyer nor Seller shall, without the prior written consent of the other, advocate or take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which could reasonably be expected to cause, or to contribute to causing, the other to receive less favorable regulatory treatment than that sought by the other. Buyer further agrees that prior to the Closing Date, neither it nor its Affiliates will enter into any other contract to acquire or market or control the output of, nor acquire or market or control the output of, electric generation facilities or uncommitted generation capacity if the proposed acquisition or the ability to market or control output of such additional electric generation facilities or uncommitted generation capacity would increase the market power attributable to Buyer in a manner materially adverse to approval of the transactions contemplated hereby or would otherwise prevent or materially interfere with the transactions contemplated by this Agreement.

          (b) From time to time after the Closing, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request, at Seller's expense, in order to more effectively consummate the sale and purchase, including the transfer, conveyance and assignment, of the Included Assets or to more effectively vest in Buyer such title to the Included Assets (or such rights to use, with respect to Seller's interest in Included Assets not owned by Seller), subject to the Permitted Encumbrances. From time to time after the Closing, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities and Obligations.

          (c) The Parties shall use Commercially Reasonable Efforts to cooperate with each other, and Seller shall use Commercially Reasonable Efforts to cause NMC to cooperate with Buyer, to facilitate the transition of the information systems, computer applications and processing of data at the Facilities in a timely manner and in formats reasonably acceptable to Buyer.

          (d) To the extent that Seller's rights under any Non-material Contract may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Seller and Buyer agree that if any consent to an assignment of any Non-material Contract shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the applicable Non-material Contract so that Buyer would not in effect acquire the benefit of all such rights and obligations, then Seller, to the maximum extent


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

permitted by Law and such Non-material Contract (as reasonably determined by Seller in consultation with its counsel), shall, after the Closing (i) appoint Buyer to be Seller's agent with respect to such Non-material Contract and/or
(ii) enter into such arrangements with Buyer as are reasonably necessary to provide Buyer with the benefits and obligations (including post-Closing Liabilities) of such Non-material Contract. Seller and Buyer shall cooperate and Seller shall continue to use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Non-material Contract to Buyer. In the event that any such consent to assignment has not been obtained, the Parties agree to proceed under this Agreement to the extent permissible.

          (e) For a reasonable period of time after the Closing Date, Buyer and Seller agree to provide such services to each other, and to the extent Commercially Reasonable, Seller shall cause NMC to provide such services to Buyer, as are reasonably required to the extent necessary to ensure the continuity of support for Palisades, the Big Rock ISFSI and the Seller's other facilities and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted, including mutually acceptable arrangements regarding the lease of the facility located in South Haven, Michigan that is part of Emergency Operations Facilities from Seller to Buyer for a period of up to three (3) years pursuant to the Emergency Operations Facilities Lease. Buyer and Seller will agree, as promptly as practicable, following the Effective Date, on the nature of such services.

          (f) Seller shall cooperate with Buyer and use Commercially Reasonable Efforts to cause NMC to agree to (i) maintain all data relating to the Indus PassPort and Indus EMPAC software applications (the "Indus Software") on NMC's or third party service provider's servers for the 12-month period following the Closing and (ii) allow Buyer and its Affiliates to interface with such servers and provide such related services such that Buyer and its Affiliates shall be able to access and import all data relating to the Included Assets that is included in the Indus Software.

          (g) Not earlier than 90 days prior to the Closing Date and before the Closing Date, Seller shall cause to be prepared and shall deliver to Buyer an update of the Phase I environmental site assessment of the Palisades Site and the Big Rock ISFSI Site and amendments thereto previously provided to Buyer. Such Phase I updates will ensure that the Phase I environmental site assessments, as amended, meet the requirements of 40 C.F.R. Section 312 as of the Closing Date. The cost of such updates shall be shared equally between Buyer and Seller.

          (h) At the Closing, Seller shall have caused all revenue meters, telemetering equipment and other equipment required under or necessary for performance by Buyer (in its capacity as the seller of energy) under the Power Purchase Agreement and the Interconnection Agreement to be installed and operational within the accuracy and tolerances required pursuant to such agreements, and shall have caused the Facilities to be capable of producing and absorbing all ancillary services which are required to be produced and absorbed under such agreements.

     6.5. Public Statements.

          Prior to the Closing, the Parties shall not issue any press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without first


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

affording the non-disclosing Party the opportunity to review and comment on such disclosure, except as may be required by applicable Law or stock exchange rules. In addition, the Parties shall confer with each other regarding the substance and form of their initial post-Closing public announcement relating to the Closing.

     6.6. Consents and Approvals.

          (a) Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, and respond promptly to any requests for additional information made by either of such agencies. The Parties shall use their Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. All filing fees under the HSR Act shall be borne by Buyer and each Party will bear its own costs for the preparation of any such filing.

          (b) As promptly as practicable after the Effective Date and after the receipt of any determinations required to be made by any other Governmental Authority as a condition to Buyer making the filings contemplated by this paragraph, (i) Buyer shall file with FERC (and if requested by Buyer, Seller shall support) a notice of self-certification or a petition seeking certification, at Buyer's election, regarding Exempt Wholesale Generator status for Buyer, which filing may be made individually by Buyer or jointly with Seller, as reasonably determined by Buyer, and (ii) Buyer shall file with FERC any necessary applications requesting authority to sell electric capacity, energy and ancillary services at wholesale. In fulfilling its obligations set forth in part (i) of the immediately preceding sentence, Buyer shall use best efforts to effect the referenced filings with FERC within forty-five (45) days after receipt of the last of any determinations required to be made by any other Governmental Authority as a condition to Buyer and Seller making the filings. In fulfilling its obligations set forth in part (ii) of the immediately preceding sentence, Buyer shall use best efforts to effect the referenced filings with FERC within forty-five (45) days of the Effective Date. During preparation of such FERC applications, Buyer shall coordinate with Seller, shall allow Seller to communicate with any witnesses who submit testimony or evidence accompanying such applications, and shall provide Seller with notice and an opportunity to attend any meetings with the FERC staff regarding such applications. No later than ten (10) days prior to submitting any such applications with FERC, Buyer shall submit the application to Seller for review and comment, and Buyer shall in good faith consider any revisions reasonably requested by Seller. Buyer shall be solely responsible for its own cost of preparing, reviewing and filing its respective application, responses and any petition(s) for rehearing or any reapplication(s).

          (c) As promptly as practicable after the Effective Date, Buyer and Seller shall jointly prepare and file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. Section 50.80 for the transfer of the NRC Licenses from Seller to Buyer and Buyer's Affiliate, and approval of any conforming license amendments or other related approvals. In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Seller shall use its best efforts to effect any such filing within forty-


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

five (45) days of the Effective Date. Each Party will bear its own costs of the preparation of any such filing and Buyer and Seller will each pay 50% of any NRC fees. Thereafter, Buyer and Seller shall cooperate with one another to facilitate NRC review of the application, including by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.

          (d) As promptly as practicable after the Effective Date, Seller and Buyer shall jointly prepare as co-applicants, and Seller shall file with FERC, an application for approval of this transaction under Section 203 of the Federal Power Act. During preparation of such FERC application, Seller shall coordinate with Buyer, shall allow Buyer to communicate with any witnesses who submit testimony or evidence accompanying such application, and shall provide Buyer with notice and an opportunity to attend any meetings with the FERC staff regarding such application. No later than fifteen (15) days prior to Seller's submission of such application with FERC, Seller shall submit such application to Buyer for review and comment and Seller shall consider in good faith any revisions reasonably requested by Buyer. Seller and Buyer shall respond promptly to all requests from FERC or its staff for additional information regarding such application and use their respective Commercially Reasonable Efforts to participate in any hearings, settlement proceedings or other proceedings ordered by FERC with respect to the application. In fulfilling their respective obligations set forth in this Section 6.6(d), each of Buyer and Seller shall use best efforts to effect the referenced filings with FERC within forty-five (45) days of the Effective Date. Seller shall be solely responsible for the cost of filing this application, any petition(s) for rehearing, or any reapplication(s). Each Party will bear its own costs of the preparation and review of such filing, provided that Buyer shall be solely responsible for the cost of any market power study or analysis associated with such filing.

          (e) Seller and Buyer shall cooperate with each other and use Commercially Reasonable Efforts to, as promptly as practicable after the Effective Date, (i) prepare and make with FERC or any other Governmental Authority having jurisdiction over Seller, Buyer or the Included Assets, all necessary filings required to be made with respect to the transactions contemplated hereby (including those specified above), (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to Buyer of all necessary Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities, and (iv) obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including Seller's Required Regulatory Approvals and Buyer's Required Regulatory Approvals and the renewal of the Palisades NRC License) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. The Parties shall respond promptly to any requests for additional information made by such agencies, use their respective Commercially Reasonable Efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective Commercially Reasonable Efforts to cause regulatory approval or other consent to be obtained at the earliest possible date after the date of filing or other request. Each Party will bear its own costs of the preparation and review of any such filing or request. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with


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

the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party. In fulfilling its obligations set forth in this subsection (e) with respect to the making of any filings with the MPSC set forth on Schedule 4.3(b), Buyer shall use best efforts to effect such filings with the MPSC within forty-five (45) days of the Effective Date.

          (f) The Parties shall reasonably cooperate prior to Closing in communicating with the Hayes Township assessor to obtain assurance that a separate tax parcel number will be issued for the Big Rock ISFSI Site as soon as practicable. In the event that despite the Parties' use of all reasonable efforts, the Big Rock ISFSI Site is not assigned a separate tax parcel number by the Hayes Township assessor in time for any Tax bill rendered after Closing to be rendered to Buyer on the Big Rock ISFSI Site as a separate parcel, then the Parties will pro-rate any such Tax bill on the basis of the acreage of the pre-existing tax parcel that is included in the Big Rock ISFSI Site and the acreage that is outside the Big Rock ISFSI Site with Buyer paying the former portion and Seller paying the latter portion.

          (g) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits other than Transferable Permits, effective as of the Closing. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer. In the event that Buyer is unable, despite its Commercially Reasonable Efforts, to obtain a transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, provided (i) such use is not unlawful,
(ii) Buyer notifies Seller prior to the Closing Date, (iii) Buyer continues to make Commercially Reasonable Efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing, and (iv) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the Permit or Environmental Permit that is not transferred or reissued as of the Closing resulting from Buyer's ownership or operation of the Included Assets following the Closing. In no event shall Buyer use or otherwise rely on a Permit or Environmental Permit issued to Seller beyond one (1) year after the Closing Date.

     6.7. Brokerage Fees and Commissions.

          Seller and Buyer each represent and warrant to the other that, other than with respect to fees and commissions of Concentric Energy Advisors Inc., which shall be the sole responsibility of Seller, no other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation or its Affiliates. Seller and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party or its Affiliates.

     6.8. Tax Matters.

          (a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be shared equally between Seller and Buyer.


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

Seller will, at its own expense, file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Buyer shall be entitled to review such returns prepared by Seller in advance and provide comments thereon, which Seller shall accept to the extent such comments are reasonable, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation. Buyer will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use Commercially Reasonable Efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

          (b) [Intentionally omitted]

          (c) With respect to Seller's Qualified Decommissioning Fund, prior to the Closing Date, Seller shall cause the Trustee of Seller's Qualified Decommissioning Fund to pay estimated Income Taxes for the taxable period that ends on the Closing Date in an amount equal to the estimated Income Tax Liability of Seller's Qualified Decommissioning Fund for the taxable period that ends on the Closing Date. To the extent the amount of estimated Income Taxes paid pursuant to this Section 6.8(c) is less than the Income Tax Liability of Seller's Qualified Decommissioning Fund for the taxable period that ends on the Closing Date, any such deficiency will be paid by the Trustee of the Post-Closing Decommissioning Trust Agreement and charged against the Excess Qualified Decommissioning Fund assets, or if such Excess Qualified Decommissioning Fund assets are not sufficient to pay such Income Tax Liability, such deficiency will be paid by Seller. Such payment will be made no later than the due date, as extended, of the initial Tax Return.

          (d) Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.8(d) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto, except to the extent such information is required to be disclosed by Law.

          (e) Seller shall use Commercially Reasonable Efforts to cooperate with NMC and cause any of Seller's Affiliates that provide or have provided an IRS Form W-2 to any Transferred Employee to cooperate with Buyer and Buyer's Affiliate in the efforts to obtain "successor employer" or "same employer" status for federal and state employment Tax and unemployment Tax purposes. Such cooperation shall include but not be limited to compliance with all requirements of applicable Laws and administrative practice of any Governmental Authority relevant to obtaining such status to assist Buyer and its Affiliate in meeting the requirements for obtaining such status. Seller shall also use Commercially Reasonable Efforts to cooperate with NMC and cause any of Seller's Affiliates to provide to Buyer all information reasonably available and necessary to enable Buyer or its Affiliate to successfully transfer and transition payroll functions with respect to the Transferred Employees. Such cooperation shall


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

include but not be limited to payroll, salary, benefits and withholding and employment Tax records and returns with respect to such Transferred Employees

     6.9. Advice of Changes; Supplements to Schedules.

          (a) Prior to the Closing, each Party will promptly advise the other in writing of any change or discovery occurring after the Effective Date that, if occurring on or prior to the Effective Date, would have been required to be disclosed to the other Party and/or set forth or described in the representations, warranties or covenants contained in this Agreement or on the Schedules to this Agreement so as to have avoided a material breach of any representation, warranty or covenant of the advising or other Party under this Agreement. If a Party advises the other Party of any such matter with respect to a deemed material breach by the advising Party, the other Party shall have the right to terminate this Agreement in accordance with and subject to the provisions of Sections 9.1(e) or (f), as the case may be. If a Party advises the other Party of any such matter with respect to a deemed material breach by the other Party, the advising Party shall have the right to terminate this Agreement in accordance with and subject to the provisions of Sections 9.1(e) or (f), as the case may be. If a Party fails to exercise its termination right, the written notice under this Section 6.9(a) will be deemed to have amended this Agreement, including the appropriate schedule, or to have qualified the applicable representations and warranties and no indemnification may be sought with respect to such matters.

          (b) Five (5) Business Days prior to the Closing, each of the Parties shall provide the other Party with any and all revisions, modifications and updates to the Schedules, solely with respect to matters arising after the Effective Date which if existing or occurring as of the Effective Date, would have been required to be set forth or described in such Schedules, such that the Schedules will be true and correct as of such date of delivery. To the extent that such revisions, modifications and updates do not, either individually or in the aggregate, create a Material Adverse Effect or a Buyer Material Adverse Effect, then such revisions, modifications and updates shall be deemed to be automatically incorporated into the Schedules.

     6.10. Employees.

          (a) Buyer shall offer employment, commencing as of the Closing, to all Palisades Employees and Big Rock ISFSI Employees employed immediately prior to the Closing, which Palisades Employees and Big Rock ISFSI Employees are set forth on Schedule 6.10(a), as amended between the Effective Date and the Closing Date to reflect any changes in the identities of work force personnel. Notwithstanding the foregoing any individual who is absent from service due to illness, leave of absence, military service or otherwise on the Closing Date shall not be considered a Palisades Employee or a Big Rock ISFSI Employee (and shall not be entitled to any wages, compensation, or benefits from Buyer) unless or until such individual returns to work and is actively employed by Buyer no later than fifty-two (52) weeks from the date his/her leave began or such later date as required by Law or the Collective Bargaining Agreement, in which case any wages, compensation, or benefits eligibility shall be prospective only, from the date of such individual's active employment with Buyer. Each offer of employment made by Buyer to a Palisades Employee or a Big Rock ISFSI Employee shall be consistent with the standard hiring practices and employment prerequisites of Buyer (applied consistent with Buyer's past practices), and to the receipt by Buyer of confirmation from Seller


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

or NMC that such individual (i) is currently performing and is qualified, licensed, certified, or trained in accordance with any applicable requirement of Governmental Authority to perform the duties and responsibilities of his or her current job assignment or the position to be offered to him or her by Buyer; and
(ii) has the appropriate nuclear power plant access authorization. At the Closing, Buyer shall assume the Collective Bargaining Agreement and shall assume all of Seller's or NMC's obligations under the Collective Bargaining Agreement with respect to each Bargaining Unit Transferred Employee as of the date he or she commences employment with Buyer, including the provision of retirement and insurance benefits, for the remainder of the term of the Collective Bargaining Agreement. For purposes of this Section 6.10, Buyer shall include any Affiliate of Buyer which offers employment to Palisades Employees or Big Rock ISFSI Employees. Buyer does not assume any Liability under the Collective Bargaining Agreement or otherwise with respect to any Palisades Employee unless and until he or she becomes a Transferred Employee. Buyer's agreement to offer employment to the Palisades Employees and Big Rock ISFSI Employees under this Section 6.10(a) shall not constitute an employment agreement or contract with any Palisades Employee or Big Rock ISFSI Employee, and each Transferred Employee shall be an "at-will" employee, subject to the Collective Bargaining Agreement, if applicable.

          (b) Each Palisades Employee or Big Rock ISFSI Employee who is offered, accepts and commences employment with Buyer will be referred to herein as a "Transferred Employee." With respect to each Big Rock ISFSI Employee who is a Transferred Employee, Buyer shall not be required to provide any replacement welfare, benefit, defined benefit or retiree coverages or plans separate from or in addition to those being provided to the other Transferred Employees hereunder. If, but only if, any Big Rock ISFSI Employee participates in a plan or has a coverage as of the Effective Date identified in Schedules 4.8 or 4.9(a) that is being replicated by Buyer hereunder, then such Big Rock ISFSI Employee shall be permitted to participate in such replicated plan or coverage of Buyer. Otherwise, such Big Rock ISFSI Employees shall be treated for all purposes under this Agreement as Non-Bargaining Unit Transferred Employees.

          (c) For the period commencing on the Closing Date and ending thirty-six (36) months thereafter (regardless of whether a Non-Bargaining Unit Transferred Employee becomes a Non-Bargaining Unit Transferred Employee after the Closing Date), except as Buyer and any Non-Bargaining Unit Transferred Employee may otherwise mutually agree, Buyer shall provide Non-Bargaining Unit Transferred Employees with annualized total compensation, including base pay, authorized overtime, bonuses, incentive compensation and benefits provided under all applicable employee benefits plans and programs, and fringe benefit arrangements (other than severance benefits, which are as set forth in Section 6.10(m)) (collectively, "Total Compensation") that in the aggregate is comparable in value to the Non-Bargaining Unit Transferred Employees' annualized Total Compensation immediately prior to the Closing Date. For the period commencing on the Closing Date and ending on the date on which the Collective Bargaining Agreement expires or terminates (such date, the "CBA Termination Date"), except as Buyer and any Bargaining Unit Transferred Employee may otherwise mutually agree, Buyer shall provide Bargaining Unit Transferred Employees with Total Compensation in accordance with the terms set forth in the Collective Bargaining Agreement. Notwithstanding anything to the contrary herein, Buyer shall take all actions necessary to comply with the requirements of MCL Section 460.10p, to the extent applicable.

          (d) Effective as of the Closing Date or such later date as they become Transferred Employees, all Transferred Employees shall cease to participate in the Employee Welfare Benefit Plans maintained or sponsored by NMC, Seller or their Affiliates and shall commence participation (if applicable eligibility requirements are satisfied) in the Employee Welfare Benefit Plans of Buyer or its Affiliates (the "Replacement Welfare Plans") that (i) for Non-Bargaining Unit Transferred Employees, will, when combined with the other elements of Total Compensation, provide benefits and coverage that are comparable on average to the benefits and coverage provided to the Non-Bargaining Unit Transferred Employees on average under NMC's, Seller's, or their Affiliates', as the case may be, Employee Welfare Benefit Plans in effect for the Non-Bargaining Unit Transferred Employees immediately prior to the Closing Date and (ii) for Bargaining Unit Transferred Employees, will provide benefits and coverage in accordance with the terms set forth in the Collective Bargaining Agreement. Buyer shall not be obligated to maintain such benefits and coverage in the Replacement Welfare Plans as described in the preceding sentence (regardless of whether any Transferred Employee becomes a Transferred Employee after the Closing Date) (A) beyond the 36-month period following the Closing Date with respect to Non-Bargaining Unit Transferred Employees, and (B) beyond the remaining term of the Collective Bargaining Agreement with respect to Bargaining Unit Transferred Employees. Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the corollary Employee Welfare Benefit Plans maintained by NMC, Seller or their Affiliates and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any coinsurance limit payments and deductibles paid prior to the Closing Date during a plan year under NMC's, Seller's or their Affiliates' plans that have not ended as of the Closing Date, in satisfying any deductible or coinsurance limit requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years). In administering any lifetime maximum claims amount, Buyer and its Affiliates shall reserve the right to recognize claims under the corollary Employee Welfare Benefit Plans maintained by NMC, Seller or their Affiliates.

          (e) Other than with respect to Buyer's replacement 401(k) plans and defined contribution plans, Replacement Defined Benefit Plans and Replacement Retiree Coverages which are governed by Sections 6.10(f), (g) and (l), respectively, Buyer shall give all Transferred Employees credit for all service with NMC, Seller and their Affiliates under all Employee Welfare Benefit Plans and all fringe benefit plans, programs and arrangements of Buyer ("Replacement Benefit Plans") in which they become participants to the extent such service would be credited under the corollary plans and arrangements maintained by NMC, Seller or their Affiliates ("Credited Service"). The Credited Service given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual (except as provided in the following sentence). For purposes of benefit accrual, Buyer shall give Transferred Employees credit for all Credited Service with NMC, Seller and their Affiliates under all Replacement Benefit Plans, but the ultimate benefits provided under Replacement Benefit Plans shall be offset by the corresponding benefits previously provided by NMC, Seller or their Affiliates or benefit plans of NMC, Seller or their Affiliates, or by the corresponding benefits accrued under the benefit plans of Seller or its Affiliates or otherwise committed to be provided by NMC, Seller or their Affiliates in the future.


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

          (f) Effective as of the Closing Date or such later date as they become Transferred Employees, Buyer agrees to allow the Non-Bargaining Unit Transferred Employees to be eligible to commence participation in one or more tax-qualified 401(k) plans sponsored by Buyer or its Affiliates that will, when combined with the other elements of Total Compensation, provide benefits which in the aggregate are comparable in value to the benefits provided to the Non-Bargaining Unit Transferred Employees under the tax-qualified 401(k) plans sponsored by NMC or its Affiliates in effect for Non-Bargaining Unit Transferred Employees immediately prior to the Closing Date (the "Existing Savings Plans"). Effective as of the Closing Date, or such later date as they become Transferred Employees, Buyer agrees to allow the Bargaining Unit Transferred Employees to commence participation in one or more tax-qualified 401(k) plans sponsored by Buyer or its Affiliates that will provide benefits in accordance with the terms set forth in the Collective Bargaining Agreement. In addition, Buyer agrees to allow the Bargaining Unit Transferred Employees who participate in the Consumers Defined Company Contribution Plan (the "Palisades Defined Contribution Plan"), effective on the Closing Date, or such later date as they become Transferred Employees, to be eligible to commence participation in one or more defined contribution plans that will provide benefits which are equivalent in value to the benefits provided to such employees under the Palisades Defined Contribution Plan. Buyer shall give all Transferred Employees credit for all service with NMC, Seller and their Affiliates under Buyer's replacement 401(k) plans and defined contribution plans in which they become participants to the extent such service would be credited under the Existing Savings Plans and the Palisades Defined Contribution Plan, provided that such service credit shall be given only for purposes of eligibility and vesting, but not benefit accrual. Buyer shall not be obligated to maintain such participation and benefits under such defined contribution plans (regardless of whether any Transferred Employee becomes a Transferred Employee after the Closing Date) (A) beyond the 36-month period following the Closing Date with respect to Non-Bargaining Unit Transferred Employees, and (B) beyond the remaining term of the Collective Bargaining Agreement with respect to Bargaining Unit Transferred Employees (provided, however, that if changes in the Collective Bargaining Agreement or the Law, or failure to otherwise meet any legal qualification requirements under existing Law, require(s) any terms of such defined contribution plans to be modified, or if any such terms are required by the IRS to be modified in connection with Buyer's application for a determination letter for such defined contribution plans, Buyer may modify such terms to the extent that it deems necessary to comply with such Laws, IRS directives or changes in the Collective Bargaining Agreement). To the extent allowable by Law and the applicable Seller plan, Buyer shall take any and all necessary action to cause the trustee of any tax-qualified defined contribution plan of Buyer or its Affiliates in which any Transferred Employee becomes a participant to accept a direct "rollover" in cash of all or a portion of said employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the Existing Savings Plans and/or the Palisades Defined Contribution Plan, if requested to do so by the Transferred Employee. Seller covenants that Transferred Employees shall be fully vested under the Existing Savings Plans and the Palisades Defined Contribution Plan as of the Closing Date.

          (g)

               (1) Effective as of the Closing Date or such later date as they become Transferred Employees, Buyer shall cause to be provided to those Transferred Employees participating in the Pension Plan for Employees of Consumers Energy and Other CMS


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

     Energy Companies (the "Palisades Defined Benefit Plan") one or more defined benefit pension plans ("Replacement Defined Benefit Plans"). The Replacement Defined Benefit Plans shall provide benefit formulas and provisions that are identical to the final average pay benefit plan formulas and provisions for such Transferred Employees in the Palisades Defined Benefit Plan effective immediately prior to the Closing. For the purposes of this Section 6.10(g), except as required by the Collective Bargaining Agreement or Law, or as required by the IRS in connection with applications for determination letters for the Palisades Defined Benefit Plan, no material change shall be made to such benefit formulas and provisions referenced above in the Palisades Defined Benefit Plan for the Transferred Employees after the Effective Date and prior to the Closing without the written consent of Buyer which consent shall not be unreasonably withheld. Buyer agrees to maintain such final average pay benefit formulas and provisions (A) for Non-Bargaining Unit Transferred Employees for the period commencing on the Closing Date and ending thirty-six (36) months thereafter and (B) for Bargaining Unit Transferred Employees commencing on the Closing Date and for the remaining term of the Collective Bargaining Agreement, (provided, however, that if changes in the Collective Bargaining Agreement or the Law, or failure to otherwise meet any legal qualification requirements under existing Law, require(s) any such terms to be modified or if any such terms are required by the IRS to be modified in connection with Buyer's application for a determination letter for the Replacement Defined Benefit Plans, Buyer may modify such terms to the extent that it deems necessary to comply with such Laws, IRS directives or changes in the Collective Bargaining Agreement). Following the end of the 36-month period described in the preceding sentence for Non-Bargaining Unit Transferred Employees and the end of the term of the Collective Bargaining Agreement for Bargaining Unit Transferred Employees, nothing in this Section 6.10(g) shall require Buyer to increase any benefits accrued under the Replacement Defined Benefit Plans that are attributable to Credited Service or for any other purpose.

               (2) The Transferred Employees participating in the Palisades Defined Benefit Plan shall be given credit in the Replacement Defined Benefit Plans for all service with and compensation from NMC, Seller, or their Affiliates as if it were service with and compensation from Buyer for purposes of determining eligibility for benefits, the amount of any benefits or benefit accruals, vesting and service related levels of benefits under the Replacement Defined Benefit Plans.

               (3) At least thirty (30) days prior to the Closing Date, Seller and Buyer shall file or cause to be filed any forms 5310-A that may be required to be submitted to the IRS in connection with the transfers described in this Section 6.10(g). The transfers and payments described in this Section 6.10(g) shall in no event be made prior to the thirtieth
     (30th) day following the filing of such form 5310-A with the IRS. In the event that the IRS, the PBGC or any other Governmental Authority raises any objections to the transfer, Seller and Buyer shall cooperate in good faith to resolve any such objections.

               (4) At the Closing, Seller shall cause to be transferred from the Palisades Defined Benefit Plan to the corresponding Replacement Defined Benefit Plans, assets equal to Seller's good faith estimate of the amount that is required to be transferred in compliance with the requirements of
     Section 414(l) of the Code and Treasury


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

     Regulation Section 1.414(l)-1 (determined under assumptions used by the PBGC as of the Closing Date including the assumptions set forth in Schedule 6.10(g)) (the "Initial Transfer").

               (5) Seller shall furnish to Buyer, within forty-five (45) days or as soon as reasonably practicable following the Closing Date, the amount of the accrued benefits under the Palisades Defined Benefit Plan for each Transferred Employee, and shall provide to Buyer a complete employment history for each Transferred Employee, including date of birth, date of hire, credited service, vesting service, breaks in employment, monthly pensionable earnings history, and any other information, including actuarial assumptions, necessary for Buyer to administer the accrued benefits transferred pursuant to this Section 6.10(g), and to permit Buyer's actuary to review and confirm the amounts of the benefit Liabilities determined by Seller's actuary, and shall provide Buyer with any actuarial tables or factors which Buyer may require in order to properly administer the accrued benefits transferred.

               (6) Within one hundred fifty (150) days after the Closing Date, Seller shall calculate the actual amount that is required to be transferred in compliance with the requirements of Section 414(l) of the Code and Treasury Regulation Section 1.414(l)-1 (determined under assumptions used by the PBGC as of the Closing Date including the assumptions set forth in
     Schedule 6.10(g)) (the "Actual Amount"). To the extent that the Actual Amount is less than the Initial Transfer, the amount of such differential (together with interest accrued thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment) shall be transferred by the applicable Replacement Defined Benefit Plan to the Palisades Defined Benefit Plan within 10 days of such determination. To the extent that the Actual Amount is greater than the Initial Transfer, Seller shall cause to be transferred from the Palisades Defined Benefit Plan to the applicable Replacement Defined Benefit Plan the amount of such differential (together with interest accrued thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment) within 10 days of such determination. To the extent the Actual Amount is less than Eighteen Million Nine Hundred Thousand Dollars ($18,900,000), the Purchase Price shall be decreased by the amount of the shortfall as part of the Post-Closing Adjustment, which shall be completed in the manner specified in Section 3.3(c). During the fifty-sixth week following the Closing, Seller shall calculate the Actual Amount (the "Additional Actual Amount") with respect to any Transferred Employee who was not included in the calculation of the Actual Amount referred to in the first sentence of this Section 6.10(g)(6) and Seller shall true up, to the extent required, the adjustment provided in the previous sentence as if the Additional Actual Amount had been included in the original determination of the Actual Amount.

               (7) All assets transferred under this Section 6.10(g) shall be made in cash, or in marketable securities that are reasonably acceptable to Buyer.

               (8) Upon completion of the Initial Transfer under this Section 6.10(g), all benefit payments from the Replacement Defined Benefit Plans shall be the responsibility of Buyer. Buyer shall not assume or bear any Liability attributable to the costs of any changes to benefit formulas or other benefits provisions or practices with respect to Transferred Employees for periods prior to the Closing that are required by the IRS or any court regarding the Tax-qualification requirements under Section 401(a) of the Code, or any other legal requirements, including any age discrimination requirements.

          (h) Buyer and Seller do not anticipate the issuance of any notices pursuant to the WARN Act. Notwithstanding the foregoing, Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable Laws for the notification of employees arising from the sale of the Included Assets to Buyer up to the Closing Date for those employees who will not become Transferred Employees effective as of the Closing Date. On and after the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable Laws for the notification of Transferred Employees with respect to the Included Assets. At Closing, Seller shall provide to Buyer a certificate setting forth the number of employees, if any, who suffered an "employment loss," as defined under the WARN Act, at the Included Assets in the ninety (90) days immediately preceding the Closing Date, as well as the dates of their respective employment loss (the "WARN Certificate").

          (i) On and after the Closing Date, Buyer shall be responsible for providing COBRA continuation coverage only to Transferred Employees and qualified beneficiaries of such employees who become entitled to COBRA continuation coverage by reason of the occurrence of a COBRA qualifying event after becoming Transferred Employees.

          (j) Seller shall remain responsible for paying Transferred Employees for: (1) all salary, wages, Benefit Plan benefits (excluding under the Palisades Defined Benefit Plan), and a pro rata portion of any bonuses or incentive compensation that were earned for time worked for Seller or its Affiliates or NMC prior to the respective dates they become Transferred Employees; (2) any change-of-control, retention or similar payments to Transferred Employers arising out of the consummation of the transactions contemplated by this Agreement; and (3) all workers' compensation, disability benefits, or life insurance benefits for which entitlement to payment is based upon events occurring prior to the Closing including any incurred but unreported claims and/or unpaid insurance premiums under the Benefit Plans. At Closing, and thereafter as they become Transferred Employees, Seller shall pay to Buyer the cash equivalent for all vacation time, floating holidays, paid time-off plan Liabilities (including employee purchased paid time-off), sick days, personal days and bonuses and incentive compensation for Transferred Employees (including amounts carried over from prior years) which have accrued prior to but remain unpaid as of the date of commencement of employment with Buyer (holiday time shall not be included in such payment). For purposes hereof, the foregoing calculations shall be determined consistent with NMC's and Seller's past practices, as applicable.

          (k) Consistent with the Collective Bargaining Agreement and applicable Law, no provision of this Agreement shall be deemed to create any express or implied obligation for Buyer not to modify any particular compensation or benefits provided to Bargaining Unit Transferred Employees after the Closing.

          (l)


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

               (1) For the period commencing on the Closing Date and ending thirty-six (36) months thereafter for Non-Bargaining Unit Transferred Employees, and beginning on the Closing Date and for the remaining term of the Collective Bargaining Agreement for Bargaining Unit Transferred Employees, Buyer shall provide all Transferred Employees who retire within such period with retiree medical, prescription drug, dental and life insurance (and with respect to Non-Bargaining Unit Transferred Employees, executive survivor) coverages (the "Replacement Retiree Coverages") that are equivalent on average in value (A) with respect to Non-Bargaining Unit Transferred Employees (other than Big Rock ISFSI Employees), to the retiree medical, prescription drug, dental, life insurance and executive survivor coverages available to eligible Palisades Employees who retire from Seller or NMC immediately prior to the Closing Date, (B) with respect to Big Rock ISFSI Employees, to the retiree medical, prescription drug, dental, life insurance and executive survivor coverages available to eligible Palisades Employees, but only if such Big Rock ISFSI Employees would be eligible for such coverages if they retired from Seller or NMC immediately prior to the Closing Date and (C) with respect to Bargaining Unit Transferred Employees, the retiree medical, prescription drug, dental and life insurance coverages in accordance with the terms set forth in the Collective Bargaining Agreement (the "Palisades Retiree Coverages"). Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Replacement Retiree Coverages, other than, but only to the extent of limitations or waiting periods that were in effect with respect to such employees under the Palisades Retiree Coverages and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any coinsurance limit payments and deductibles paid prior to the Closing Date during a plan year under each applicable Palisades Retiree Coverages plan that has not ended as of the Closing Date, in satisfying any deductible or coinsurance limit requirements under the Replacement Retiree Coverages (on a pro-rata basis in the event of a difference in plan years). Buyer shall give all Transferred Employees credit for all service with NMC, Seller and their Affiliates with respect to the Replacement Retiree Coverages to the extent such service would be credited under the corollary Palisades Retiree Coverages, provided that such service credit shall be given only for purposes of eligibility and service-related levels of benefits. Notwithstanding the foregoing, for purposes of Replacement Retiree Coverages with respect to the Non-Bargaining Unit Transferred Employees who participated in the NMC retiree coverages, Buyer shall not be required to recognize such Transferred Employees' past service with Seller, NMC or their Affiliates for any purpose whatsoever. Effective as of the date any Transferred Employee becomes a Transferred Employee, neither Seller nor NMC shall have any responsibility to provide retiree medical, dental, prescription drug, life insurance or executive survivor coverages for such Transferred Employee. Following the end of such thirty-six month period for Non-Bargaining Unit Transferred Employees and the end of the term of the Collective Bargaining Agreement for Bargaining Unit Transferred Employees, nothing in this Section 6.10(l) shall prohibit Buyer from changing or eliminating the Replacement Retiree Coverages for Transferred Employees who retire within such period or thereafter, including but not limited to prohibiting Buyer from implementing retiree cost sharing or other provisions under the Replacement

     Retiree Coverages that do not take into account service with Seller, NMC or their Affiliates.

               (2) At the Closing, Seller shall transfer to Buyer, either in cash or from the Consumers Energy Co. Non-Union Welfare Benefit Trust to Provide for Retiree Health Care & Other Benefits, the Consumers Energy Co. Non-Union Welfare Benefit Trust to Provide for Retiree Life Insurance & Other Benefits, the Consumers Energy Co. Union Welfare Benefit Trust to Provide for Retiree Health Care & Other Benefits and the Consumers Energy Co. Union Welfare Benefit Trust to Provide for Retiree Life Insurance & Other Benefits to Buyer's applicable welfare benefit trusts for the Replacement Retiree Coverages assets equal to Seller's good faith estimate of the product of (i) the Accumulated Postretirement Benefit Obligation ("APBO") of Transferred Employees determined as of the Closing Date under Statement of Financial Accounting Standards Number 106 ("SFAS 106"), based on the actuarial assumptions used by Seller for the most recent SFAS 106 measurement date prior to the Closing Date (and for this purpose, no future medical inflation is assumed) and (ii) for Non-Bargaining Unit Transferred Employees, the funded percentage of Seller's overall Non-union SFAS 106 APBO, and for Bargaining Unit Transferred Employees, the funded percentage of Seller's overall Union SFAS 106 APBO (in the aggregate, the "Initial Retiree Medical and Life Insurance Transfer"). Such funded percentages will be determined as of the Seller's most recent SFAS 106 measurement date prior to the Closing Date, based on the actuarial assumptions used by Seller as of that date for SFAS 106 purposes and the fair market value of SFAS 106 assets respectively for Non-Bargaining Unit Transferred Employees and Bargaining Unit Transferred Employees. Such asset transfers shall be allocated among Seller's welfare benefit trusts based on the transfer amounts determined for Bargaining Unit Transferred Employees and Non-Bargaining Unit Transferred Employees in accordance with the preceding two (2) sentences. These asset transfer amounts shall be further allocated, separately for Bargaining Unit Transferred Employees and Non-Bargaining Unit Transferred Employees between Seller's retiree health care and retiree life insurance trusts for the respective employee groups, in proportion to the assets of the four (4) trusts.

               (3) Within sixty (60) days after the Closing Date, Seller shall calculate the actual amount based on the product of subclauses (i) and (ii) in Section 6.10(l)(2) above (the "Actual Retiree Medical and Life Insurance Amount"). To the extent that the Actual Retiree Medical and Life Insurance Amount is less than the Initial Retiree Medical and Life Insurance Transfer, the amount of such differential (together with interest accrued thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment) shall be transferred by Buyer to Seller within 10 days of such calculation. To the extent that the Actual Retiree Medical and Life Insurance Amount is greater than the Initial Retiree Medical and Life Insurance Transfer, the amount of such differential (together with interest accrued thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment) shall be transferred by Seller to Buyer within 10 days of such calculation. If the Actual Retiree Medical and Life Insurance Amount is less than Six Million Two Hundred Fifty Thousand ($6,250,000), the Purchase Price shall be decreased by the amount of the shortfall as part of the Post-Closing Adjustment. During the fifty-sixth week following


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

     the Closing, Seller shall calculate the Actual Retiree Medical and Life Insurance Amount (the "Additional Retiree Medical and Life Insurance Amount") with respect to any Transferred Employee who was not included in the calculation of the Actual Retiree Medical and Life Insurance Amount referred in this Section 6.10(l)(3), and Seller shall true up, to the extent required, the adjustment provided in the previous sentence as if the Additional Retiree Medical and Life Insurance Amount had been included in the original determination of the Actual Retiree Medical and Life Insurance Amount.

          (m) Except as Buyer and any Transferred Employee may otherwise mutually agree, Buyer shall pay to each Non-Bargaining Unit Transferred Employee whose employment is terminated without cause by Buyer or one of its Affiliates within the period commencing on the Closing Date and ending eighteen (18) months thereafter severance payments equal to the greater of (i) such Transferred Employee's Total Compensation for the remainder of such eighteen (18) month period as if still employed and (ii) an amount equal to one (1) week's base pay for each full year of service with Seller and/or NMC (up to a maximum of thirty
(30) weeks' base pay). Buyer is not establishing any separation plan or severance agreement, plan or coverage to replicate any separation plan or severance agreement, plan or coverage for the Non-Bargaining Unit Transferred Employees that is identified in Schedules 4.8 or 4.9(a) (including any agreement, coverage or plan so identified in Schedules 4.8 or 4.9(a) as being specifically applicable to one or more Big Rock ISFSI Employees), and Buyer shall not be obligated to provide any Non-Bargaining Unit Transferred Employee any severance payment or other benefits upon the termination of such Non-Bargaining Unit Transferred Employee's employment by Buyer without cause other than as provided in the preceding sentence. Nothing contained herein shall alter the at-will employment relationship of any Non-Bargaining Unit Transferred Employee.

          (n) Buyer shall provide relocation assistance to any Bargaining Unit Transferred Employee transferred more than sixty (60) miles from his/her current place of employment to one of Buyer's other facilities, in accordance with the terms of the Collective Bargaining Agreement.

          (o) Seller shall inform Buyer of any planned termination of employment by any executive, key employee or group of five (5) or more employees at Palisades reasonably promptly after Seller acquires Knowledge thereof.

     6.11. Risk of Loss.

          (a) Prior to the Closing, Buyer shall not bear any risk of loss or damage to the property included in the Included Assets. Seller shall replace or repair any damage to the Included Assets in accordance with Good Utility Practices, except as otherwise provided in paragraphs (b) or (c) below.

          (b) If, before the Closing, all or any material portion of the Included Assets are taken by eminent domain or are the subject of a pending or (to the Knowledge of Seller) contemplated taking which has not been consummated, Seller shall notify Buyer promptly in writing of such fact. Buyer and Seller shall negotiate in good faith to settle the Loss resulting from such taking (including by making a fair and equitable adjustment to the Purchase Price)


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and, upon such settlement, consummate the transactions contemplated by this
Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such taking, and if such taking creates a Material Adverse Effect, then Buyer or Seller may terminate this Agreement pursuant to Section 9.1(g); provided, that any such termination notice must be given no later than ten (10) Business Days after the expiration of such sixty (60) day period.

          (c) If, before the Closing, all or any material portion of the Included Assets is damaged or destroyed by fire, or other casualty, Seller shall notify Buyer promptly in writing of such fact. If Seller has not notified Buyer within fifteen (15) days after its occurrence of its intention to repair such damage, degradation or destruction (such repair to be reasonably satisfactory to Buyer), Buyer and Seller shall negotiate in good faith to settle the Loss resulting from such casualty (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such casualty, and if such damage or destruction creates a Material Adverse Effect, then Buyer or Seller may terminate this Agreement pursuant to Section 9.1(g); provided, that any such termination notice must be given no later than ten (10) Business Days after the expiration of such sixty
(60) day period.

     6.12. Qualified Decommissioning Fund.

          (a) At the Closing, Seller shall cause to be transferred to the Trustee under the Post-Closing Decommissioning Trust Agreement all of the assets of the Seller's Qualified Decommissioning Fund, unless prior to such time Seller shall have received a favorable private letter ruling from the IRS in respect of withdrawing excess decommissioning funds, as contemplated by Section 6.18, in which case Seller shall transfer an amount equal to the Decommissioning Target or such other amount (but not less than the Decommissioning Target) specified in such private letter ruling (the "PLR Decommissioning Amount"). Any assets held by Seller's Qualified Decommissioning Fund that are in excess of the PLR Decommissioning Amount (the "Excess PLR Decommissioning Amount") shall be retained by the Seller's Qualified Decommissioning Fund for distribution to the Seller as provided by the private letter ruling contemplated by Section 6.18.

          (b) Buyer shall take all reasonable steps necessary to satisfy any requirements imposed by the NRC regarding the Buyer's Qualified Decommissioning Fund, in a manner sufficient to obtain NRC approval of the transfer of Qualified Decommissioning Fund assets from Seller to Buyer.

          (c) The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the Requested Rulings set forth in Section 6.18.

          (d) Seller shall cause the Trustee of Seller's Qualified Decommissioning Fund to pay final expenses for trustee and investment management fees and other administrative expenses of Seller's Qualified Decommissioning Fund to the extent practicable before the Closing. Seller shall cause the Trustee of Seller's Qualified Decommissioning Fund to notify


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Buyer in writing of any such Qualified Decommissioning Fund expenses due after the Closing. Buyer agrees to direct the Trustee of the Post-Closing Qualified Decommissioning Trust Agreement to pay the Qualified Decommissioning Fund expenses identified in the preceding sentence to the extent not paid before the Closing and such amount shall be charged against the Excess Qualified Decommissioning Fund assets, or if such Excess Qualified Decommissioning Fund assets are not sufficient to pay such expenses, Seller shall pay the same. Buyer agrees to ensure that its trust agreements allow for the payment of such expenses.

          (e) Any Excess Qualified Decommissioning Fund assets transferred to Buyer pursuant to this Section 6.12 shall be distributed to Seller if and to the extent required by Section 6.20(c).

          (f) Seller agrees not to amend Seller's Decommissioning Trust Agreement between the date of this Agreement and the Closing Date without Buyer's prior written consent, which shall not be unreasonably withheld, except for any amendment which may be required to be made to the Seller's Decommissioning Trust Agreement by any Law or to permit the transfers referred to in this Section 6.12 or to permit return to Seller of assets of the Qualified Decommissioning Fund in excess of the Decommissioning Target.

     6.13. Spent Nuclear Fuel Fees.

          Before the Closing and at all times thereafter, Seller shall remain liable for, and pay as they come due, all Spent Nuclear Fuel Fees attributable to electricity generated at Palisades and the Big Rock Point Plant Operating Facility and sold prior to the Closing, including the Pre-1983 Fee, and Buyer shall have no Liability or responsibility therefor. Buyer shall be liable for all Spent Nuclear Fuel Fees attributable to electricity generated at Palisades and sold after the Closing, and Seller shall have no Liability or responsibility therefor.

     6.14. Standard Spent Fuel Disposal Contract; Spent Nuclear Fuel Litigation.

          (a) At the Closing, (i) Seller shall assign to Buyer, and Buyer shall assume, Seller's rights, duties, title and interest in and to the Standard Spent Fuel Disposal Contract (except for the obligation to pay the Pre-1983 Fee), including, to the extent permitted by Law but subject to the Department of Energy Claim and Section 6.14(d) below, the right to pursue and recover damages arising post-Closing from the Department of Energy's failure to commence the removal, transportation and acceptance or its delay in accepting Spent Nuclear Fuel from Palisades and from the Big Rock Point Plant Operating Facility (now located at the Big Rock ISFSI) for disposal pursuant to the Standard Spent Fuel Disposal Contract (the "Post-Closing SNF Claim") and (ii) Buyer shall assume title to, and responsibility for the management, storage, removal, transportation and disposal of, all Spent Nuclear Fuel of Palisades located at the Palisades Site and all Spent Nuclear Fuel located at the Big Rock ISFSI Site in each case as of the Closing. Seller shall provide the required notice to the Department of Energy of the assignment of the Standard Spent Fuel Disposal Contract to Buyer within ninety (90) days of Closing, such notice to be in a form reasonably acceptable to Seller and Buyer and to include a copy of this Agreement therewith. Notwithstanding the foregoing, if a court of competent jurisdiction finally determines that the Post-Closing SNF Claim is not assignable hereunder, then Seller shall retain and prosecute such claim in a manner as reasonably directed by Buyer and, to


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the extent Seller actually recovers damages relating to any Post-Closing SNF
Claim, such amounts shall paid over to Buyer after deducting therefrom any reasonable and documented costs, fees (including, without limitation, attorney, consultant, engineer and expert fees) and expenses related to the prosecution of such claims.

          (b) In determining the scope of the Department of Energy Claim, it shall be assumed that Seller would have made all improvements to Palisades that would have been required for the acceptance, removal, transportation and/or disposal of Spent Nuclear Fuel pursuant to the Standard Spent Fuel Disposal Contract in a timely manner and that Seller was not required to make increased contributions to Seller's Qualified Decommissioning Fund or other Decommissioning trust as a result of the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel from Palisades and from the Big Rock Point Plant Operating Facility (now located at the Big Rock ISFSI) for disposal pursuant to the Standard Spent Fuel Disposal Contract. Seller agrees not to bring any claim against the Department of Energy (or include any such claim within the Department of Energy Claim) asserting that the amount of the Purchase Price was diminished or that there has been any diminution in value of the Palisades Assets at or prior to the Closing, that the Palisades Facility was subject to a taking by eminent domain or otherwise, or that Seller was required to make increased contributions to Seller's Qualified Decommissioning Fund as a result of the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel from Palisades and from the Big Rock Point Plant Operating Facility (now located at the Big Rock ISFSI) for disposal pursuant to the Standard Spent Fuel Disposal Contract. Seller also agrees that any diminished value claim relating to the period from and after the Closing that it brings against the Department of Energy with respect to the Big Rock ISFSI shall be limited to a claim for Thirty Million Dollars ($30,000,000), plus interest from and after the Closing.

          (c) Buyer acknowledges and agrees that, in connection with the Department of Energy Claim, Seller has calculated its claim for pre-Closing damages and taken the position with the Department of Energy that Seller would have allocated certain queue/scheduling rights under the Standard Spent Fuel Disposal Contract in respect of the pick-up by the Department of Energy of Spent Nuclear Fuel from Palisades to the Big Rock Point Plant Operating Facility, such that all Spent Nuclear Fuel from the Big Rock Point Plant Operating Facility would have been picked-up by the Department of Energy prior to any pick-up of Spent Nuclear Fuel from Palisades and therefore Seller would not have had to construct the Big Rock ISFSI but for the Department of Energy's breach of the Standard Spent Fuel Disposal Contract. Buyer agrees not to take any position inconsistent with the foregoing or to otherwise impair the potential damages recoverable by Seller pursuant to the Department of Energy Claim.

          (d) Buyer acknowledges and agrees that (i) the Post-Closing SNF Claim does not include, and Seller has retained, the right to claim certain post-Closing damages under the Standard Spent Fuel Disposal Contract in respect of the Big Rock ISFSI, as more particularly described in the definition of the Department of Energy Claim, (ii) Seller has retained rights under the Standard Spent Fuel Disposal Contract to the extent necessary to prosecute such claims and (iii) it shall not to take any position inconsistent with the foregoing.


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          (e) Seller acknowledges and agrees that Buyer shall be entitled to prosecute any and all claims for post-Closing damages arising under the Standard Spent Fuel Disposal Contract, including post-Closing damages with respect to the Big Rock ISFSI Assets in excess of the Big Rock Amount.

          (f) Buyer agrees to provide Seller with a copy within ten (10) Business Days of receipt of all notices provided to Buyer from the Department of Energy regarding the date on which the Pre-1983 Fee will become due and payable in accordance with the terms of the Standard Spent Fuel Disposal Contract, and Seller agrees to cause such amounts to be duly paid when due as provided in
Section 2.4(h), subject to any rights of set-off to which Seller may be entitled by reason of the Department of Energy's defaults under the Standard Spent Fuel Disposal Contract.

          (g) Seller shall deliver to Buyer at the Closing security in respect of Seller's obligation to pay the Pre-1983 Fee in the form of cash, letter(s) of credit, or other security reasonably acceptable to Buyer in an amount not less than the then-outstanding amount of the Pre-1983 Fee (such cash, letter of credit or security to be adjusted not less than annually to reflect changes in the amount of the Pre-1983 Fee due); provided, however, that if at any time the rating of the unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) of Seller's Parent shall equal or exceed Baa3 by Moody's Investment Services, Inc. (or its successor), or BBB- by Standard and Poor's Rating Group (or its successor), Seller shall be permitted to substitute in lieu of such cash, letter(s) of credit or other security a guaranty of Seller's Parent in the form attached hereto as Exhibit K (the "Consumers Guaranty").

          (h) If future litigation by Buyer against the Department of Energy for damages from the Department of Energy's failure to commence the removal, transportation or acceptance or its delay in accepting Spent Nuclear Fuel from Palisades or the Big Rock Point Plant Operating Facility (now located at the Big Rock ISFSI) should result in a final, unappealable ruling that Buyer is entitled to damages, but that such damages, in part or in full, must be offset against any Liability to pay the Pre-1983 Fee, then Seller shall promptly pay to Buyer the amount of any such offset, subject to receipt by Seller of either a written acknowledgement by the Department of Energy or a Government Order that Seller's liability for the Pre-1983 Fee shall be reduced by the amount of any such offset.

     6.15. Department of Energy Decontamination and Decommissioning Fees.

          Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to separative work units purchased and/or consumed at Palisades and the Big Rock Point Plant Operating Facility prior to the Closing Date, including all annual Special Assessment invoices to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.

     6.16. Cooperation Relating to Insurance and Price-Anderson Act.

          Until the Closing, Seller will maintain, or cause to be maintained, in effect (i) insurance in amounts and against such risks and losses as is customary in the commercial nuclear


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power industry and (ii) not less than the level of property damage and liability insurance for the Facilities as in effect on the Effective Date. Seller shall cooperate with Buyer's efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Palisades Assets and the Big Rock ISFSI Assets. In addition, subject to Buyer's written commitment to satisfy its indemnification obligations under Section 8.1(a), Seller agrees to use Commercially Reasonable Efforts to assist Buyer in making any claims against pre-Closing insurance policies that may provide coverage related to Assumed Liabilities and Obligations.

     6.17. Release of Seller.

          Buyer shall use Commercially Reasonable Efforts to support Seller's efforts to obtain a written release of Seller effective as of the Closing with respect to obligations arising after the Closing under any of the Seller's Agreements, Fuel Contracts or Non-material Contracts assigned to Buyer hereunder, provided that Buyer shall not be required to assume additional costs, expenses or Liabilities in connection therewith.

     6.18. Private Letter Ruling.

          The Parties agree to cooperate in good faith in the preparation and joint filing of the private letter ruling request(s) to be made by Buyer and Seller in order to obtain the Requested Rulings. Buyer and Seller shall use Commercially Reasonable Efforts to obtain prior to the Closing Date one or more private letter ruling(s) from the IRS (but receipt of any such letter rulings shall not be a condition to the occurrence of the Closing) determining that (i) the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund is a disposition that either satisfies or is treated as satisfying the requirements of Treas. Reg. 1.468A-6(b) pursuant to the IRS's exercise of discretion under Treas. Reg. 1.468A-6(g)(1) (including a ruling that the Seller's Qualified Decommissioning Fund may transfer at Closing a portion of its assets equal to the PLR Decommissioning Amount), (ii) none of Seller, Buyer nor their respective Qualified Decommissioning Funds will recognize gain or loss upon the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund, (iii) the Buyer's Qualified Decommissioning Fund will be treated as satisfying the requirements of Code Section 468A, (iv) the Buyer's Qualified Decommissioning Fund will have a carryover Tax basis in the assets received from the Seller's Qualified Decommissioning Fund and (v) Buyer is not treated as in constructive receipt of any Excluded Assets comprised of any fund relating to Decommissioning, other than the Seller's Qualified Decommissioning Fund, which Excluded Assets shall be released from being dedicated to Decommissioning Palisades (the "Requested Rulings"). The Requested Rulings shall be modified, as necessary, to take into account any legislation enacted on or after the Effective Date or any change in the Code or the Treasury Regulations promulgated thereunder or the issuance of any notice, revenue procedure, private letter ruling or similar administrative item by the IRS occurring on or after the Effective Date. Neither Buyer nor Seller shall take any action that would cause the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund to fail to be treated as satisfying the requirements of Treas. Reg. 1.468A-6(b) (assuming solely for purposes of this sentence that Palisades in the hands of Buyer qualifies as a "nuclear power plant" within the meaning of Treasury Regulation Section 1.468A-1(b)(4) because Buyer's rates for the sale or furnishing of


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electricity are not established or approved by a public utility commission or under the jurisdiction of the Rural Electric Administration), or cause Buyer and Seller to fail to obtain the Requested Rulings. The user fee set forth in the applicable IRS Revenue Procedure for substantially identical letter rulings by a common sponsor shall be shared equally by both Parties. Each Party will bear its own legal fees with respect to any requests. The Parties agree to use Commercially Reasonable Efforts to file the private letter ruling request seeking the Requested Rulings within forty-five (45) days of the Effective Date.

     6.19. NRC Commitments.

          Following the Closing, Buyer shall maintain and operate the Facilities in accordance with the NRC Commitments, the NRC Licenses, applicable NRC regulations and policies and with applicable Nuclear Laws.

     6.20. Decommissioning; Return of Excess Qualified Decommissioning Fund Assets.

          (a) Buyer hereby agrees that it will complete, at its expense, the Decommissioning of the Facilities and each Site once that Site is no longer utilized (i) in the case of Palisades, either for power generation of any kind or for any storage of Spent Nuclear Fuel or other Nuclear Material and (ii) in the case of the Big Rock ISFSI, for storage of Spent Nuclear Fuel or other Greater Than Class C Waste, and that it will complete all Decommissioning activities in accordance with all Nuclear Laws and Environmental Laws, including applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder. The Parties acknowledge that Seller shall have no obligation to audit, monitor or enforce rights and obligations with respect to this Section 6.20.

          (b) Buyer shall use Commercially Reasonable Efforts to obtain all consents and approvals necessary to permit Buyer to ship Spent Nuclear Fuel and other Nuclear Material stored at the Big Rock ISFSI from the Big Rock ISFSI to Palisades in the event the current Law is amended to permit such storage.

          (c) Without regard to the actual Decommissioning expenses incurred by the Buyer or the Buyer's Qualified Decommissioning Fund, Buyer shall remit, or cause Buyer's Qualified Decommissioning Fund to remit, to Seller an amount in cash equal to (i) the assets of the Qualified Decommissioning Fund transferred to Buyer, pursuant to Section 6.12 or Section 2.1 in excess of the Decommissioning Target, if any, plus or less (as the case may be) (ii) earnings (or losses) thereon accrued from and after the Closing Date to but not including the date paid, at a rate equal to the total pre-tax return earned by the Buyer's Qualified Decommissioning Fund during such period of time (such amounts under clauses (i) and (ii) constituting the "Notional Investment Amount") (it being understood earnings and losses shall be proportionately allocated to the Notional Investment Amount), less (iii) the amount of any Income Taxes imposed upon the Buyer's Qualified Decommissioning Fund properly allocable to the Notional Investment Amount and any administrative expenses properly allocable to such Notional Investment Amount (it being understood such Income Taxes and administrative expenses shall be proportionately allocated to the Notional Investment Amount), less (iv) any Income Taxes that would be imposed upon the Buyer's Qualified Decommissioning Fund with respect to the distribution of such excess to the Buyer if and to the extent that liquidation of investments would


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be required in order to make such distribution in cash in accordance with
Section 6.20(e) below or Income Taxes that would be imposed upon Buyer's Qualified Decommissioning Fund on the distribution of assets, less (v) any Income Tax liability that would be imposed upon Buyer upon withdrawal of the sum required by this Section 6.20(c) from the Buyer's Qualified Decommissioning Fund calculated by applying the then-maximum Tax rate applicable under Code Section 11 and relevant state Laws and assuming a full deduction for any state Taxes (the "Tax Rate") (it being understood that the Income Tax basis of the assets distributed or liquidated under clause (iv) or this clause (v) shall be proportionate to the Income Tax basis of all of the assets in Buyer's Qualified Decommissioning Fund), plus (vi) the net present value of any Income Tax benefit, if any, accruing to Buyer resulting from the Buyer's obligation to make or the making of the payment required by this Section 6.20(c) (it being understood that to calculate the Tax benefit, the Parties shall utilize the Tax Rate in effect on the date of payment and the long-term IRS applicable federal rates, compounded annually, in effect on such date (or if applicable federal rates are no longer published by the IRS, a comparable measure) less (vii) Buyer's Qualified Decommissioning Fund Tax Amount (collectively, the "Excess Qualified Decommissioning Fund Assets") promptly upon the occurrence of the first to occur of the following events:

               (1) The Palisades Facilities and the Palisades Site are Decommissioned by Buyer or no funds remain in the Buyer's Qualified Decommissioning Fund;

               (2) (A) a change in the Code or the Treasury Regulations promulgated thereunder or (B) the issuance of a notice, revenue procedure or similar administrative item by the IRS, in either case, permitting the Buyer without seeking a private letter ruling from the IRS to withdraw a portion of the assets held by Buyer's Qualified Decommissioning Fund which were transferred from Seller's Qualified Decommissioning Fund or attributable to such assets without the imposition upon the Buyer or the Buyer's Qualified Decommissioning Fund of any Tax (including any Tax resulting from the failure of Buyer's Qualified Decommissioning Fund to continue to satisfy the applicable requirements of Code Section 468A) other than the Taxes specified in clauses (iii), (iv) and (v) above in this
     Section 6.20(c); provided that Buyer shall not be required to rely on such Code, Treasury Regulations or administrative item prior to Seller having furnished Buyer and the Trustee of the Post-Closing Decommissioning Trust Agreement with a legal opinion of Tax counsel (reasonably acceptable to Buyer and the Trustee of the Post-Closing Decommissioning Trust Agreement), in form and substance reasonably acceptable to Buyer and such Trustee, to the effect that no Tax or penalty will be imposed upon the Buyer or the Buyer's Qualified Decommissioning Fund (other than the Taxes specified in clauses (iii), (iv) and (v) above in this Section 6.20(c)) in connection with the distribution by the Buyer's Qualified Decommissioning Fund of a specified portion of its assets to Buyer; or

               (3) The receipt of a favorable private letter ruling from the IRS that a portion of the assets of Buyer's Qualified Decommissioning Fund and which were transferred from Seller's Qualified Decommissioning Fund or attributable to such assets may be distributed by the Buyer's Qualified Decommissioning Fund to the Buyer without the imposition of any Tax other than the Taxes specified in clauses (iii), (iv) and (v)


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     above in this Section 6.20(c); provided that the Buyer shall not be required to seek such private letter ruling from the IRS unless and until Seller shall have furnished to Buyer a legal opinion of Tax counsel (reasonably acceptable to Buyer), in form and substance reasonably acceptable to Buyer, to the effect that no Tax (including any Tax resulting from the failure of Buyer's Qualified Decommissioning Fund to continue to satisfy the applicable requirements of Code Section 468A) should be imposed upon the Buyer or the Buyer's Qualified Decommissioning Fund (other than the Taxes specified in clauses (iii), (iv) and (v) above in this Section 6.20(c) in connection with the distribution by the Buyer's Qualified Decommissioning Fund of a specified portion of its assets to the Buyer, in which case Buyer shall promptly prepare and file such private letter ruling request and diligently pursue the same. The fees and costs in connection with obtaining such private letter ruling shall be shared equally by Buyer and Seller.

          (d) If one of the events described in Section 6.20(c) shall have occurred, but such event shall only permit the withdrawal of a portion, but not all, of the Excess Qualified Decommissioning Fund assets, then the payment obligation of Buyer contained in Section 6.20(c) shall nonetheless apply with respect to such portion of the Excess Qualified Decommissioning Fund assets and the provisions of Section 6.20(c) shall remain in full force and effect with respect to any remaining Excess Qualified Decommissioning Fund assets not yet paid to Seller.

          (e) Following Closing and at all times thereafter until the Excess Qualified Decommissioning Fund Assets are paid to the Seller pursuant to Section 6.20(c), Buyer shall (i) deliver or cause Trustee of the Buyer's Post-Closing Decommissioning Trust Agreement to deliver to Seller all financial reports, documents, information statements and schedules relating to the Buyer's Qualified Decommissioning Fund promptly upon issuance thereof, (ii) provide Seller promptly with copies of all written communications to or from the NRC and the MPSC regarding Decommissioning of either the Big Rock ISFSI or Palisades or regarding the level of Decommissioning funding for either Facility, including but not limited to the periodic reports to the NRC regarding such funds, (iii) use Commercially Reasonable Efforts to cause the Trustee to maintain all the assets transferred by the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund in excess of the Decommissioning Target (plus all earnings related thereto) in one separate account (the "First Decommissioning Account") and assets in an amount equal to the Decommissioning Target (plus all earnings related thereto) in a second separate account (the "Second Decommissioning Account"), (iv) maintain sufficient funds in the Second Decommissioning Account to comply with all NRC regulations, orders or directives regarding the adequacy of Decommissioning funding, as if the First Decommissioning Account were unavailable for Decommissioning, whether by additional contributions or otherwise, (v) except to the extent provided in
Section 6.20(c), use Commercially Reasonable Efforts to cause the Trustee to disburse funds from the Buyer's Qualified Decommissioning Fund only for Decommissioning, the payment of the Buyer's Qualified Decommissioning Trust's expenses and related purposes, and (vi) upon Decommissioning, use and exhaust all funds in the Second Decommissioning Account before expending any funds from the First Decommissioning Account. At Closing, all assets transferred by the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund shall be apportioned pro rata between the First Decommissioning Account and the Second Decommissioning Account with each account receiving an identical percentage of each class or type of transferred assets to


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the greatest extent possible. Each account shall be managed by the same investment manager applying the same investment guidelines principles and all expenses (including Taxes) shall be shared proportionately between the two accounts. To the extent it is not possible under applicable Law to establish separate accounts representing the First Decommissioning Account and the Second Decommissioning Account, Buyer shall cause the Trustee of Buyer's Qualified Decommissioning Fund to establish separate books and records containing notional accounts for the amounts described in clause (iii) above, and Buyer shall otherwise treat such notional accounts as separate accounts for all purposes and comply with all of the requirements of this Section 6.20(e) with respect to such notional accounts, as though such notional accounts were the First Decommissioning Account and the Second Decommissioning Account, respectively.

          (f) If any event described in Section 6.20(c) shall have occurred, Buyer and Seller agree to cooperate and take all Commercially Reasonable Efforts necessary to receive any additional consents (including any NRC consents) or to satisfy any requirements not specified in Section 6.20(c) in order to permit the transfers required by Section 6.20(c) above.

          (g) Buyer agrees to deliver to Seller a copy of Buyer's Post-Closing Decommissioning Trust Agreement (reflecting the requirements stated in Section 5.7) at least 20 days prior to the Closing Date and, except to the extent required by law, to not amend the Buyer's Post Closing Decommissioning Trust Agreement following such delivery in a manner that would be adverse to Seller, without the Seller's prior written consent, which consent shall not be unreasonably withheld.

     6.21. Buyer's Parent Guaranty.

          Buyer's Parent shall provide on the date hereof the Buyer's Parent Guaranty to provide security for compliance with Buyer's payment obligations under this Agreement, which guaranty shall remain in effect until the earliest to occur of (i) all such obligations having been fully and irrevocably performed and satisfied, (ii) the occurrence of the Closing and (iii) if applicable, the termination of this Agreement pursuant to Section 9.1 (other than a termination under Section 9.1(f)). If at any time there shall occur a Downgrade Event with respect to Buyer's Parent, then Seller shall supplement the Buyer's Parent Guaranty with either (i) a cash deposit in the amount of Thirty Million Dollars ($30,000,000), which deposit shall earn interest at the Interest Rate or (ii) a letter of credit in the amount of Thirty Million Dollars ($30,000,000). Any such letter of credit shall be reasonably satisfactory to Seller in form and substance, shall be issued by a financial institution reasonably acceptable to Seller, shall remain in effect until the expiration of the Buyer's Parent Guaranty. Any such security shall be subject to all terms and conditions of this Agreement otherwise applicable to the Buyer's Parent Guaranty. In the event Buyer shall fail to provide such security within five (5) Business Days of receipt of written notice, then a breach of this Agreement shall be deemed to have occurred.

     6.22. Nuclear Insurance Policies.

          Following the Closing, Buyer shall use Commercially Reasonable Efforts to maintain in effect policies of liability and property insurance with respect to the ownership, operation and maintenance of the Facilities which shall afford protection against the insurable hazards and risks with respect to which nuclear facilities of similar size and type to the Facilities


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customarily maintain insurance, and which meets the requirements of 10 C.F.R.
Section 50.54(w) and 10 C.F.R. Part 140. Such coverage shall include nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, Buyer shall use Commercially Reasonable Efforts to maintain in effect alternate protection against nuclear liability. In addition, Buyer shall provide the financial assurance that it will be able to pay the retrospective premiums for the Facilities to the extent it is liable for the same under this Agreement as prescribed by Section 170 of the Atomic Energy Act.

     6.23. No Transport or Storage of Waste.

          From and after the Closing, Buyer shall not permit any Spent Nuclear Fuel or other Nuclear Materials generated outside of the Palisades Facilities to be transported to the Palisades Site or to be stored at the Palisades Site for any period of time, provided this Section 6.23 shall not apply to Spent Nuclear Fuel or other Nuclear Materials located at the Big Rock ISFSI if Buyer obtains the necessary regulatory approvals to transport and store such Spent Nuclear Fuel and other Nuclear Materials at the Palisades Site. From and after the Closing, Buyer shall not permit any Spent Nuclear Fuel or other Nuclear Material, other than that stored at the Big Rock ISFSI as of the Closing, to be transported to the Big Rock ISFSI Site or to be stored at the Big Rock ISFSI Site for any period of time.

     6.24. Title and Survey.

          (a) Seller will reimburse Buyer for fifty percent (50%) of the premium(s) paid by Buyer for issuance of title insurance policies (including endorsements) pursuant to and in accordance with the Approved Marked Up Title Commitments. Buyer will make arrangements for the issuance of such policies, and Seller shall reasonably cooperate with Buyer in connection therewith.

          (b) Seller will, at its expense, deliver to Buyer as soon as reasonably practicable but no later than December 31, 2006, revisions of the existing survey for the Palisades Site identified as Sheridan Surveying Company Drawing Number SF16761G, Sheet 1, Rev B, dated 3/23/06 (the "Palisades Survey") and the existing survey for the Big Rock ISFSI Site identified as Ferguson & Chamberlain Associates dated 10/20/2005 job SB-21094c.05 (the "Big Rock ISFSI Survey") each to include necessary detail to constitute an "Urban ALTA/ACSM Land Title Survey" meeting the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association and the National Society of Professional Surveyors (a member organization of the American Congress on Surveying and Mapping), and shall include and incorporate items 1 through 4, 6, 10, 11a and 18 of Table A of such Minimum Standard Detail Requirements. Each of the Palisades Survey and the Big Rock ISFSI Survey will be certified to Buyer and the title insurance company.

          (c) Buyer and Seller shall at or before Closing, enter into a license agreement, on mutually acceptable terms (including a 99-year term), pursuant to which Buyer shall grant Seller a non-terminable, nonexclusive license to operate, maintain, repair, remove, upgrade,


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

modify, and replace Seller's currently existing radio communications system antenna and related equipment, located on the "Meteorological Tower Site" (as such term is defined in the Palisades Deed) and a right for ingress to and egress from such Meteorological Tower Site.

          (d) At the Closing, Seller will deliver a quitclaim deed conveying the following easements: (1) easement recorded in Liber 2292, Page 598 Berrien County records and (2) easement recorded in Liber 1009, Page 165 Allegan County records.

     6.25. Big Rock Amount.

          At the Closing, Seller shall pay to Buyer an amount equal to Thirty Million Dollars ($30,000,000) (the "Big Rock Amount"). Buyer expressly acknowledges and agrees that, from and after the Closing Seller shall have no further responsibility or Liability whatsoever in respect of the Big Rock ISFSI, except for its obligations under Section 8.1, if any, and under the Power Purchase Agreement.

     6.26. Removal of Trade Names, Trademarks, etc.

          Seller agrees, at Seller's expense, to remove prior to the Closing any trade names, trademarks, logos and service marks of Consumers Energy or NMC affixed to or appearing on any public signage, buildings, equipment or motorized vehicles and included in the Included Assets.

     6.27. Financial Assurances to the NRC.

          If and to the extent required by the NRC, Buyer shall provide and maintain sufficient financial assurances, whether in the form of a corporate guaranty or other arrangement satisfactory to the NRC, so as to meet its license obligations as to Palisades and the Big Rock ISFSI.

                                    ARTICLE 7
                                   CONDITIONS

     7.1. Conditions to Obligations of Buyer.

          The obligations of Buyer to purchase the Included Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any of which may be waived by Buyer prior to the Closing in whole or in part which waiver shall be in writing and which waiver shall not be considered a waiver of any other provision of this Agreement unless the writing so specifically states):

          (a) All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated;

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party


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

agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

          (c) Buyer shall have received all of Buyer's Required Regulatory Approvals, in form and substance reasonably satisfactory to Buyer, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer, is likely to be successful;

          (d) Seller shall have received all of Seller's Required Regulatory Approvals (other than those the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect or a Buyer Material Adverse Effect), none of such approvals shall contain any conditions that could reasonably be expected to result in a Material Adverse Effect or a Buyer Material Adverse Effect, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer (A) is likely to be successful and (B) if successful, would reasonably be expected to create a Material Adverse Effect or Buyer Material Adverse Effect;

          (e) Seller shall have received and delivered to Buyer all third party consents required for the transfer or assignment of all Seller's Agreements, Fuel Contracts and, to the extent reasonably necessary to operate the Facilities, the Transferable Permits;

          (f) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing;

          (g) The representations and warranties of Seller set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and all other representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (or, in each case, if made as of a specified date, as of such date);

          (h) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 7.1(f) and (g) have been satisfied by Seller;

          (i) Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in Section 3.6;

          (j) Seller shall have delivered, or caused to be delivered, the written consent of Michigan Department of Natural Resources (and/or other appropriate State of Michigan agency) to the assignment from Seller to Buyer of the Easement to Construct and Maintain Water Intake Line and Discharge Conduit dated January 17, 1968 and recorded February 19, 1968 in Liber 570, Page 271, Van Buren County Records;


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

          (k) No Buyer Material Adverse Effect or Material Adverse Effect shall have occurred and be continuing;

          (l) The lien of the Mortgage Indenture on the Included Assets shall have been released and any documents necessary to evidence such release shall have been delivered to Buyer;

          (m) Releases pertaining to that certain Installment Sales Contract and that certain Grant of Project Easements, each dated August 1, 1973, as identified on Schedule 4.3(a), shall have been obtained;

          (n) The Seller shall have transferred to the Trustee of the Post-Closing Decommissioning Trust Agreement a portion or all of the assets of Seller's Qualified Decommissioning Fund, in accordance with Section 6.12;

          (o) The Ancillary Agreements shall be in full force and effect as of the Closing;

          (p) The NPPOSA shall have been terminated;

          (q) Buyer shall be reasonably satisfied that no materially adverse matters are disclosed by the updates to the Palisades Survey and the Big Rock ISFSI Survey conducted pursuant to Section 6.24(b) that have not been previously expressly shown on the Palisades Survey or the Big Rock ISFSI Survey or expressly identified to Buyer in this Agreement.

          (r) The Palisades Facilities shall have been operating at an average of not less than ninety-five percent (95%) of its licensed thermal output for a period of fourteen (14) days immediately preceding the Closing Date;

          (s) Buyer shall have received from Chicago Title Insurance Company, at Seller's sole cost (i) the Palisades Title Commitment, which shall have been down-dated as of the Closing Date without any new or changed exceptions or changes in Schedule A information, reflecting a coverage amount reasonably acceptable to Buyer (not to exceed the Purchase Price) and confirming no conditions to issuance of the title policy except for payment of the policy premiums, except that such Palisades Title Commitment shall be marked up to include (A) the following affirmative coverage endorsements: deletion of standard exceptions; separate tax parcel; survey; contiguity and/or spreader; location; owner's comprehensive; 9.0 environmental; access; creditor's rights;
3.1 zoning; and CC&R and (B) the following revisions to Schedule B, Part II thereof: (1) the deletion of item 5 or the clarification of item 5 that it is applicable only to Taxes that first become due and payable after the Closing;
(2) the deletion of each of items 21, 28 and 29; (3) the revision of item 24 to clarify that the referenced mortgage therein encumbers only METC's interest under the Amended and Restated Easement Agreement identified therein; and (4) the limitation of the exception in item 6 to only those portions of the Palisades Site that are specifically identified on the Palisades Survey as updated pursuant to Section 6.24 as having been dedicated or conveyed for public street, road or highway purposes, and (ii) the Big Rock Title Commitment, which shall have been down-dated as of the Closing Date without any new or changed exceptions or changes in Schedule A information, reflecting a coverage amount reasonably acceptable to Buyer (not to exceed the Purchase Price) and confirming no conditions


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to issuance of the title policy except for payment of the policy premiums, except that such Big Rock Title Commitment shall be marked up to include (A) the following affirmative coverage endorsements: deletion of standard exceptions; separate tax parcel; survey; contiguity and/or spreader; location; owner's comprehensive; 9.0 environmental; access; creditor's rights; 3.1 zoning; and CC&R and (B) the following revisions to Schedule B, Part II thereof: (1) the deletion of item 5 or the clarification of item 5 that it is applicable only to Taxes that first become due and payable after the Closing and (2) the deletion of each of items 7 and 9 (together, the "Approved Marked Up Title Commitments"), and Buyer shall be reasonably satisfied that it will be able to procure two (2) separate ALTA Owner's Title Policies, Form B, one covering the Palisades Site and the other covering the Big Rock ISFSI Site, conforming to the Approved Marked Up Title Commitments.

          (t) Seller shall have amended its EPCRA Tier II report to include stored amounts of boric acid and Dynacool, in addition to any other chemicals required to be reported in such EPRCA report, and Buyer shall be reasonably satisfied that such EPCRA report is in compliance with applicable Law;

          (u) Buyer shall have entered into an agreement permitting Buyer the continued use, after the Closing, of the Emergency Operations Facility known as the Allegan Service Center as an alternative off-Site relocation and mustering or assembly facility on terms and conditions reasonably satisfactory to Buyer;

          (v) Buyer shall have entered into an agreement providing for the purchase of energy for the operation of Palisades for station service, backup and outage power when it is not self supplying such energy upon terms and conditions reasonably acceptable to Buyer, and such agreement shall be in full force and effect;

          (w) Buyer and Seller shall have entered into an agreement satisfying the applicable NRC Licenses and operating requirements providing energy from the Consumers Energy Ludington Pumped Storage Facility to Buyer at the transmission interconnection point for such facility. With respect to so called "black start" power during periods when Palisades is not operating and energy is not otherwise available, upon terms and conditions reasonably acceptable to Buyer and Seller, and such agreement shall be in full force and effect;

          (x) Seller shall have repaired in accordance with Good Utility Practices the crane which was damaged in the 2006 refueling outage; and

          (y) Seller shall have fully paid Babcock & Wilcox Canada, Ltd. and any of its subcontractors all amounts due as of Closing with respect to the design and fabrication of the Palisades replacement reactor head (the "Head"), pursuant to Purchase Order P804313 Rev. 1 and Value Contract No. 30000445 for Reactor Vessel Closure Head Supply (the "Head Contract") (only to the extent that such amounts have not been paid prior to Closing or have not been otherwise already included in the calculation of the Capital Expenditures Shortfall), all work with respect thereto required to be completed at or prior to the Closing shall have been completed in accordance with the specifications of the Head Contract and the requirements of all applicable Governmental Authorities, each party to the Head Contract shall be in compliance with the material terms thereof, and Buyer shall be reasonably satisfied that the Head will be


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

capable of being installed and operated in accordance with the Head Contract, applicable Law and Good Utility Practices.

     7.2. Conditions to Obligations of Seller.

          The obligation of Seller to sell the Included Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any of which may be waived by Seller prior to the Closing in whole or in part which waiver shall be in writing and which waiver shall not be considered a waiver of any other provision of this Agreement unless the writing so specifically states):

          (a) All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated;

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions contemplated hereby;

          (c) Seller shall have received all of the Seller's Required Regulatory Approvals, in form and substance reasonably satisfactory to Seller, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of the Seller, is likely to be successful;

          (d) Buyer shall have received all Buyer's Required Regulatory Approvals (other than those the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller, or a Buyer Material Adverse Effect), none of such approvals shall contain any conditions that could reasonably be expected to result in a Material Adverse Effect, a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller, or a Buyer Material Adverse Effect, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Seller (A) is likely to be successful and (B) if successful, would reasonably be expected to create a Material Adverse Effect, a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller or a Buyer Material Adverse Effect;

          (e) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;

          (f) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties of Buyer shall be true and correct in all material respects as of the


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

Closing Date, in each case as though made at and as of the Closing Date (or, in each case, if made as of a specified date, as of such date);

          (g) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(e) and (f) have been satisfied;

          (h) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's Closing deliveries described in Section 3.7;

          (i) No Buyer Material Adverse Effect shall have occurred and be continuing;

          (j) Releases pertaining to that certain Installment Sales Contract and that certain Grant of Project Easements, each dated August 1, 1973, as identified on Schedule y4.3(a), shall have been obtained; and

          (k) The Ancillary Agreements shall be in full force and effect as of the Closing.

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1. Indemnification.

          (a) Following the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective officers, directors, employees, shareholders and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of the representations and warranties that survive the Closing or any covenants contained in this Agreement, (ii) the Assumed Liabilities and Obligations, (iii) any Third Party Claims against a Seller Indemnitee arising out of or in connection with acts or omissions of Buyer or Buyer's Parent related to the consummation of the transactions contemplated by this Agreement or Buyer's ownership or operation of the Included Assets following the Closing (other than any Third Party Claims that are Excluded Liabilities) or (iv) fraud, intentional misrepresentation or a deliberate or willful breach (without giving effect to any supplement to the schedules) by Buyer of any representation, warranty or covenant under this Agreement or in any certificate, schedule or exhibit pursuant hereto.

          (b) Following the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective officers, directors, members, employees, shareholders and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of the representations and warranties that survive the Closing or any covenants contained in this Agreement, (ii) the Excluded Liabilities, (iii) any


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Third Party Claims against a Buyer Indemnitee arising out of or in connection with acts or omissions of Seller related to the consummation of the transactions contemplated by this Agreement or Seller's or NMC's ownership or operation of the Included Assets on or prior to the Closing, including the claim referenced in Schedule 4.18 (other than any Third Party Claims that are Assumed Liabilities and Obligations), (iv) fraud, intentional misrepresentation or a deliberate or willful breach by Seller of any representation, warranty or covenant under this Agreement or in any certificate, schedule or exhibit pursuant hereto or (v) the exercise by Seller of any rights of set-off to which Seller may assert as against Seller's obligation to pay the Pre-1983 Fee, as described in Section 6.14(f), by reason of the Department of Energy's defaults under the Standard Spent Fuel Disposal Contract.

          (c) In addition to Seller's obligation set forth in Section 8.1(b), Seller shall indemnify, defend and hold harmless any Buyer Indemnitee from Indemnifiable Losses with respect to the Palisades Assets under or related to Environmental Laws that were, prior to, on or after the Closing Date, caused (or allegedly caused) by the Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Palisades Assets prior to the Closing Date. Seller's obligations to indemnify Buyer pursuant to this Section 8.1(c) shall survive the Closing for a period of three (3) years and any claim for indemnification hereunder shall be brought prior to the third anniversary of the Closing Date, or not at all. If Buyer makes a claim for indemnification pursuant to this Section 8.1(c), Buyer shall be barred from making the same claim for a breach of a representation or warranty pursuant to Section 8.1(b) hereof and likewise, claims made under Section 8.1(b) may not also be made under this
Section 8.1(c). In regard to the matters covered by this Section 8.1(c)y, each Party shall at all times act reasonably so as to avoid unnecessarily exposing the other Party to liability or to otherwise unnecessarily cause the other Party to incur costs or expenses.

          (d) Following the Closing, the expiration or termination of any representation, warranty, covenant or agreement shall not affect the Parties' obligations under this Section 8.1 if the Person entitled to indemnification hereunder (an "Indemnitee") provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination.

          (e) The Parties agree to treat all payments relating to indemnifications as adjustments to the Purchase Price to the extent allowed by Law.

     8.2. Limitations on Indemnification.

          (a) No Indemnitee shall be entitled to assert any right to indemnification under Section 8.1(a)(i), 8.1(b)(i), or 8.1(c) until the amount of Indemnifiable Losses actually suffered by such Indemnitee exceeds One Million Dollars ($1,000,000) with respect to any individual claim or Three Million Dollars ($3,000,000) in the aggregate (as applicable, the "Threshold Amount") at which point the Indemnifying Party shall only be liable for those Indemnifiable Losses in excess of the Threshold Amount.

          (b) After the occurrence of the Closing the rights and remedies of Seller and Buyer under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief, with


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

respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement or (ii) the Assumed Liabilities and Obligations or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article 8 apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises. The maximum aggregate exposure for indemnity by any Indemnifying Party hereunder for any and all Indemnifiable Losses under this Agreement (other than arising out of claims for breach of the representations and warranties contained in Sections 4.17 and 5.7, as applicable) shall be Thirty Million Dollars ($30,000,000); provided, that the foregoing limitation shall not prevent recovery under this Article 8 by an Indemnitee of Indemnifiable Losses arising out of Third Party Claims.

          (c) Notwithstanding the foregoing or anything to the contrary herein, the dollar deductibles and limitations set forth in Sections 8.2(a) and (b) shall not apply with respect to (i) claims arising under Sections 4.1 (Organization), 4.2 (Authority Relative to this Agreement), (No Violation), 4.5 (Title and Related Matters), 4.9 (ERISA; Benefit Plans), 4.14 (NRC Licenses),
4.17 (Qualified Decommissioning Fund), 5.1 (Organization; Qualification), 5.2 (Authority Relative to this Agreement), and Section 6.20 (Decommissioning; Return of Excess Qualified Decommissioning Fund Assets), (ii) claims involving fraud, intentional misrepresentation, or deliberate or willful breach or breaches of confidentiality provisions, and (iii) claims for indemnification under Section 8.1(b)(v).

     8.3. Defense of Claims.

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim"), including an information document request or a notice of proposed disallowance issued by the IRS relating to a matter covered by Section 5.7, with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's Liability pursuant to this Agreement; provided, however, that the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.


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          (b) (1) If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

               (2) Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

          (d) The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest accrued thereon at the Interest Rate from and including the date of payment thereof to but excluding the date or repayment) shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights


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of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates.

          (e) A failure to give timely notice as provided in this Section 8.3 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party that was entitled to receive such notice was actually prejudiced as a result of such failure.

                                    ARTICLE 9
                            TERMINATION AND REMEDIES

     9.1. Termination.

          (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

          (b) This Agreement may be terminated by Seller or Buyer, if (i) any Governmental Authority shall have enacted a Law or issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and in the case of a Governmental Order, it shall have become final and nonappealable; or (ii) the Closing contemplated hereby shall have not occurred on or before the date that is eighteen (18) months following the date of this Agreement (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and provided, further, that if on the Termination Date the conditions to the Closing set forth in Sections 7.1(c), 7.1(d), 7.2(c) or 7.2(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall have been capable of being fulfilled, or shall have been waived, then the Termination Date shall be the date that is twenty-four (24) months following the Effective Date.

          (c) This Agreement may be terminated by Buyer prior to the Closing if any of Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Sections 7.1(c) and 7.1(d), shall have been denied in a final, non-appealable Governmental Order or shall have been granted subject to, or containing terms or conditions that prevents the satisfaction of one or more of Buyer's conditions to Closing as set forth in Sections 7.1(c) and 7.1(d), as applicable.

          (d) This Agreement may be terminated by Seller prior to the Closing if any of the Seller's Required Regulatory Approvals or Buyer's Regulatory Approvals, the receipt of which are a condition to the obligation of Seller to consummate the Closing as set forth in Sections 7.2(c) and 7.2(d), shall have been denied in a final, non-appealable Governmental Order or shall have been granted subject to, or containing terms or conditions that prevents the satisfaction of one or more of Seller's conditions to Closing as set forth in Sections 7.2(c) and 7.2(d), as applicable.

          (e) This Agreement may be terminated by Buyer prior to the Closing if there has been a breach by Seller of any applicable covenant, representation or warranty contained in


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this Agreement constituting a Material Adverse Effect, such breach has not been waived by Buyer, and such breach is not cured by the earlier of the Termination Date or thirty (30) days after receipt by Seller (or Buyer in the case of notice by Seller pursuant to Section 6.9) of written notice specifying particularly such breach (provided that in the event Seller is attempting to cure the breach in good faith, then Buyer may not terminate pursuant to this provision unless the breach is not cured by the Termination Date).

          (f) This Agreement may be terminated by Seller prior to the Closing if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement, such material breach has not been waived by Seller and such material breach is not cured by the earlier of the Termination Date or thirty (30) days after receipt by Buyer (or by Seller in the case of notice by Buyer pursuant to Section 6.9) of written notice specifying particularly such breach (provided that in the event Buyer or Buyer's Parent, as the case may be, is attempting to cure the breach in good faith, then Seller may not terminate pursuant to this provision unless the breach is not cured by the Termination Date).

          (g) This Agreement may be terminated by Buyer or Seller in accordance with the provisions of Sections 6.11(b) or (c).

          (h) This Agreement may be terminated by Buyer prior to the Closing if any "extraordinary nuclear occurrence" or "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act), other than the nuclear incident at Three Mile Island in 1979, occurs at either Site or at any other licensed nuclear reactor sited in the United States.

     9.2. Procedure and Effect of No Default Termination.

          In the event of termination of this Agreement by Seller or Buyer pursuant to Section 9.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. In the event a Party terminates this Agreement pursuant to Section 9.1, except as otherwise provided in Section 9.3, such termination shall be the sole and exclusive remedy of the Parties with respect to breaches of any agreement, covenant, representation or warranty. Following any such termination, Buyer and Seller will continue to be bound by the obligations set forth in Sections 6.2(b) and 6.5. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

     9.3. Remedies.

          (a) Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Section 9.1(e) or 9.1(f), the terminating Party may pursue any rights or remedies available at Law or in equity. If either Party elects to pursue singularly any remedy available to it under this Section 9.3, then such Party may at any time thereafter continue to pursue or cease pursuing that remedy and simultaneously elect to pursue any other remedy available to it under this Section 9.3.

          (b) Without limiting the generality of this Section 9.3, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of


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the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached prior to the Closing. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions (preliminary, special and/or permanent) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

     10.1. Limitation of Liability; Waiver of Certain Damages.

          Notwithstanding anything to the contrary herein, except in the case of a Third Party Claim, or a Direct Claim that relates to a Third Party Claim, no Party or Indemnitee shall be entitled to recover from any other Party (including an Indemnifying Party) any liabilities, damages, obligations, payments, losses, costs or expenses any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party or Indemnitee. Except for damages related to the other Party's breach of obligations of confidentiality, Buyer, on behalf of itself and the Buyer Indemnitees, and Seller, on behalf of itself and the Seller Indemnitees, hereby waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement, including losses or damages caused by reason of unavailability of Palisades, plant shutdowns or service interruptions, loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital; provided, however, that for sake of clarity the Parties acknowledge and agree that punitive, incidental, special, exemplary or consequential damages that are an element of a Third Party Claim or a Direct Claim that relates to a Third Party Claim, shall constitute Indemnifiable Losses hereunder and as such are direct damages as between the Parties.

     10.2. Amendment and Modification.

          Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

     10.3. Waiver of Compliance; Consents.

          Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived, in whole or in part, by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

     10.4. Survival of Representations, Warranties, Covenants and Obligations.

          (a) The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date except that (i) all representations and warranties set forth in Section 4.7 (Environmental Matters) shall survive the


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Closing for a period of three (3) years from the Closing Date, (ii) all representations and warranties set forth in Sections 4.9 (ERISA; Benefit Plans),
4.14 (NRC Licenses), and any claim with respect to fraud, intentional misrepresentation or a deliberate or willful breach by Seller or Buyer shall survive the Closing until the expiration of the applicable statutory period of limitation plus any extensions or waivers thereof and (iii) all representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority Relative to this Agreement), 4.5(a) and (b) (Title and Related Matters), 4.17 (Qualified Decommissioning Fund) (except with respect to 4.17(a)(ii), (iv), (v), and (vi), and 4.17(d)(ii) and 4.17(f)), 5.1 (Organization; Qualification), 5.2 (Authority Relative to this Agreement), 5.7 (Transfer of Assets of Qualified Decommissioning Fund) and 6.7 (Brokerage Fees and Commissions) hereof shall survive the Closing indefinitely. Each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted prior to or following the Closing or the decision of any Party to complete the Closing.

          (b) The covenants and obligations of the Parties set forth in this Agreement, including the indemnification obligations of the Parties under
Article 8 hereof, shall (unless otherwise specifically set forth herein) survive the Closing in accordance with their terms, and the Parties shall be entitled to the full performance thereof by the other Parties hereto.

     10.5. Notices.

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

          (a) If to Seller, to:

              Consumers Energy Company
              One Energy Plaza
              Jackson, MI 49201
              Attention: Robert A. Fenech
                         Senior Vice President
                         Nuclear, Fossil & Hydro Operations
              Facsimile: (517) 788-8936

              with copies to:

              Consumers Energy Company
              One Energy Plaza
              Jackson, MI 49201
              Attention: General Counsel
              Facsimile: (517) 788-0768


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

              and

              LeBoeuf, Lamb, Greene & MacRae LLP
              125 West 55th Street
              New York, New York 10019-5389
              Attention: John D. Draghi, Esq.
              Facsimile: (212) 649-0466

          (b) if to Buyer, to:

              Entergy Nuclear Palisades, LLC
              c/o Entergy Nuclear Northeast
              440 Hamilton Avenue
              White Plains, NY 10601
              Attention: Chief Executive Officer
              Facsimile: (914) 272-3205

              with a copy to:

              Entergy Corporation
              630 Loyola Avenue
              New Orleans, LA 70113
              Attention: General Counsel
              Facsimile: (504) 576-4150

              and with a copy to:

              Entergy Nuclear, Inc.
              1340 Echelon Parkway
              Jackson, MS 39313
              Attention: General Counsel
              Facsimile: (601) 368-5694

     10.6. Assignment.

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of Law, without the prior written consent of each other Party, such consent not to be unreasonably withheld. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder. Notwithstanding the foregoing, but subject to all applicable legal requirements, (i) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) all or any portion of its rights and interests hereunder to a trustee, lending institution or other party for the purposes of leasing, financing or refinancing the Included Assets, (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) all or any portion of its rights and interests hereunder to an Affiliate of Buyer and (iii) Buyer may assign this Agreement and all or any portion of its rights,


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interests or obligations hereunder to a future purchaser, direct or indirect, of all or substantially all of the Palisades Assets or the Big Rock ISFSI Assets; provided, however, that no such assignment shall relieve or discharge Buyer from any of its obligations hereunder nor shall any such assignment be made without Seller's prior written consent if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or increase the costs (to Seller) of the consummation of the transactions contemplated by this Agreement. Each Party agrees, at the assigning Party's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the non-assigning Party's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired. In the event Buyer assigns this agreement pursuant to this Section 10.6, such assignee shall be defined as "Buyer" for all purposes hereunder thereafter.

     10.7. No Third Party Beneficiaries.

          This Agreement shall not (except as specifically provided herein) confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder, including as third party beneficiaries. In furtherance of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller or NMC (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

     10.8. Governing Law.

          This Agreement shall be governed by and construed in accordance with the law of the State of Michigan (without giving effect to the choice of law principles thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE COURTS OF MICHIGAN AND FEDERAL COURTS FOR THE WESTERN DISTRICT OF MICHIGAN, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


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     10.9. Counterparts.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10. Schedules and Exhibits.

          Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     10.11. Entire Agreement.

          This Agreement, the Confidentiality Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 10.11, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties, including all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (a) Buyer or its agents or representatives to Seller, Concentric Energy Advisors Inc. or their respective agents or representatives, or (b) Seller, Concentric Energy Advisors Inc. or their respective agents or representatives to Buyer or any of its agents or representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or its agents or representatives or any other information shall be deemed to (i) constitute a representation, warranty, covenant, undertaking or agreement of Seller or (ii) be part of this Agreement.

     10.12. Acknowledgment; Independent Due Diligence.

          Each Party acknowledges that the other Party has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the transactions contemplated by this Agreement and the Ancillary Agreements which is not included in this Agreement or the Ancillary Agreements and the schedules thereto. Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information contained in the Confidential Offering Memorandum relating to the Facilities, dated January, 2006, or any supplement or amendment thereto provided by Seller, such information having been provided for the convenience of Buyer in order to assist Buyer in


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framing its due diligence efforts. Each Party further acknowledges that: (a)
such Party, either alone or together with any individuals or entities that such Party has retained to advise it with respect to the transactions contemplated by this Agreement, has substantial knowledge and experience in transactions of this type and in the business to which the Facilities relate and is therefore capable of evaluating the risks and merits of undertaking such transactions; (b) such Party has relied on its own independent investigation, and has not relied on any information or representations furnished by the other Party or any representative or agent of the other Party (except as specifically set forth in this Agreement and the Ancillary Agreements), in determining to enter into this Agreement and the Ancillary Agreements; (c) neither Party nor any of its representatives or agents has given any investment, legal or other advice or rendered any opinion as to whether the transactions contemplated by this Agreement and the Ancillary Agreements are prudent, and no Party is relying on any representation or warranty by the other Party or any representative or agent of the other Party except as set forth in this Agreement and the Ancillary Agreements; (d) Buyer has conducted extensive due diligence, including a review of the documents provided by or on behalf of Seller; and (e) Buyer and its attorneys, accountants and advisors have had the opportunity to visit the Facilities and each Party has had the opportunity to ask questions and receive answers concerning the Facilities and the terms and conditions of this Agreement and the Ancillary Agreements. All such questions have been answered to Buyer's or Seller's, as the case may be, complete satisfaction.

     10.13. Bulk Sales Laws.

          Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Subject to Section 8.1, Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

     10.14. No Joint Venture.

          Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

     10.15. Change in Law.

          If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

     10.16. Severability.

          Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions


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hereof or the validity or enforceability of the offending term or provision in any other situation, provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in (a) deprivation of a material aspect of a Party's original bargain upon execution of this Agreement or any of the Ancillary Agreements, (b) unjust enrichment of a Party, or (c) any other manifestly unfair or materially inequitable result.

                            [Signature Page Follows]


                                      105

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                        CONSUMERS ENERGY COMPANY


                                        By: /s/ Robert A. Fenech
                                            ------------------------------------
                                        Name: Robert A. Fenech
                                        Title: Senior Vice President
                                               Nuclear, Fossil &
                                               Hydro Operations


                                        ENTERGY NUCLEAR PALISADES, LLC


                                        By: /s/ Gary J. Taylor
                                            ------------------------------------
                                        Name: Gary J. Taylor
                                        Title: President

                                           Asset Sale Agreement - Signature Page